Exhibit 10.1

Execution Version

    Confidential

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DISTRIBUTION, LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT

between

ASTRAZENECA UK LIMITED

and

Impax LABORATORIES, INC.

Dated as of January 31, 2012

TABLE OF CONTENTS

September 30,
Article 1 Definitions	2

Article 2 Governance	24

2.1 Joint Steering Committee	24
2.2 Joint Operating Committee	25
2.3. General Provisions Applicable to Joint Committees	26
2.4. Discontinuation of Participation on a Joint Committee	27
2.5. Alliance Managers	28

Article 3 Commercialization	28

3.1. Impax Obligations	28
3.2. Transition Plan	28
3.3. Commercialization Plan	29
3.4. Commercialization Reporting	29
3.5. Diligence	30
3.6. No Implied Obligations	30
3.7. Compliance	30
3.8. Compliance Books and Records	35
3.9. No Parallel Imports	36
3.10. Distribution Matters	36
3.11. Managed Market Segments and Other Government Program Responsibilities	37
3.12. NDC Number	37
3.13. Sales Force and Training	37
3.14. Samples of Licensed Products	39
3.15. Marketing Materials	40
3.16. Product Trademarks	42
3.17. Product Online Assets	43
3.18. AstraZeneca Patient Assistance Program	44
3.19. Commercialization Subcontracting	44

Article 4 Development Activities	44

4.1. Licensed Product Studies	44
4.2. Development Costs	46
4.3. Records	46
4.4. Disclosure of AstraZeneca Regulatory Documentation	47
4.5. New AstraZeneca Studies	47

Article 5 Regulatory Matters	48

5.1. Ownership of Regulatory Documentation	48
5.2. Regulatory Responsibilities	48
5.3. Violation of Law	51

i

September 30,
5.4. Pharmacovigilance	51
5.5. Medical Affairs Activities	51

Article 6 Grant of Rights	51

6.1. Grants to Impax	51
6.2. Grants to AstraZeneca	54
6.3. Impax Sublicenses	55
6.4. [***] Compliance	55
6.5. Authorized Generics	56
6.6. Reservation of Rights	57
6.7. Non-Compete Covenants	58
6.8. [***]	58
6.9. [***]	58
6.10. [***] Products	58
6.11. Certain Licenses to Impax Study Data and Impax Regulatory Documentation	59

Article 7 Payments and Records	59

7.1. Lump Sum Payments	59
7.2. Royalties	59
7.3. Payments and Reports	62
7.4. Mode of Payment	62
7.5. Taxes	62
7.6. Interest on Late Payments	63
7.7. Financial Records	63
7.8. Payment Audit	63
7.9. No Setoff; Offset	64

Article 8 Supply	64

8.1. Supply Obligations	64
8.2. Supply Term	65
8.3. Supplied Products Packaging	65
8.4. Additional Product Supply	66
8.5. Impax Generic Version	66
8.6. Forecasts and Orders	66
8.7. Purchase Orders	67
8.8. Conformity to Planning Forecasts	68
8.9. Limit on Obligation to Supply	68
8.10. Shortfall	68
8.11. Monthly Deliveries by AstraZeneca	69
8.12. Expiration Dating	69
8.13. Delivery Terms; Title Passage	69
8.14. Suspension of Shipment; Payments in Event of Default	69
8.15. Supply Price	69

September 30,
8.16. Change to Specifications	72
8.17. Failure or Inability to Supply	72
8.18. Right of Impax to Visit Premises	73
8.19. Manufacturing Technology Transfer and Manufacturing License	74
8.20. Supplied Product Storage and Distribution	75
8.21. Quality Assurance Agreement	76
8.22. Number of Facilities and Suppliers	76
8.23. Third Party Contract Manufacturers	76
8.24. Product Representations and Warranties	77

Article 9 Recalls	78

9.1. Notification and Recall	78
9.2. Recall Expenses	78
9.3. Commercialization Records	78

Article 10 Intellectual Property	79

10.1. Ownership of Intellectual Property	79
10.2. Maintenance and Prosecution of Patents	79
10.3. Enforcement of Patents	80
10.4. Infringement Claims by Third Parties	81
10.5. Invalidity or Unenforceability Defenses or Actions	82
10.6. Third Party Licenses	83
10.7. Product Trademarks	84

Article 11 Confidentiality, Non-Disclosure, Securities Matters	85

11.1. Confidentiality Obligations	85
11.2. Permitted Disclosures	86
11.3. Third Party Confidentiality Obligations	87
11.4. Use of Name	87
11.5. Public Announcements	87
11.6. Publications	88
11.7. Return of Confidential Information	89
11.8. Disclosure Required by Applicable Law	89
11.9. Securities Laws	89

Article 12 Representations and Warranties	90

12.1. Mutual Representations and Warranties	90
12.2. Additional Representations and Warranties of AstraZeneca	90
12.3. Additional Representations and Warranties of Impax	93
12.4. DISCLAIMER OF WARRANTIES	94

Article 13 Indemnity	95

13.1. Indemnification of AstraZeneca	95

September 30,
13.2. Indemnification of Impax	96
13.3. Notice of Claim	97
13.4. Control of Defense	97
13.5. LIMITATIONS OF LIABILITY	99
13.6. Insurance	101

Article 14 Term, Termination and Other Remedies	102

14.1. Term	102
14.2. Mutual Termination Rights	102
14.3. Additional Termination by Impax	102
14.4. Additional Termination by AstraZeneca	103
14.5. Termination for Insolvency	103
14.6. Rights in Bankruptcy	103
14.7. Effect of Termination	103
14.8. Remedies	109
14.9. Accrued Rights; Surviving Obligations	109

Article 15 Miscellaneous	110

15.1. Force Majeure	110
15.2. Export Control	110
15.3. Assignment	110
15.4. Severability	111
15.5. Governing Law, Jurisdiction and Service	111
15.6. Notices	112
15.7. Entire Agreement	113
15.8. English Language	113
15.9. Expenses	113
15.10. Equitable Relief	114
15.11. Waiver and Non-Exclusion of Remedies	114
15.12. No Benefit to Third Parties	114
15.13. Further Assurance	114
15.14. Amendments	114
15.15. Relationship of the Parties	114
15.16. Counterparts; Facsimile Execution	115
15.17. References	115
15.18. Schedules	115
15.19. Construction	115

DISTRIBUTION, LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT

This Distribution, License, Development and Supply Agreement (the “Agreement”) is made and entered into effective as of January 31, 2012 (the “Effective Date”) by and between AstraZeneca UK Limited, a company incorporated in England under no. 3674842 whose registered office is at 2 Kingdom Street, London, W2 6BD, England (“AstraZeneca”), and Impax Laboratories, Inc., a Delaware corporation located at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”). AstraZeneca and Impax are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, AstraZeneca controls rights to certain pharmaceutical products containing zolmitriptan, which are currently being sold by AstraZeneca throughout the world under the Trademark (as defined below) Zomig®;

WHEREAS, Impax has experience in the distribution and sale of pharmaceutical products in the Territory (as defined below);

WHEREAS, AstraZeneca desires to grant to Impax the right to distribute and sell Existing Products (as defined below) in the Territory, to seek regulatory approval for one or more New Indications (as defined below) with respect to such Existing Products, to develop one or more Additional Products (as defined below) for Commercialization (as defined below) in the Territory, and other related rights described herein, and Impax desires to receive such rights, in each case in accordance with the terms and conditions set forth below;

WHEREAS, AstraZeneca will retain rights to the Licensed Compound (as defined below) and products containing the Licensed Compound outside the Territory and accordingly has a significant on-going commercial interest in the Licensed Compound, pharmaceutical products containing the Licensed Compound and the Trademark Zomig®;

WHEREAS, AstraZeneca will, itself or through one or more of its Affiliates (as defined below), continue to be the holder of the NDAs (as defined below) for the Existing Products in the Territory and will continue to have certain ongoing obligations with respect thereto, including the completion of the Selected Mandated Studies (as defined below);

WHEREAS, AstraZeneca and Impax have agreed to coordinate to effect the transfer from AstraZeneca to Impax of certain Commercialization activities with respect to Existing Products in the Territory in accordance with the terms and conditions of the Transition Plan (as defined below);

WHEREAS, in furtherance of these arrangements, AstraZeneca is willing to supply to Impax its requirements of the Existing Products for distribution and sale in the Territory, and Impax desires to exclusively purchase such supply from AstraZeneca, in each case during a specified Supply Term (as defined below) with respect to each Existing Product and in accordance with the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1. “A/B Rated” means “therapeutically equivalent” as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the Orange Book.

1.2. “Acquisition” means, with respect to a Party, a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar material transaction by or with the Party, other than a Change in Control of the Party.

1.3. “Additional Product” means any prescription pharmaceutical product, other than any Existing Product or any Restricted Product, that contains the Licensed Compound, whether alone or in combination with one or more other active ingredients, in any and all forms, modes of administration, delivery systems and dosages (references to more than one Additional Product or all Additional Products, as applicable, “Additional Products”).

1.4. “Affected Party” has the meaning set forth in Section 3.8.3.

1.5. “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.6. “Agreement” has the meaning set forth in the preamble hereto.

1.7. “Alliance Manager” has the meaning set forth in Section 2.5.

1.8. “Ancillary Agreements” means the Quality Assurance Agreement and the Safety Agreement.

1.9. “Anticipated Generic Date” means, with respect to each Existing Product mode of administration and dosage strength, either (i) if no Paragraph IV Notice has been received by a Party, the latest expiration date of any issued AstraZeneca Patent or a [***] Patent listed in the Orange Book with respect to such Existing Product, or the expiration date of any statutory exclusivity, if later, or (ii) if a Paragraph IV Notice has been received by a Party, the date of the last expiring statutory exclusivity or stay of approval provided under 21 U.S.C. Section 355(j)(5)(B) with respect to the corresponding ANDA for a Third Party Generic Version, provided, however, that in the event the Parties enter into a settlement agreement as provided under Section 10.3 pursuant to which a Third Party has the right to launch commercially a Third Party Generic Version corresponding to such Existing Product mode of administration and dosage strength on a fixed date, then the Anticipated Generic Date for such Existing Product shall be such fixed date.

1.10. “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, any other applicable anti-corruption laws, and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.11. “Anti-Corruption Policies” means (i) collectively, the Anti-Bribery and Anti-Corruption Policy and the External Interactions Policy each of which applies to AstraZeneca and are attached as Schedules 1.11A and 1.11B, respectively, to this Agreement and as the same may be amended, modified or supplemented from time to time as notified by AstraZeneca to Impax, or (ii) a policy of Impax similar in scope and substance to the policies described in the foregoing clause (i) that is reasonably acceptable to AstraZeneca pursuant to Section 3.7.7.

1.12. “Applicable Law” means all supra-national, national, federal, state and local laws, and the rules, regulations, directives, guidance, guidelines and requirements of all Regulatory Authorities, in effect from time to time, including those applicable to the Exploitation or Manufacture of pharmaceutical products, including the FFDCA, the PDMA, federal and state anti-kickback statutes, false claim statutes, statutes that govern price reporting, reimbursement and monetary disclosure and the Office of Inspector General’s Compliance Program Guidance for Pharmaceutical Manufacturers. “Applicable Law” shall be deemed to include (i) the American Medical Association Guidelines on Gifts to Physicians from Industry, and (ii) the PhRMA Code on Interactions with Healthcare Professionals.

1.13. “Approved Indication” means, with respect to an Existing Product, an indication for which such Existing Product has been approved by the FDA as of the Effective Date.

1.14. “[***]” has the meaning set forth in Section 4.1.3(iv).

1.15. “Arbitrator” has the meaning set forth in Section 7.8.2.

1.16. “AstraZeneca” has the meaning set forth in the preamble hereto.

1.17. “AstraZeneca CIA” means the Corporate Integrity Agreement between the Office of Inspector General of the U.S. Department of Health and Human Services and AstraZeneca Pharmaceuticals LP and AstraZeneca LP dated April 27, 2010 to which AstraZeneca and its Affiliates are subject, as it may be amended from time to time.

1.18. “AstraZeneca Controlled Infringement” has the meaning set forth in Section 10.3.1.

1.19. “AstraZeneca Improvement” means any inventions, discoveries, developments or modifications with respect to any Licensed Product or the Exploitation of the foregoing conceived, discovered, reduced to practice or otherwise made by or on behalf of AstraZeneca or its Affiliates during the Term, provided that “AstraZeneca Improvements” shall exclude inventions, discoveries, developments or modifications with respect to any active ingredient other than the Licensed Compound that may be included in a Licensed Product or in any product containing the Licensed Compound.

1.20. “AstraZeneca Improvement Patents” means any Patent Controlled by AstraZeneca or its Affiliates in the Territory during the Term to the extent claiming or covering any AstraZeneca Improvement; provided that “AstraZeneca Improvement Patent” shall exclude any Patents Controlled by any Affiliate of AstraZeneca that becomes an Affiliate after the Effective Date solely to the extent such Patents claim AstraZeneca Improvements that are conceived, discovered, reduced to practice or otherwise made (i) by or for such Affiliate, or by a Third Party and licensed to such Affiliate, (ii) prior to the date such Affiliate Controlling such Patent becomes an Affiliate and (iii) without access to or use of any Confidential Information of Impax or any of its Affiliates.

1.21. “AstraZeneca Indemnified Parties” has the meaning set forth in Section 13.1.

1.22. “AstraZeneca Net Sales” has the meaning set forth in the Transition Plan.

1.23. “AstraZeneca Patents” means Patents Controlled by AstraZeneca or its Affiliates (i) that (a) are set forth on Schedule 1.23 and that claim any of the Existing Products as of the Effective Date or during the Term or (b) that are foreign equivalents of such Patents covered by clause (i)(a) or (ii) that are (a) patent applications filed either from Patents covered by clause (i) or from an application claiming priority from the same patent application(s) as the Patents covered by clause (i), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (b) Patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)(a)), including utility models and design patents and certificates of invention; or (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions of the foregoing Patents ((i), (ii)(a) and (ii)(b)).

1.24. “AstraZeneca Regulatory Documentation” has the meaning set forth in Section 5.1.1.

1.25. “AstraZeneca Regulatory Responsibilities” has the meaning set forth in Section 5.2.1(i).

1.26. “AstraZeneca Related Termination” means any termination of this Agreement in its entirety [***].

1.27. “AstraZeneca Study” has the meaning set forth in Section 4.5.1.

1.28. “AstraZeneca U.S. Patents” means those AstraZeneca Patents issued or pending in the U.S.

1.29. “Attack Pack Dispensers” means those certain dispensers in the form made available in the Territory by AstraZeneca and its Affiliates as of the Effective Date for patients to carry Zomig Tablets or Zomig-ZMT.

1.30. “AZAP Review Process” means AstraZeneca’s and its Affiliates’ process for reviewing Marketing Materials and training materials as set forth in Schedule 1.30, as it may be amended from time to time by AstraZeneca and its Affiliates, in their sole discretion, to conform to AstraZeneca’s and its Affiliates’ then-current internal review procedures for similar materials for pharmaceutical products marketed by AstraZeneca and its Affiliates in the Territory.

1.31. “[***] Agreement” means any [***] agreement entered into between the Parties or their Affiliates pursuant to which Impax is the [***] and AstraZeneca is the [***], and which includes terms and conditions relating to the [***].

1.32. “[***] Product” means any Supplied Product consisting of an Impax Generic Version that is [***] pursuant to [***] Agreement, including, to the extent applicable, any such Supplied Product that is additionally subject to [***].

1.33. “Board of Directors” has the meaning set forth in the definition of “Change in Control.”

1.34. “Breaching Party” has the meaning set forth in Section 14.2.

1.35. “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.36. “Business Policies” means those Impax policies and procedures (including any applicable codes of conduct) relating to the marketing and Promotion of pharmaceutical products and the conduct of related activities, subject to Sections 3.7.6 and 3.7.7, as may be amended by Impax from time to time.

1.37. “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.38. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.39. “Change in Control,” means, with respect to a Party, the occurrence of any of the following after the Effective Date:

1.39.1. any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of Voting Stock of such Party (or such controlling Affiliate) representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock of such Party (or such Party’s controlling Affiliate) or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s (or such controlling Affiliate’s) board of directors, or similar governing body (“Board of Directors”);

1.39.2. such Party (or such controlling Affiliate) enters into a merger, consolidation or similar transaction with another Person (whether or not such Party (or such controlling Affiliate) is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party (or such controlling Affiliate) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party (or such controlling Affiliate) or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or such controlling Affiliate) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party (or such controlling Affiliate) representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party (or such controlling Affiliate) immediately prior to such transaction;

1.39.3. such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

1.39.4. the holders of Voting Stock of such Party (or such controlling Affiliate) approve a plan or proposal for the liquidation or dissolution of such Party (or such controlling Affiliate).

For the purpose of this definition of Change in Control, (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.40. “[***]” means [***], Inc. and its successors and assigns pursuant to the [***] License Agreement or [***] Supply Agreement, as applicable.

1.41. “[***] License Agreement” means that certain License Agreement dated [***] between [***] and IPR Pharmaceuticals, Inc., as amended.

1.42. “[***] Patents” means those Patents licensed from [***] pursuant to the [***] License Agreement that would, but for the license granted by [***] in the [***] License Agreement, be infringed by the Exploitation of Zomig-ZMT by AstraZeneca or any of its Affiliates or (sub)licensees.

1.43. “[***] Supply Agreement” means that certain Supply Agreement dated [***] between [***] and AstraZeneca UK Limited, as amended.

1.44. “Class I Situation” means a situation, as defined in 21 C.F.R. § 7.3(m)(1), in which there is a reasonable probability that the use of, or exposure to, a violative product will cause serious adverse health consequences or death.

1.45. “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, selling, offering for sale, Promoting, Detailing, distributing, warehousing and importing such Licensed Product, provided that “Commercialization” excludes Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.46. “[***]” means (i) with respect to any day occurring after the Effective Date and on or prior to [***], that such day is a [***] with respect to [***], and (ii) with respect to any day after [***], that such day is a [***] with respect to [***], in each case ((i) and (ii)) caused by (a) any breach or failure to perform any of the provisions of this Agreement or any Ancillary Agreement by AstraZeneca or any of its Affiliates, or (b) any intentional or willful misconduct of AstraZeneca or any of its Affiliates.

1.47. “Commercialization Plan” has the meaning set forth in Section 3.3.1.

1.48. “Commercially Reasonable Efforts” means, with respect to the performance by a Party of activities with respect to the Licensed Compound or a Licensed Product or other activities pursuant to this Agreement, the carrying out of such activities using efforts and resources comparable to the efforts and resources [***] for compounds or products of similar market potential at a similar stage in their lifecycle; provided, however, that with respect to AstraZeneca’s performance of its obligations with respect to the Existing Products pursuant to the Transition Plan, “Commercially Reasonable Efforts” shall mean carrying out such activities [***], and in no event shall such efforts require AstraZeneca to Promote any Existing Product during the Transition Period. In determining whether Commercially Reasonable Efforts were satisfied, the fact that Impax is required to make any payments to AstraZeneca under this Agreement shall not diminish the level of effort expended by Impax.

1.49. “Commitment Date” means, with respect to each of Zomig-ZMT, Zomig Nasal Spray and Zomig Tablets, the earlier to occur of (i) [***] and (ii) the first date on which [***].

1.50. “Competing Product” means any product other than a Licensed Product that (i) [***] and (ii) [***] (iii) [***], and (iv) [***].

1.51. “Competitor” means any Person that is commercializing a Competing Product.

1.52. “Compliance Officers” shall mean the chief legal officer and chief compliance officer of a Party and each of its Affiliates or, if those positions do not exist, such other persons who are responsible for compliance matters with respect to such Party and each of its Affiliates.

1.53. “Confidential Information” has the meaning set forth in Section 11.1.

1.54. “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants by one Party to the other in this Agreement, including in Sections 6.1 or 6.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.55. “Corporate Names” means (i) in the case of AstraZeneca, the Trademark AstraZeneca® and the AstraZeneca corporate logo or such other names and logos used generally by AstraZeneca in its business (and not relating to a specific product or technology) as AstraZeneca may designate in writing from time to time, and (ii) in the case of Impax, the Trademark Impax® and the Impax corporate logo or such other names and logos used generally by Impax in its business (and not relating to a specific product or technology) as Impax may designate in writing from time to time, in each case ((i) and (ii)), together with any variations and derivatives thereof.

1.56. “Credit Note” means a credit memo issued by AstraZeneca to Impax and usable by Impax as an offset against amounts payable to AstraZeneca by Impax or, if no such amounts are outstanding at the time of termination of this Agreement or later, for a refund from AstraZeneca to Impax which AstraZeneca shall pay to Impax no later than [***] after any such termination.

1.57. “Current Quarter” has the meaning set forth in Section 8.6.2.

1.58. “Default Notice” has the meaning set forth in Section 14.2.

1.59. “Detail” means that part of an in person, face-to-face sales call during which a Representative, who is trained and knowledgeable with respect to the applicable Licensed Product, including its Product Labels and Inserts and the use of the Marketing Materials, makes an appropriate presentation of the Licensed Product to a physician or other medical professional with prescribing authority (including in a group practice setting), such that the relevant characteristics of the Licensed Product are described by the Representative in a manner consistent with the requirements of this Agreement and Applicable Law and in a manner that is customary in the industry for the purpose of Promoting a prescription pharmaceutical product. For the avoidance of doubt, the following shall not constitute a “Detail”: (i) any activities performed by medical information scientists, market development specialists, managed care account directors and other personnel who are not conducting face-to-face sales calls; (ii) E-details; or (iii) a mere delivery of Licensed Product samples without discussion with a physician or other medical professional with prescribing authority about the Licensed Product. When used as a verb, “Detail” means to perform a Detail.

1.60. “Development” means, with respect to the Licensed Compound or a Licensed Product, all pre-clinical, non-clinical and clinical research activities, and related regulatory activities, that are necessary or useful to obtain and maintain approval by the FDA of a Drug Approval Application as required to market and sell such product for the applicable indication, provided that “Development” excludes Manufacturing. “Develop” and “Developing” shall be interpreted accordingly.

1.61. “Dollars” or “$” means United States Dollars.

1.62. “Drug Approval Application” means a New Drug Application (an “NDA”), or other application required to market a drug product, as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), or any corresponding foreign application.

1.63. “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.64. “Electing Party” has the meaning set forth in Section 3.8.3.

1.65. “Election Date” has the meaning set forth in Section 3.15.5.

1.66. “Equivalent Product” has the meaning set forth in Section 8.23.2.

1.67. “Existing Product” means each of (i) Zomig oral tablets (referred to herein as “Zomig Tablets”), (ii) Zomig nasal spray (referred to herein as “Zomig Nasal Spray”) and (iii) Zomig orally disintegrating tablets (referred to herein as “Zomig-ZMT”), in each case ((i), (ii) and (iii)), in each of (a) the forms approved by the FDA in the Territory as of the Effective Date and (b) the dosage strengths approved by the FDA in the Territory as of the Effective Date or thereafter during the Term (including [***]) (references to more than one Existing Product or all Existing Products, as applicable, the “Existing Products”). For clarity, each dosage strength of the same Existing Product mode of administration (i.e., oral tablet, nasal spray or orally disintegrating tablet) in the Territory shall constitute the same Existing Product, regardless of whether such dosage strength is offered for sale by AstraZeneca as of the Effective Date.

1.68. “Existing Regulatory Documentation” means the AstraZeneca Regulatory Documentation identified on Schedule 1.68.

1.69. “Exploit” means to make (including Manufacture), have made (including have Manufactured), import, use, sell, or offer for sale, including to research, develop (including to Develop), commercialize (including to Commercialize), register, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, Promote, market, or have sold or otherwise dispose of.

1.70. “Exploitation” means the act of Exploiting a compound, product, or process.

1.71. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.72. “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.73. “Field” means the diagnosis, treatment or prevention of any condition or indication in humans, excluding [***].

1.74. “First Commercial Sale” means, with respect to a Licensed Product, the first sale by Impax, its Affiliates or Sublicensees for monetary value of such Licensed Product in the Territory to a Third Party; provided that, as used in Section 6.5, “First Commercial Sale” includes a sale to any Person, including an Affiliate or Sublicensee.

1.75. “Fixed Payment” and “Fixed Payments” have the meanings set forth in Section 7.1.

1.76. “FSS” means the Federal Supply Schedule, which is the listing of prices published by the United States General Services Administration at which a product is sold to eligible federal government agencies pursuant to 48 C.F.R. 538 et seq., as in effect from time–to-time.

1.77. “GAAP” means United States generally accepted accounting principles consistently applied.

1.78. “Generic Launch Date” means, with respect to any Impax Generic Version, [***].

1.79. “Generic Version” means, with respect to a particular mode of administration and dosage strength of an Existing Product, any other prescription pharmaceutical product that has the same mode of administration and dosage strength as such Existing Product that (i) contains the Licensed Compound as an active ingredient and (ii) is A/B Rated with respect to such mode of administration and dosage strength of such Existing Product.

1.80. “GMP” means the current good manufacturing practices applicable to the Manufacturing, handling, storage and distribution of the Licensed Products pursuant to Applicable Law, including the FFDCA and the regulations of the FDA, as from time to time in effect.

1.81. “Government Health Care Program” means the Medicare Part D Coverage Gap Discount program (as defined in 42 U.S.C. 1395w-114A, as amended), the Medicaid program (Title XIX of the Social Security Act), the Department of Veterans Affairs Federal Supply Schedule Program, TRICARE, and the Public Health Service 340B Program, and any mandatory federal, state, and local governmental health care plans and programs.

1.82. “Government Official” means any Person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any person who holds or performs the duties of an appointment, office or position created by custom or convention; and any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.83. “Gross Profit” means, with respect to a given Impax Generic Version in a Calendar Quarter, the positive excess, if any, of (i) Net Sales of such Impax Generic Version in the Territory minus (ii) the Supply Price paid for such Impax Generic Version which is a Supplied Product supplied by AstraZeneca, minus (iii) Impax’ cost of goods sold determined in accordance with GAAP for such Impax Generic Version that is not a Supplied Product supplied by AstraZeneca (for clarity, if and to the extent that Impax has the right to make or have made by a Third Party such Impax Generic Version in accordance with the terms and conditions of this Agreement), and minus (iv) [***] as an allowance for transportation costs and distribution expenses with respect to such Impax Generic Version, including related insurance charges.

1.84. “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.85. “Healthcare Reform Excise Fees” means that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of Licensed Products.

1.86. “Impax” has the meaning set forth in the preamble hereto.

1.87. “Impax Commercialization Date” has the meaning set forth in the Transition Plan.

1.88. “Impax Generic Version” means, with respect to a particular mode of administration and dosage strength of an Existing Product being sold in the Territory, any version of such pharmaceutical product having the same mode of administration and dosage strength that (i) is sold by or on behalf of Impax or any of its Affiliates or Sublicensees under the NDA for such Existing Product, (ii) is sold under a different Trademark than any Product Trademark (or under no Trademark), and (iii) has a NDC number that differs from the NDC number for such Existing Product.

1.89. “Impax Generic Version Payments” has the meaning set forth in Section 7.2.2.

1.90. “Impax Improvement” means any inventions, discoveries, developments or improvements with respect to any Licensed Product or any product containing the Licensed Compound or the Exploitation of the foregoing conceived, discovered, reduced to practice or otherwise made by or on behalf of Impax or its Affiliates or Sublicensees during the Term, provided that “Impax Improvements” shall exclude inventions, discoveries, developments or modifications with respect to any active ingredient other than the Licensed Compound that may be included in a Licensed Product or in any product that includes the Licensed Compound.

1.91. “Impax Improvement Patent” means any Patents Controlled by Impax or its Affiliates or Sublicensees during the Term to the extent claiming or covering any Impax Improvement; provided that “Impax Improvement Patent” shall exclude any Patents Controlled by (i) any Affiliate of Impax that becomes an Affiliate after the Effective Date or (ii) any licensee of Impax, in each case ((i) and (ii)) solely to the extent such Patents claim Impax Improvements that are conceived, discovered, reduced to practice or otherwise made (a) by or for such Affiliate or licensee, or by a Third Party and licensed to such Affiliate or licensee, (b) prior to (x) in the case of any such Affiliate, the date such Affiliate Controlling such Patent becomes an Affiliate, and (y) in the case of any licensee, the effective date of any license granted by Impax to such licensee, and (c) without access to or use of any Confidential Information of AstraZeneca or any of its Affiliates.

1.92. “Impax Indemnified Parties” has the meaning set forth in Section 13.2.

1.93. “Impax Know-How” means all Information Controlled by Impax or any of its Affiliates as of the Effective Date or during the Term that is not generally known and is reasonably necessary or useful for the Development, Manufacture, or Commercialization of the Licensed Compound or a Licensed Product.

1.94. “Impax NDC” has the meaning set forth in Section 3.12.

1.95. “Impax Patents” means all of the Patents Controlled by Impax or any of its Affiliates as of the Effective Date or during the Term that are reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as Patents) for the Development, Manufacture, or Commercialization of the Licensed Compound or a Licensed Product.

1.96. “Impax Policies” has the meaning set forth in Section 3.7.7(i).

1.97. “Impax Primary Regulatory Responsibilities” has the meaning set forth in Section 5.2.2(i).

1.98. “Impax Related Termination” means any termination of this Agreement in its entirety by [***].

1.99. “Impax Regulatory Documentation” has the meaning set forth in Section 5.1.2.

1.100. “Impax Study” has the meaning set forth in Section 4.1.2(ii).

1.101. “Impax Study Data” has the meaning set forth in Section 4.1.5.

1.102. “Impax Supporting Regulatory Responsibilities” has the meaning set forth in Section 5.2.2(ii).

1.103. “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.104. “Indemnification Claim Notice” has the meaning set forth in Section 13.3.

1.105. “Indemnified Party” means a Party, its Affiliates or its or their respective directors, officers, employees and agents seeking to recover a Loss under Sections 13.1 or 13.2.

1.106. “Indemnifying Party” means a Party from whom recovery of a Loss is sought under Sections 13.1 or 13.2.

1.107. “Independent Auditor” has the meaning set forth in Section 7.8.1.

1.108. “Independent Expert” means a mutually acceptable, disinterested, conflict-of-interest-free Person not affiliated with either Party with such scientific, technical and regulatory experience as is necessary to resolve a given dispute. The Independent Expert shall not be or have been at any time an Affiliate, employee, consultant, officer or director of either Party or any of its Affiliates.

1.109. “Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.110. “Industrial Funding Fee” means the industrial funding fee payable to the United States Department of Veterans Affairs in connection with the sale of the Licensed Products to the United States Department of Veterans Affairs under the FSS, as in effect from time to time.

1.111. “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, excluding Regulatory Documentation.

1.112. “Inspected Party” has the meaning set forth in Section 3.8.2.

1.113. “Inspecting Party” has the meaning set forth in Section 3.8.2.

1.114. “IRB” has the meaning set forth in Section 14.7.6.

1.115. “ISS” means investigator sponsored studies or trials conducted prior to or following Regulatory Approval, in which a qualified individual investigator assumes the responsibilities of a drug product Sponsor-Investigator in accordance with FDCA and related FDA regulations and guidelines.

1.116. “Joint Committees” has the meaning set forth in Section 2.2.1.

1.117. “Joint Operating Committee” or “JOC” has the meaning set forth in Section 2.2.1.

1.118. “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.

1.119. “Knowledge” means the actual knowledge without any duty to conduct any investigation with respect to such facts and information of any person who (i) in the case of AstraZeneca, is as of the Effective Date (a) an officer of AstraZeneca or any of its Affiliates, (b) a Compliance Officer of AstraZeneca or any of its Affiliates, or (c) an employee of AstraZeneca or any of its Affiliates with a title or functional responsibility of director or above and whose responsibilities include or have included Existing Products, and (ii) in the case of Impax, a Person who is as of the Effective Date (a) an officer of Impax or any of its Affiliates, (b) a Compliance Officer of Impax or any of its Affiliates, or (c) an employee of Impax or any of its Affiliates with a title or functional responsibility of director or above.

1.120. “Liability Cap” has the meaning set forth in Section 13.5.2.

1.121. “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

1.122. “Licensed Compound” means the pharmaceutical compound zolmitriptan.

1.123. “Licensed Product” means any Existing Product or Additional Product, as applicable, and “Licensed Products” means more than one, or all, Existing Products or Additional Products, as applicable. For clarity, each Impax Generic Version is a “Licensed Product.”

1.124. “Losses” has the meaning set forth in Section 13.1.

1.125. “Major Markets” means [***].

1.126. “Managed Market Contract” means, with respect to a Licensed Product, an agreement with a managed care organization or other Third Party providing for a discount or rebate other than an agreement with respect to a Government Health Care Program.

1.127. “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of the Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, formulation, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.128. “Manufacturing Cost” means, with respect to any Supplied Product, AstraZeneca’s and its Affiliates’ (i) costs incurred by AstraZeneca or its Affiliates in support of Manufacture of the Supplied Product as determined under [***] as per GAAP, and (ii) costs with respect to AstraZeneca’s and its Affiliates’ [***].

1.129. “Manufacturing Know-How” has the meaning set forth in Section 8.19.1.

1.130. “Manufacturing Split” has the meaning set forth in Section 8.23.2.

1.131. “Marketing Materials” means all materials used by Impax to Commercialize the Licensed Products, including advertisements, brochures and other written material, audio and video material, computer based material, web sites, display panels, medically relevant give-aways, press/media communications and training and briefing materials for Representatives or any other marketing materials aimed at physicians, patients, customers, or organized customer groups.

1.132. “Marketing Material Copyrights” means copyrights on all Marketing Materials developed by or on behalf of Impax.

1.133. “Material AstraZeneca Regulatory Documentation” means any AstraZeneca Regulatory Documentation that is Material Regulatory Documentation.

1.134. “Material Impax Regulatory Documentation” means any Impax Regulatory Documentation that is Material Regulatory Documentation.

1.135. “Material Regulatory Documentation” means all material Regulatory Documentation, including INDs, Drug Approval Applications, Regulatory Approvals, annual reports to the FDA, official FDA meeting minutes, draft and final Product Labels and Inserts, FDA briefing documents, investigator brochures, clinical study reports, clinical protocols, clinical and non-clinical draft and high level summaries submitted to the FDA, PSURs, FDA approval letters, general product summary updates (such as new efficacy or safety data), FDA advance notices that have a material effect on the safety or efficacy profile of a Licensed Product and any equivalent materials filed with or received from FDA or a Regulatory Authority outside the Territory.

1.136. “Material Supply Failure” means, with respect to each Supplied Product, the failure by AstraZeneca to deliver to Impax for [***], at least [***] of the aggregate quantity of such Supplied Product that complies with Section 8.24 and is required to be delivered by AstraZeneca to Impax in such period based on Purchase Orders for such Supplied Product submitted by Impax in accordance with the terms and conditions of Article 8, [***]; provided that a Material Supply Failure shall be deemed not to have occurred if the primary cause of such Material Supply Failure was (i) a force majeure event described in Section 15.1 or (ii) [***]. For clarity, [***].

1.137. “Minimum PDE Requirements” has the meaning set forth in Section 3.5.

1.138. “Minimum Promotional Spend Requirements” has the meaning set forth in Section 3.5.

1.139. “Minimum Requirements” means, collectively, the Minimum Promotional Spend Requirements, Minimum PDE Requirements and Minimum Sampling Requirements.

1.140. “Minimum Sampling Requirements” has the meaning set forth in Section 3.5.

1.141. “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.142. “NDC” means National Drug Code.

1.143. “Net Sales” means, with respect to a Licensed Product, excluding Transition Product, for any period, the total amount billed or invoiced on sales of such Licensed Product during such period by Impax, its Affiliates or Sublicensees in the Territory, less the following normal and customary deductions with respect to such sales:

(i) trade, cash and quantity discounts, including discount on shipments or off-invoice discounts;

(ii) discounts to end-customers granted pursuant to consumer savings or coupon programs;

(iii) price reductions or rebates, retroactive or otherwise, and administrative fees imposed by, negotiated with or otherwise paid to governmental authorities;

(iv) service fees paid under any distribution services agreement;

(v) taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(vi) amounts repaid or credited by reason of rejections, defects, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(vii) the portion of administrative fees (which fees shall be consistent with the requirements set forth in 42 C.F.R. 1001.952(j) or any successor regulation) paid during the relevant time period to pharmaceutical benefit managers relating specifically to such Licensed Product; and

(viii) Healthcare Reform Excise Fees (for clarity, whether or not taken as a reduction from revenue under GAAP).

Net Sales shall not include: (a) transfers or dispositions for charitable, pre-clinical, clinical, regulatory, or governmental purposes; or (b) sales between or among Impax, its Affiliates or Sublicensees. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Impax, its Affiliates, or Sublicensees, which must be in accordance with GAAP.

1.144. “New Indication” means any indication for an Existing Product in the Territory other than an Approved Indication.

1.145. “Non-Breaching Party” has the meaning set forth in Section 14.2.1.

1.146. “Ongoing Adolescent Trial” has the meaning set forth in Section 4.1.1.

1.147. “OPDP” means the Office of Prescription Drug Promotion of the FDA and any successor agency thereto.

1.148. “OTC Field” means the offer for sale or sale of a pharmaceutical product directly to consumers without a prescription from a physician or other healthcare provider with prescribing authority, including pharmaceutical products designated as over-the-counter or behind-the-counter or semi-ethical.

1.149. “Paragraph IV Notice” has the meaning set forth in Section 12.2.2(iii).

1.150. “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.151. “Party Members” has the meaning set forth in Section 3.7.2.

1.152. “Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.153. “Payment” has the meaning set forth in Section 7.5.

1.154. “Payment Period” has the meaning set forth in Section 7.1.

1.155. “PDE” means a Primary Detail equivalent for an Existing Product where (i) a Primary Detail has a value of 1.0 (one) primary Detail equivalent, and (ii) a Secondary Detail has the value of [***] primary Detail equivalents.

1.156. “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the rules, regulations and guidelines promulgated thereunder and in effect from time to time.

1.157. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.158. “Phase IV Study” means a post-marketing human clinical study for a Licensed Product with respect to any indication for which Regulatory Approval has been received.

1.159. “Planning Forecast” has the meaning set forth in Section 8.6.2.

1.160. “PREA” means the Pediatric Research Equity Act, as amended from time to time.

1.161. “Primary Detail” means a Detail during a sales call in which [***] and an Existing Product [***] and the [***].

1.162. “Product Infringement” has the meaning set forth in Section 10.3.1.

1.163. “Product Labels and Inserts” means (i) any display of written, printed or graphic matter affixed upon the immediate container, outside container, wrapper or other packaging of any Licensed Product or (ii) any written, printed or graphic material on or within the package from which any Licensed Product is to be dispensed, including the package insert and full prescribing information with respect to the Licensed Product.

1.164. “Product Online Assets” means the domain name www.Zomig.com, and if and to the extent agreed by the Parties in writing after the Effective Date, such other domain names Controlled by AstraZeneca in the Territory that contain a variation or misspelling of “Zomig”, in each case solely to the extent utilized with respect to the Existing Products in the Territory (and for audiences in the Territory).

1.165. “Product Trademarks” means (i) the Trademark Zomig® and the registrations thereof and any associated trade dress, (ii) any other Trademarks relating to an Existing Product used in the Field in the Territory by AstraZeneca prior to or as of the Effective Date and the registrations thereof and any associated trade dress, (iii) any future Trademark that may be approved by AstraZeneca pursuant to Section 3.16.1, the applications for registration thereof and the registrations thereof and any associated trade dress, (iv) any unregistered Trademark rights relating to an Existing Product for use in the Field in the Territory as may exist through use in the Territory prior to or as of the Effective Date and (v) any current or future variants or derivatives of any of the foregoing Trademarks that may be approved by AstraZeneca pursuant to Section 3.16.1, in each case ((i), (ii), (iii), (iv) and (v)), excluding Corporate Names of AstraZeneca or any of its Affiliates or Impax or any of its Affiliates. For the avoidance of doubt, “Product Trademarks” shall exclude any Trademarks used solely in connection with the Impax Generic Versions.

1.166. “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including Detail activities. When used as a verb, “Promote” means to engage in such activities.

1.167. “Promotion Commencement Date” means [***], or such earlier date determined by Impax.

1.168. “Promotional Spend” means all out-of-pocket costs and expenses directly related to the Existing Products that are paid to Third Parties by Impax (other than the costs and expenses of a Third Party sales force and for purchase of Existing Product samples) in connection with the Commercialization of the Existing Products under this Agreement, including: (i) local marketing and marketing research costs; (ii) non-personal Promotion and advertising costs (including costs of direct-to-consumer advertising, journal advertising, Marketing Materials, direct mail, reminder promotions, coupons and discount cards and web-based promotions); and (iii) public relations. Promotional Spend excludes salaries and other variable costs of Detailing the Existing Products and the other Sales Force costs. For the avoidance of doubt, Promotional Spend excludes all costs and expenses for acquisition of Existing Product samples for distribution.

1.169. “Proration Election” has the meaning set forth in Section 7.1.

1.170. “Purchase Order” means a written purchase order based on a form reasonably acceptable to AstraZeneca that sets forth, with respect to the month covered thereby, the quantities of each Supplied Product to be delivered by AstraZeneca. Any form of Purchase Order set forth in Schedule 8.6.1 shall be deemed to be reasonably acceptable to AstraZeneca.

1.171. “Quality Assurance Agreement” means the quality assurance agreement between the Parties of even date herewith, a copy of which is attached as Schedule 1.171, as the same may be amended from time to time.

1.172. “Recall Termination” means any termination of this Agreement by either Party with respect to a particular Terminated Product(s) pursuant to Section 14.2.2.

1.173. “Regulatory Approval” means, with respect to a country, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a product that contains the Licensed Compound in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) labeling approval.

1.174. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation or Manufacture of the Licensed Compound or a product that contains the Licensed Compound.

1.175. “Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing, in each case ((i), (ii), and (iii)) relating to the Licensed Compound or a Licensed Product.

1.176. “Representative” means a sales representative employed or engaged by Impax (either directly or through a contract sales organization), its Affiliates or Sublicensees in compliance with the terms hereof to Promote the Licensed Products in the Territory.

1.177. “Restricted Product” means a [***]; provided, however, that the definition of Restricted Product shall be deemed to be a null set of no products, formulations or compounds beginning on the first date on which [***].

1.178. “Royalty Nasal Offset Amount” has the meaning set forth in Section 8.15.1(iii).

1.179. “Royalty Payments” means the payments due from Impax to AstraZeneca based on a percentage of Net Sales pursuant to Section 7.2.

1.180. “Royalty Tablet Offset Amount” has the meaning set forth in Section 8.15.1(i).

1.181. “Royalty Term” has the meaning set forth in Section 7.2.7.

1.182. “Royalty ZMT Offset Amount” has the meaning set forth in Section 8.15.1(ii).

1.183. “Safety Agreement” means the safety agreement between the Parties of even date herewith, a copy of which is attached as Schedule 1.183, as the same may be amended from time to time.

1.184. “Sales Force” means the full set of Representatives, field sales managers, district sales managers, regional sales managers, national sales managers, trainers, market development specialists, managed care account directors and other members customarily comprising a pharmaceutical company’s sales force. For clarity, a Sales Force shall not include medical information scientists or medical science liaisons.

1.185. “Secondary Detail” means a Detail during a sales call in which [***] and an Existing Product [***] and the [***].

1.186. “Selected Additional Product” means any Additional Product that is [***].

1.187. “Selected Mandated Studies” has the meaning set forth in Section 4.1.1.

1.188. “Selected Manufacturing Activities” means those categories of Manufacturing activities with respect to any Existing Product that, as of the Effective Date, are carried out by AstraZeneca or one or more of its Affiliates at the applicable sites in [***] and are described in Schedule 1.188.

1.189. “Selected Manufacturing Costs” means, with respect to any Supplied Product, AstraZeneca’s and its Affiliates’ [***].

1.190. “Senior Officer” means, with respect to AstraZeneca, an executive officer of AstraZeneca, and with respect to Impax, the President of its branded pharmaceuticals business.

1.191. “[***]” means, with respect to the applicable Supplied Product (i.e., until [***], for Zomig Tablets, and thereafter, Zomig Nasal Spray) on any day that (i) there are [***] by Impax or any of its Affiliates or Sublicensees, or its or their wholesalers, or, during the Transition Period, by AstraZeneca or any of its Affiliates or its or their wholesalers; (ii) Impax is in compliance with [***]; (iii) Impax reasonably demonstrates that Impax has reasonably [***] for the period commencing [***] prior to the alleged [***] (or, as applicable, such shorter period as may occur between the Impax Commercialization Date with respect to such Supplied Product and the alleged [***]) as evidenced by reasonable documentation, including [***]; provided, however, that “[***]” excludes in each case ((i) through (iii)), any such event caused by (x) [***] or (y) [***].

1.192. “[***]” means each day on which a [***] occurs.

1.193. “Study” means any clinical study or other study in humans related to the Licensed Compound or any Licensed Product, including a Phase IV Study or an ISS.

1.194. “Study Data” means all data and information with respect to the Licensed Compound or any Licensed Product that are made, collected, or otherwise generated under or in connection with any Studies, including any clinical data, reports, adverse event information, and other information with respect thereto.

1.195. “Subcontractor” means, with respect to any Party, a Third Party that is granted a subcontract by such Party to perform obligations hereunder on behalf of such Party. Any Third Party Manufacturer shall also be a Subcontractor with respect to AstraZeneca.

1.196. “Subject Party” has the meaning set forth in Section 6.8.

1.197. “Sublicensee” means with respect to Impax, an Affiliate or a Third Party that is granted a sublicense (except for any sublicense granted pursuant to a settlement agreement under Section 10.3.2) by Impax under the grants in Section 6.1 as provided in Section 6.3.

1.198. “Supplied Product” means (i) (a) each Existing Product in the dosage strengths and forms approved by the FDA in the Territory as of the Effective Date and (b) Zomig Nasal Spray [***], and (ii) each Impax Generic Version of the Existing Products described in the foregoing clause (i), and (iii) any other Additional Products or dosage strengths that AstraZeneca agrees to produce under Section 8.4 (references to more than one, or all Supplied Products, as applicable, the “Supplied Products”). For clarity, any dosage strength of any Existing Product that is approved by the FDA after the Effective Date ([***]) shall not constitute a Supplied Product unless AstraZeneca agrees to produce it under Section 8.4.

1.199. “Supply Failure” means, with respect to any Supplied Product, any failure by AstraZeneca to supply and deliver such Supplied Product to Impax in accordance with the terms and conditions of this Agreement and each Ancillary Agreement, including as a result of (i) any breach or failure to perform any of the provisions of this Agreement or any Ancillary Agreement by AstraZeneca or any of its Affiliates or (ii) any intentional or willful misconduct of AstraZeneca or any of its Affiliates.

1.200. “Supply Price” has the meaning set forth in Section 8.15.1.

1.201. “Supply Term” has the meaning set forth in Section 8.2.1.

1.202. “Term” has the meaning set forth in Section 14.1.

1.203. “Terminated Product” means, in the case of any termination of this Agreement in its entirety, any and all Licensed Products hereunder, and, in the case of any termination of this Agreement by either Party pursuant to Section 14.2.2 with respect to one or more but fewer than all Licensed Products, the Licensed Product(s) with respect to which this Agreement is terminated pursuant to Section 14.2.2.

1.204. “Territory” means the fifty (50) states of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

1.205. “Testing Laboratory” has the meaning set forth in Section 8.17.3.

1.206. “Third Party” means any Person other than AstraZeneca, Impax and their respective Affiliates.

1.207. “Third Party [***] Agreement” means any [***] agreement entered into between Impax and one or more [***], or, additionally in the case of an Impax Generic Version of [***] (and any other Impax Generic Version for which the Parties agree pursuant to Section 6.5.2(iii) that Impax will be permitted to conduct such [***] activities), [***], as applicable, pursuant to which Impax is the [***] and the [***] is the [***] relating to the [***].

1.208. “Third Party Claims” has the meaning set forth in Section 13.1.

1.209. “Third Party Generic Version” means, with respect to a particular mode of administration and dosage strength of an Existing Product being sold in the Territory, any Generic Version of such Existing Product that is sold by or on behalf of a Third Party in the Territory.

1.210. “Third Party License” has the meaning set forth in Section 10.6.

1.211. “Third Party Manufacturer” means any Third Party contract manufacturer that AstraZeneca designates to Manufacture the Supplied Products (excluding any Third Party contract manufacturer approved by AstraZeneca pursuant to Section 8.19.2).

1.212. “Third Party Personnel” has the meaning set forth in the AstraZeneca CIA.

1.213. “Tier 2 PIR Support Level” means the level of support and services set forth in Schedule 1.213, as amended from time to time by AstraZeneca in the ordinary course of business.

1.214. “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.215. “Training Materials” has the meaning set forth in Section 3.13.2.

1.216. “Transition Period” has the meaning set forth in the Transition Plan.

1.217. “Transition Plan” means the transition plan for Existing Products attached hereto as Schedule 1.217.

1.218. “Transition Product” has the meaning set forth in the Transition Plan.

1.219. “TRICARE” means the military healthcare program for the uniformed services, available to certain retirees, active-duty members, and their dependents, as authorized under 10 U.S.C. Chapter 55.

1.220. “United States” or “U.S.” means the United States of America.

1.221. “Valid Claim” means (i) a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (ii) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.222. “Voting Stock” means, with respect to any Person (i) shares of common stock or other voting securities, or any other securities convertible into, exchangeable for or exercisable for common stock or other voting securities, of such Person and (ii) any securities of such Person entitled to vote generally for the election of directors of such Person that the holders of Voting Stock shall receive or, as a matter of right be entitled to receive, as a result of (a) any capital reorganization, recapitalization or reclassification of the capital stock of such Person or (b) any merger, consolidation or other form of business combination, share exchange or similar extraordinary transaction of such Person with another entity in which such Person survives after such merger, consolidation or other form of business combination, share exchange or similar extraordinary transaction.

1.223. “Zomig Nasal Spray” has the meaning set forth in the definition of “Existing Product.”

1.224. “Zomig Tablets” has the meaning set forth in the definition of “Existing Product.”

1.225. “Zomig-ZMT” has the meaning set forth in the definition of “Existing Product.”

Article 2

GOVERNANCE

2.1. Joint Steering Committee.

2.1.1. Formation. Within fifteen (15) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. No representative of a Party that serves on the JOC or that will act as a Senior Officer under this Agreement may serve on the JSC. At least one (1) representative from each Party shall have a commercialization background and at least one (1) representative from each Party shall have a regulatory affairs background. From time to time, each Party may substitute one or more of its representatives to the JSC on written notice to the other Party. Impax shall select from its representatives the chairperson for the JSC. From time to time, Impax may change the representative who shall serve as chairperson on written notice to AstraZeneca.

2.1.2. Specific Responsibilities. The JSC shall (i) oversee at a high level the work of the JOC and periodically receive reports and other information submitted by the JOC; (ii) resolve all disputes referred to the JSC by the JOC; and (iii) make such other decisions as may be delegated to the JSC pursuant to this Agreement or by written agreement of the Parties.

2.1.3. Dispute Resolution.

(i) Each Party’s representatives on the JSC shall use reasonable efforts to reach consensus with the other Party’s representatives on all matters within the jurisdiction of the JSC. If consensus on a particular matter cannot be reached by the JSC within a period of [***] or such shorter period as the subject matter of the dispute requires, either Party may, upon written notice, refer such dispute to the Senior Officers of the Parties for discussion and resolution. Subject to Section 14.2.1, in the event the Senior Officers of the Parties cannot agree on a resolution to such dispute within [***], [***] shall resolve the dispute giving good faith consideration to the issues raised by [***], subject to the principles set forth in Section 2.1.3(ii). Unless agreed to in advance by the Parties or otherwise provided for pursuant to this Agreement, in no event shall the failure to reach an agreement under this Section 2.1.3(i) enable either Party to terminate this Agreement.

(ii) Notwithstanding the foregoing or any other term or condition of this Agreement to the contrary, neither the JSC nor any Senior Officer, as applicable, shall have the right or authority (a) to exercise any decision-making with respect to an alleged breach of this Agreement or any Ancillary Agreement; (b) to exercise any decision-making with respect to a matter for which this Agreement explicitly requires the approval of, or otherwise reserves decision-making to, one Party or requires the mutual agreement of both Parties; (c) to modify or amend this Agreement, or make any decision that is inconsistent with a Party’s rights or obligations under this Agreement, including the Minimum Requirements to which Impax is subject pursuant to Section 3.5; or (d) to take any action over the objection of AstraZeneca that is reasonably likely to affect adversely the Exploitation of the Licensed Products in the Territory or outside the Territory.

2.2. Joint Operating Committee.

2.2.1. Formation. Within fifteen (15) days after the Effective Date, the Parties shall establish a joint operating committee (the “Joint Operating Committee” or “JOC” and collectively with the JSC, the “Joint Committees”). The JOC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JOC. At least one (1) representative from each Party shall have a commercialization background and at least one (1) representative from each Party shall have a regulatory affairs background. From time to time, each Party may substitute one (1) or more of its representatives to the JOC on written notice to the other Party. Impax shall select from its representatives the chairperson for the JOC. From time to time, Impax may change the representative who shall serve as chairperson on written notice to AstraZeneca.

2.2.2. Specific Responsibilities. The JOC shall serve as a general consultative forum to (i) review and discuss (a) the Commercialization of the Licensed Products in the Field in the Territory by Impax, including Impax’ performance as compared to each applicable annual Commercialization Plan, (b) Impax’ plans for Development of Licensed Products for Commercialization in the Field in the Territory, and (c) the preparation and submission of Material Regulatory Documentation to Regulatory Authorities in connection with obtaining and maintaining Regulatory Approvals for Licensed Products in the Field in the Territory, and (ii) facilitate the discussion and exchange by the Parties of information required hereunder with respect to the foregoing activities. In particular, the JOC shall serve as a forum for:

(i) discussing and periodically reviewing Commercialization Plans prepared by Impax and amendments and updates thereto;

(ii) discussing, reviewing and receiving updates regarding the Commercialization activities with respect to Licensed Products in the Field in the Territory;

(iii) discussing, reviewing and receiving updates regarding Impax’ Development of Licensed Products for Commercialization in the Field in the Territory;

(iv) making such other decisions as may be delegated to the JOC pursuant to this Agreement or by written agreement of the Parties;

(v) establishing other working groups to implement the foregoing responsibilities, which working groups shall have such responsibilities and be comprised of such equal number of employees from each of the Parties with such expertise and seniority, as the JOC may direct from time to time, and supervise and direct the activities of such working groups and accept reports and recommendations from such working groups;

(vi) discussing, reviewing and receiving updates regarding Manufacturing activities under this Agreement; and

(vii) providing updates on the Selected Mandated Studies to Impax.

2.2.3. Dispute Resolution. Each Party’s representatives on the JOC shall use reasonable efforts to reach consensus with the other Party’s representatives on all matters within the jurisdiction of the JOC. If the JOC cannot, or does not, reach consensus on an issue at a meeting (or within such other period as the Parties may mutually agree), then either Party shall have the right to refer the dispute to the JSC for resolution and a special meeting of the JSC shall be called for such purpose.

2.3. General Provisions Applicable to Joint Committees.

2.3.1. Meetings and Minutes. The JSC shall meet semi-annually (or such more frequent time as is required to resolve disputes referred by the JOC in accordance with Section 2.2.3) and the JOC shall meet quarterly, or in each case as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by AstraZeneca and locations designated by Impax. The chairperson of the applicable Joint Committee shall be responsible for calling meetings on no less than fifteen (15) Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least five (5) Business Days in advance of the applicable meeting; provided that under exigent circumstances requiring input by the Joint Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned or delayed. The chairperson of the Joint Committee shall prepare and circulate for review and approval of the Parties minutes of each meeting within fifteen (15) days after the meeting. Each Joint Committee member shall have the opportunity to provide comments on the draft minutes, which comments shall be provided to all Joint Committee members as soon as practicable after circulation of the draft minutes. The minutes shall be deemed approved upon the approval of such minutes by at least one representative appointed by each Party and the Parties shall use good faith efforts to approve minutes within thirty (30) days following the applicable meeting; provided that minutes for such meeting may reflect a lack of consensus on an issue-by-issue basis, the person(s) responsible for resolving such matter and by what date such matter shall be resolved. Upon approval, final minutes shall be circulated to the members of the Joint Committee by the chairperson.

2.3.2. Procedural Rules. Each Joint Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Joint Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on a Joint Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants; provided, however, that at least annually with respect to the JSC and at least two (2) times per Calendar Year with respect to the JOC, the Representatives shall meet in person at a location in the Territory to be mutually agreed by the Parties. Representation by proxy shall be allowed. Subject to Sections 2.1.3 and 2.2.3, each Joint Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on a Joint Committee may attend meetings of such Joint Committee; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the Joint Committee, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 11.

2.3.3. Expenses. Each Party shall bear all costs of its representatives on a Joint Committee related to their participation on the Joint Committee and attendance at Joint Committee meetings.

2.3.4. Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Joint Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. No Joint Committee shall have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 15.14 or compliance with which may only be waived as provided in Section 15.11.

2.4. Discontinuation of Participation on a Joint Committee. Each Joint Committee shall continue to exist until the Parties mutually agree to disband such Joint Committee. For the avoidance of doubt, (i) following termination of a Joint Committee, each Party’s Alliance Manager shall be deemed the point of contact for all matters that were within the responsibilities of the applicable Joint Committee and (ii) the termination shall in no manner enable any Party to exercise any decision-making with respect to the matters set forth in Section 2.1.3(ii).

2.5. Alliance Managers.

2.5.1. Each of the Parties shall appoint a single individual to act as a single point of contact between the Parties to assure a successful collaboration (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

2.5.2. The Alliance Managers shall attend all Joint Committee meetings and support the representatives of each Joint Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Joint Committee meetings, unless they are also appointed members of such Joint Committee pursuant to Sections 2.1.1 or 2.2.1; provided, however, that an Alliance Manager may bring any matter to the attention of any Joint Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Joint Committee. In addition, each Alliance Manager: (i) shall be the point of first referral in all matters of conflict resolution; (ii) shall provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties; (iii) shall identify and bring disputes to the attention of the appropriate Joint Committee in a timely manner; (iv) shall plan and coordinate cooperative efforts and internal and external communications; (v) shall take responsibility for ensuring the sharing of relevant Commercialization and Development materials between the Parties in accordance with this Agreement; and (vi) shall take responsibility for ensuring that governance activities, such as the conduct of required Joint Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

Article 3

COMMERCIALIZATION

3.1. Impax Obligations. Except as may be otherwise provided in the Transition Plan, Impax shall have the sole and exclusive (even as to AstraZeneca and its Affiliates) right and responsibility for the Commercialization of Licensed Products in the Field in the Territory during the Term in accordance with the terms and conditions of this Agreement. For clarity, this obligation includes the responsibility to Commercialize each dosage strength of each Existing Product approved by the FDA. Impax shall bear all costs and expenses arising out of its Commercialization activities. For clarity, the foregoing sentence shall not limit Impax’ ability to deduct normal and customary deductions from the definition of Net Sales, as specified in Section 1.143. Notwithstanding any other term or condition of this Agreement to the contrary, Impax shall not sell or distribute any Existing Product prior to the Impax Commercialization Date with respect to such Existing Product as determined pursuant to the Transition Plan.

3.2. Transition Plan. During the Transition Period, AstraZeneca and Impax shall cooperate to transition the Commercialization of Licensed Products in the Field in the Territory, and related administrative activities, from AstraZeneca to Impax and to ensure that Impax commences the performance of such activities hereunder with the least disruption to customers, in each case, in accordance with and to the extent provided for in the Transition Plan and the other terms and conditions of this Agreement. To effectuate this transition, each Party shall use Commercially Reasonable Efforts to perform its respective obligations under the Transition Plan attached as Schedule 1.217.

3.3. Commercialization Plan.

3.3.1. In General. Impax’ Commercialization of the Licensed Products in the Field in the Territory shall be conducted pursuant to annual commercialization plans and budgets (the “Commercialization Plan”). The initial Commercialization Plan will be prepared by Impax and provided to the JOC for review and discussion within [***] of the Effective Date. Impax shall update the Commercialization Plan in good faith at least once per Calendar Year through December 31, 2021. The JOC shall review and discuss the Commercialization Plan (and each annual update thereto) within thirty [***] after receiving such Commercialization Plan or update, and Impax shall consider in good faith any comments made by AstraZeneca thereon. For the avoidance of doubt, except with respect to the Minimum Requirements, the Commercialization Plan shall not be binding on Impax.

3.3.2. Contents of Commercialization Plan. The Commercialization Plan shall include, with respect to the Commercialization of Licensed Products in the Field in the Territory during the applicable Calendar Year: (i) general plans and strategies for the Commercialization of the Licensed Products; (ii) the nature of advertising, sampling and promotional activities anticipated; and (iii) non-binding summary-level market and sales forecasts for the Licensed Products. The Commercialization Plan shall cover the following areas:

(i) a [***] with respect to the Licensed Products;

(ii) a [***] expenses to be incurred by Impax;

(iii) a [***] by Calendar Quarter;

(iv) a [***] on a Calendar Quarter basis, including: (a) [***]; and (b) [***];

(v) a [***] describes on a Calendar Quarter and Licensed Product-by-Licensed Product basis: (a) the [***]; (b) the [***]; (c) compliance guidelines and other objectives to maintain compliance with Applicable Law and associated reporting requirements; and (d) such other matters related to Licensed Product [***] as the JOC deem necessary or appropriate;

(vi) a [***]; and

(vii) such other plans relating to the [***] of the Licensed Products in the Field in the Territory as the JOC deems necessary or appropriate.

3.4. Commercialization Reporting. Impax shall provide to AstraZeneca not later than [***] after [***], a report setting forth in reasonable detail the Commercialization activities it has performed, or caused to be performed, during the applicable reporting period evaluating the work performed in relation to the applicable Commercialization Plan, including [***].

3.5. Diligence. Impax shall Promote the Existing Products in the Field in the Territory commencing on the Promotion Commencement Date, provided that such Promotion obligation shall terminate with respect to each Existing Product as of the applicable Commitment Date with respect to such Existing Product. Impax shall fulfill the Minimum Requirements with respect to the Existing Products for each applicable Calendar Year as set forth in Schedule 3.5 through the last Commitment Date to occur for any Existing Product, including the obligations to [***]. For clarity, the Minimum Requirements shall cease to apply to all dosage strengths of Zomig Nasal Spray, Zomig-ZMT or Zomig Tablets, as applicable, on an Existing Product-by-Existing Product basis, in each case, on the Commitment Date for the applicable Existing Product, but Impax shall continue to fulfill the Minimum Requirements (without reduction in the aggregate amount of such Minimum Requirements set forth in Schedule 3.5) with respect to all other Existing Products for which the Commitment Date has not occurred until the last Commitment Date to occur for any Existing Product. After the last Commitment Date has passed with respect to each Existing Product, Impax shall use Commercially Reasonable Efforts to continue Commercializing such Existing Product in the Field in the Territory during the Term.

3.6. No Implied Obligations. Impax shall have no obligation to Exploit any Additional Products, New Indications, or Impax Generic Versions hereunder. In the event that Impax elects to Exploit any Additional Products, New Indications, or Impax Generic Versions hereunder, such Exploitation shall be subject to the terms and conditions of this Agreement.

3.7. Compliance

3.7.1. General. Each Party shall, and shall cause its Affiliates and its and their officers, directors, employees, agents and representatives to, comply with (i) Applicable Law, and (ii) the terms and conditions of this Agreement, in each case ((i) and (ii)) in performing its obligations and exercising its rights under this Agreement and in relation to the Commercialization of Licensed Products in the Field in the Territory.

3.7.2. Anti-Corruption Covenants. Without limitation of Section 3.7.1, each Party agrees, on behalf of itself, its Affiliates who perform obligations hereunder and its and their respective officers, directors, employees, agents and representatives, in each case, who perform obligations hereunder (together with such Party, the “Party Members”), that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder:

(i) The Party Members shall comply with the Anti-Corruption Laws and the Anti-Corruption Policies, and shall not take any action that will, or would reasonably be expected to, cause (a) the other Party or its Affiliates to be in violation of any such laws or policies or (b) the performance by the other Party or its Affiliates of their obligations under this Agreement to violate any such laws or policies.

(ii) The Party Members shall not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(a) any Government Official in order to influence official action;

(b) any Person (whether or not a Government Official) (i) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (ii) to reward such Person for acting improperly, or (iii) where such Person would be acting improperly by receiving the money or other thing of value; or

(c) any other Person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement, or the performance of their respective obligations under this Agreement or to any Person to influence such Person to act improperly.

(iii) The Party Members shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws or the Anti-Corruption Policies.

3.7.3. Anti-Corruption Representations. Each Party, on behalf of itself and its other Party Members, represents and warrants to the other Party that:

(i) To the best of such Party’s and its Affiliates’ Knowledge, no Party Member has, directly or indirectly, (a) paid, offered or promised to pay, or authorized the payment of any money, (b) given, offered or promised to give, or authorized the giving of anything else of value or (c) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((a), (b) and (c)), in violation of the Anti-Corruption Laws during the [***] preceding the Effective Date in connection with the matters that are the subject of this Agreement.

(ii) Neither it nor, to the best of such Party’s and its Affiliates’ Knowledge, any of its Affiliates is wholly owned or otherwise controlled by any Government Official in a position to take or influence official action for or against either Party in connection with the matters that are the subject of this Agreement, or the performance of their respective obligations under this Agreement, and to the best of such Party’s and its Affiliates’ Knowledge, none of its officers, directors, employees, or, with respect to each of the Parties, their respective five percent (5%) or greater shareholders, is or expects to become a Government Official in a position to take or influence official action for or against either Party in connection with the matters that are the subject of this Agreement, or the performance of their respective obligations under this Agreement during the Term.

(iii) To the best of (a) AstraZeneca’s and its Affiliates’ Knowledge, none of the AstraZeneca Patents, Product Trademarks, Regulatory Approvals, contracts, licenses or other assets that are the subject of this Agreement were or will be procured in violation of any Anti-Corruption Laws and (b) Impax’ and its Affiliates’ Knowledge, none of the Impax Patents, Regulatory Approvals, contracts, licenses or other assets that are the subject of this Agreement were or will be procured in violation of any Anti-Corruption Laws.

3.7.4. Other Anti-Corruption Provisions.

(i) Each Party shall deliver to the other Party annually a certificate executed by an authorized officer of such Party, substantially in the form of Schedule 3.7.4, certifying compliance by such Party and its other Party Members with the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3.

(ii) Each Party shall promptly notify the other Party upon becoming aware of any breach or violation by the notifying Party (including through any of its other Party Members) of any representation, warranty, or undertaking set forth in Sections 3.7.2 and 3.7.3. If a Party becomes aware that any of its or any of its other Party Members’ officers, directors or employees becomes during the Term a Government Official in a position to take or influence official action for or against either Party in connection with the matters that are the subject of this Agreement, or the performance of their respective obligations under this Agreement, such Party shall promptly notify the other Party and shall take such steps as the Parties may reasonably agree to avoid a potential violation of the Anti-Corruption Laws or a violation or breach of the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3.

(iii) Each Party shall be responsible for any breach of the provisions of Sections 3.7.2 and 3.7.3 by any of its other Party Members.

(iv) If the Non-Breaching Party determines in good faith based on the advice of counsel, whether or not through an inspection, that the Breaching Party (including through any of its other Party Members) is or will imminently become in breach or violation of any representation, warranty or undertaking in Sections 3.7.2 and 3.7.3 or the Anti-Corruption Laws, the Non-Breaching Party shall have the right, in addition to any other rights or remedies under this Agreement or to which the Non-Breaching Party may be entitled in law of equity, to take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation of the Anti-Corruption Laws and to ensure that the Non-Breaching Party does not suffer or incur any Losses resulting from or arising out of or in connection with any violation, including by requesting such additional representations, warranties, undertakings and other provisions as it believes in good faith are reasonably necessary.

(v) Each Party acknowledges and agrees that no Party Member of the other Party is authorized to waive compliance with any of the representations, warranties or undertakings set forth in Sections 3.7.2 and 3.7.3 and that such first Party shall be solely responsible for its compliance with such Sections and the Anti-Corruption Laws irrespective of any act or omission of such other Party or any of its other Party Members.

3.7.5. AstraZeneca CIA. For the term of the AstraZeneca CIA, Impax shall, and shall cause its Affiliates and its and their officers, directors, employees, agents and representatives to, comply with the AstraZeneca CIA insofar as it applies to Third Party

Personnel, in each case solely to the extent that Impax’ obligations as Third Party Personnel under the AstraZeneca CIA are satisfied by compliance with the Business Policies, the Anti-Corruption Policies or otherwise by compliance with an interpretation of the AstraZeneca CIA in writing by AstraZeneca or one of its Affiliates and delivered to Impax, and in each case solely to the extent of performing Impax’ obligations and exercising its rights under this Agreement and in relation to the Commercialization of Licensed Products in the Field in the Territory. Promptly after the Effective Date and annually thereafter during the term of the AstraZeneca CIA, AstraZeneca shall deliver to Impax a copy of a Third Party Personnel Notification Letter substantially in the form of Schedule 3.7.5A. In response to each such Third Party Personnel Notification Letter, Impax shall deliver a Third Party Response Form substantially in the form of Schedule 3.7.5B that has been completed and executed by an authorized officer of Impax.

3.7.6. Business Policies

(i) Impax shall, and shall cause its Affiliates and its and their officers, directors, employees, agents and representatives to, comply with the Business Policies, in performing Impax’ obligations and exercising its rights under this Agreement and in relation to the Commercialization of Licensed Products in the Field in the Territory. Promptly after the Effective Date, but in any event in advance of the Promotion Commencement Date, a compliance officer designated by Impax and a compliance officer designated by AstraZeneca shall discuss and agree upon any amendments that such compliance officers determine should be made to the Business Policies in relation to the Commercialization of Licensed Products in the Field in the Territory.

(ii) Impax shall maintain a corporate compliance program that will include compliance monitoring focused on specific risk areas, including off-label promotion, fraud and abuse and false claims, to assess whether Impax’ policies and procedures are being followed. Within [***] after the end of each [***] during the Term, Impax shall report to AstraZeneca all allegations it has received or investigations it has commenced with respect to the alleged failure by a member of the Sales Force to comply with the requirements set forth in Section 3.7.1 or Section 3.7.6(i) (or a statement that no such allegations have been received or investigations commenced) and what action, if any, was taken by Impax as a result.

(iii) Impax shall maintain a corporate compliance program that shall include a mechanism for its and its Affiliates’ employees to report, anonymously if they choose, any concerns about potential illegal activity with respect to the Details performed under this Agreement, and Impax shall investigate any such reports. Within [***] after the end of each [***] during the Term and before reporting any such activity to any Regulatory Authority, unless Impax concludes that doing so would violate Applicable Law or would compromise Impax’ ability to complete an appropriate investigation, Impax shall notify AstraZeneca of the substance of any such report that relates to the subject of this Agreement. Impax shall in any case promptly inform AstraZeneca of the result of the investigation and any action taken by Impax as a result thereof.

(iv) Impax shall report any material violation by any member of the Sales Force of Applicable Law in performing activities under this Agreement to AstraZeneca promptly after Impax learns of such violation.

(v) Impax shall notify AstraZeneca in writing of any amendments to the Business Policies as soon as practicable and, with respect to any amendment that would cause the Business Policies to be less restrictive than the agreed Business Policies in effect as of the Promotion Commencement Date, prior to the implementation thereof. Prior to Impax implementing any amendment that would cause the Business Policies to be less restrictive than the agreed Business Policies in effect as of the Promotion Commencement Date, the Parties shall negotiate in good faith a mutually acceptable resolution with respect thereto. No amendment to the Business Policies that would cause them to be less restrictive than the agreed Business Policies in effect as of the Promotion Commencement Date shall be effective for the purposes of this Agreement unless and until the Parties agree upon a resolution with respect thereto in accordance with this Section 3.7.6(v).

3.7.7. Use of Impax Policies.

(i) In the event Impax reasonably believes that it may satisfy compliance with all or a portion of the requirements of the Anti-Corruption Policies or the AstraZeneca CIA, as required pursuant to this Section 3.7, by complying with Impax’ internal written policies (the “Impax Policies”), Impax may [***], and Impax shall provide AstraZeneca a copy of the applicable Impax Policies with such notification. AstraZeneca shall [***]. [***].

(ii) If at any time thereafter, the Anti-Corruption Policies or the AstraZeneca CIA are amended, revised or restated and [***], AstraZeneca shall promptly notify Impax, and Impax shall thereafter be required to [***], as required pursuant to this Section 3.7. For the avoidance of doubt, if at any time thereafter Impax revises the Impax Policies such that [***]as required pursuant to this Section 3.7[***]in accordance with Section 3.7.7(i).

(iii) If at any time, Impax [***] AstraZeneca shall [***] as required pursuant to this Section 3.7 and shall [***] pursuant to Section 3.7.8(ii). [***].

3.7.8. Changes to Anti-Corruption Policies or AstraZeneca CIA.

(i) AstraZeneca shall notify Impax in writing of any substantive changes to the Anti-Corruption Policies or the AstraZeneca CIA to the extent impacting Impax’ obligations under this Agreement and provide, at its cost, Impax with a copy of such changes and a compliance officer designated by AstraZeneca shall discuss with a compliance officer designated by Impax any such substantive changes to the Anti-Corruption Policies or the AstraZeneca CIA and the application of such changes with respect to this Agreement and the Licensed Products. Within [***] after AstraZeneca provides the copies and the respective compliance officers of the Parties discuss the substantive changes, [***], as required pursuant to this Section 3.7.

(ii) If AstraZeneca [***], as applicable, pursuant to Section 3.7.7, Impax shall notify AstraZeneca in writing [***].

3.8. Compliance Books and Records.

3.8.1. Until the later of (i) [***] after the end of the period to which the applicable books and records pertain and (ii) the expiration of the applicable statute of limitations (or any extension thereof), each Party shall keep or cause to be kept accurate financial and other books and records in connection with the performance of its obligations under, and payments made in connection with, this Agreement, including its compliance with Applicable Law, the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3, the Business Policies (in the case of Impax), the Anti-Corruption Policies and the AstraZeneca CIA, as required pursuant to Section 3.7, for each Calendar Year during the Term.

3.8.2. During the Term and for [***] thereafter, in the event that a Party (the “Inspecting Party”) in good faith believes that the other Party (the “Inspected Party”) (including through any of its other Party Members) is not in compliance with the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3, upon the written request of the Inspecting Party, the Inspected Party shall, and shall cause its other Party Members, as applicable, to, permit an Independent Auditor designated by the Inspecting Party that is reasonably acceptable to the Inspected Party, to, during regular business hours and no more than once a Calendar Year, inspect all or any part of the Inspected Party’s and its other Party Members’, as applicable, books and records that are related to this Agreement and the performance hereunder and have access to the Inspected Party’s and its other Party Members’, as applicable, relevant personnel as necessary to determine compliance with the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3; provided, however, that the Inspecting Party shall have the right to have such Independent Auditor perform additional inspections and have additional access to relevant personnel during a Calendar Year if a previous inspection during such Calendar Year revealed an issue with respect to the Inspected Party’s (including through any of its other Party Members’) compliance with the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3 or if the Inspecting Party otherwise has a good faith reason to believe that the Inspected Party (including through any of its other Party Members) has breached or violated any representation, warranty or undertaking set forth in Sections 3.7.2 and 3.7.3. The results of any inspection under this Section 3.8.2 shall (i) disclose only the nature and circumstances of any breach or failure; (ii) report any findings in a manner that does not disclose the identity of the applicable officers, directors, employees, agents or representatives to the extent permitted by Applicable Law; and (iii) be made available to both Parties. Any Independent Auditor designated by the Inspecting Party shall enter into appropriate obligations with the Inspected Party to treat all information it receives during its inspection in confidence. The Inspected Party shall cooperate and provide such information and assistance as the Independent Auditor may reasonably require in connection with such an inspection. The costs of any inspection shall be paid by the Inspecting Party, except that if an inspection reveals any breach or violation by the Inspected Party (including through any of its other Party Members) of any representation, warranty or undertaking set forth in Sections 3.7.2 and 3.7.3, the costs of such inspection shall be paid by the Inspected Party.

3.8.3. If (i) an inspection reveals an issue with respect to a Party’s (the “Affected Party”) (including through any of its other Party Members’) compliance with the representations, warranties and undertakings set forth in Sections 3.7.2 and 3.7.3 or (ii) the other Party (the “Electing Party”) otherwise has reason to believe that the Affected Party (including through any of its other Party Members) has breached or violated any representation, warranty or undertaking set forth in Sections 3.7.2 and 3.7.3, the Electing Party shall have the right to take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation of the Anti-Corruption Laws by the Affected Party (including through any of its other Party Members) in accordance with Section 3.7.4(iv).

3.9. No Parallel Imports.

3.9.1. Impax (i) shall not, and shall cause its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees not to, Commercialize any product containing the Licensed Compound outside the Territory or outside the Field inside the Territory, (ii) shall use Commercially Reasonable Efforts to cause any distributors to which Impax or any of its Affiliates or Sublicensees transfers or sells any product containing the Licensed Compound to refrain from Commercializing such product outside the Territory or outside the Field inside the Territory, provided, however, that if Impax or any of its Affiliates or Sublicensees engages in any such conduct, Impax shall promptly notify AstraZeneca in writing upon becoming aware of such circumstances and, whether or not Impax has fulfilled its notice obligations, in the event that any Sublicensee of Impax engages in any such conduct, AstraZeneca shall have the right to terminate such Sublicensee’s sublicense or right of reference, as applicable, and [***], effective automatically upon AstraZeneca’s providing notice thereof to Impax. If Impax or its Affiliates, or if Impax becomes aware that any Sublicensees, receive any orders for any Licensed Product outside the Territory or for distribution or sale outside the Territory, Impax promptly shall refer such orders to AstraZeneca.

3.9.2. AstraZeneca (i) shall not, and shall cause its Affiliates not to, Commercialize any product containing the Licensed Compound in the Field in the Territory, and (ii) shall cause any distributors to which AstraZeneca or any of its Affiliates transfers or sells any product containing the Licensed Compound to refrain from Commercializing such product in the Field in the Territory, except in each case ((i) and (ii)) in connection with the performance of AstraZeneca’s obligations under this Agreement, including the Transition Plan. If AstraZeneca or its Affiliates receive any orders for any product containing the Licensed Compound inside the Field in the Territory or for distribution or sale inside the Field in the Territory, AstraZeneca promptly shall refer such orders to Impax, except as otherwise contemplated in the Transition Plan. Nothing in this Section 3.9.2 shall be construed as limiting or prejudicing [***].

3.10. Distribution Matters.

3.10.1. Except as may be otherwise provided in the Transition Plan or with respect to Transition Product, and without limitation to Section 3.1, Impax shall have the sole right and responsibility with respect to Licensed Products for use in the Field in the Territory to invoice and book sales, establish all terms of sale (including pricing and discounts), warehouse and distribute and perform or cause to be performed all related services, including the handling of all returns (and related refunds and credits), order processing, invoicing, collection and inventory management with respect to such Licensed Products. Any changes after the Effective Date to Impax’ order fulfillment and supply chain practices (including with respect to handling returns) must be reasonably acceptable to AstraZeneca, and Impax shall provide AstraZeneca with reasonable information requested by AstraZeneca from time to time to enable AstraZeneca to review Impax’ order fulfillment and supply chain practices.

3.10.2. Without limitation to the other terms and conditions of this Agreement, in connection with Impax’ Commercialization of Zomig Tablets and Zomig-ZMT in the Field in the Territory, Impax shall offer patients a reasonable opportunity to obtain Attack Pack Dispensers [***] as may be reasonably required to comply with Applicable Law and the applicable Regulatory Approval. Following the Transition Period with respect to Zomig Tablets and Zomig-ZMT, AstraZeneca and Impax shall coordinate with respect to the transfer by AstraZeneca to Impax of any remaining inventories of Attack Pack Dispensers then held by AstraZeneca, at no cost to Impax, and AstraZeneca will provide to Impax the information necessary for Impax to obtain future supplies of Attack Pack Dispensers.

3.11. Managed Market Segments and Other Government Program Responsibilities.

3.11.1. Except as may otherwise be provided in the Transition Plan or with respect to Transition Product, and without limitation to Section 3.1, Impax shall be solely responsible for managing necessary responsibilities with respect to the Licensed Product for use in the Field across all managed care market segments in the Territory and shall have exclusive responsibility (including administrative and financial) for: (i) contract strategy; (ii) contract creation; (iii) price reporting, rebate and Industrial Funding Fee processing and payment, coverage gap discount processing and payment, and related responsibilities with respect to all Government Health Care Programs, including the calculation and reporting of all required pricing for such programs; (iv) contract compliance, monitoring and audits; and (v) contract administration and claims processing, including with respect to any such contracts, rebates, discounts or other fees.

3.11.2. Except as may otherwise be provided in the Transition Plan, and without limitation to Section 3.1, Impax shall be solely responsible for any government reporting obligations required with respect to the Healthcare Reform Excise Fees and Impax shall be solely responsible for the payment of the Healthcare Reform Excise Fees.

3.12. NDC Number. As set forth in the Transition Plan, Impax shall use its Commercially Reasonable Efforts to obtain and provide to AstraZeneca the ten (10) digit NDC number for each mode of administration and dosage strength for each Existing Product (each an “Impax NDC”) no later than two (2) weeks after the Effective Date in order to facilitate the conversion of the packaging and trade dress in a timely and effective manner. Except as otherwise provided in this Agreement, AstraZeneca shall include the Impax NDC on the packaging of the Supplied Product supplied to Impax pursuant to Article 8.

3.13. Sales Force and Training.

3.13.1. Impax shall be responsible, at its sole cost and expense, for establishing and maintaining an appropriate Sales Force for the Promotion of the Licensed Products in the Field in the Territory during the Term. Impax shall ensure that its Sales Force personnel engaged in the Promotion of the Licensed Products are appropriately qualified, including by ensuring that each such individual (i) to the knowledge of Impax after reasonable inquiry, has graduated from an accredited four-year college and (ii) has satisfactorily completed the Licensed Product sales training program.

3.13.2. No later than [***] after the Effective Date, AstraZeneca shall provide to Impax copies of the most recent AstraZeneca training materials related to the Existing Products, which materials Impax may use in connection with creating and developing its training materials for the Licensed Products. Prior to their first use, Impax shall submit to AstraZeneca all training materials created and developed by Impax (including any modified forms of the training materials initially provided by AstraZeneca) relating to the Existing Products (the “Training Materials”), and Impax shall not use any such Training Materials unless [***]. [***]. Impax acknowledges and agrees that, notwithstanding any [***], or AstraZeneca’s having provided training materials to Impax for use in connection with this Agreement, AstraZeneca shall have no liability whatsoever to Impax or any of its Affiliates or Sublicensees in connection with Training Materials created or used by Impax or any of its Affiliates or Sublicensees, and Impax shall indemnify AstraZeneca Indemnified Parties with respect to such Training Materials pursuant to Section 13.1.4.

3.13.3. During the Transition Period, AstraZeneca shall provide initial training for Impax’ Sales Force trainers at AstraZeneca’s offices in Wilmington, Delaware, at a time reasonably designated by AstraZeneca, for a training period not to exceed five [***]. For such initial training by AstraZeneca, each Party shall bear all travel and living expenses for its respective trainers, including airfare, hotels and meals. Impax shall be responsible for all other initial and ongoing training of its Sales Force trainers and all other members of its Sales Force.

3.13.4. Subject to Sections 3.13.2 and 3.13.3, Impax shall, at is sole cost and expense, provide appropriate training materials and in-person trainings for its Sales Force and other Representatives engaged in the Promotion of Licensed Products to ensure that such Persons are able to carry out their responsibilities in compliance with Applicable Law and the applicable terms and conditions of this Agreement. The quality and frequency of such trainings by Impax shall be of a commercially reasonable standard to ensure that the Sales Force and other Representatives involved in the Promotion of the Licensed Products are able to carry out their responsibilities in compliance with Applicable Law and the applicable terms and conditions of this Agreement.

3.13.5. Impax shall use Commercially Reasonable Efforts to ensure that all members of its Sales Force and other Representatives engaged in the Promotion of Licensed Products in the Territory or in performing Impax’ obligations under this Agreement comply with the requirements of Section 3.7.

3.13.6. As requested by AstraZeneca, but in no event more than [***], Impax shall make available to AstraZeneca [***], and such information shall be subject to Article 11.

3.13.7. Subject to Section 3.19, Impax may use contract sales force personnel to fulfill its obligations under this Agreement, provided that Impax shall be required to ensure and demonstrate to AstraZeneca compliance by such contract sales force with the applicable terms and conditions of this Agreement.

3.13.8. In order to help facilitate the success of the Parties pursuant to this Agreement, Impax shall permit AstraZeneca from time to time to observe certain Commercialization activities and meetings related to the Licensed Products, as described below:

(i) Impax shall permit AstraZeneca’s personnel designated by the AstraZeneca Alliance Manager, at AstraZeneca’s expense, to [***].

(ii) Impax shall permit AstraZeneca personnel to [***], at AstraZeneca’s expense, [***]. This shall include (a) the [***], (b) [***] and (c) [***], but in any event AstraZeneca personnel shall not have any right to [***] in any Calendar Quarter.

(iii) AstraZeneca’s observation of such meetings and other activities pursuant to this Section 3.13.8 shall be subject to reasonable advance notice requirements and other guidelines (to be established and mutually agreed upon by the Parties’ Alliance Managers) in order to minimize any disruption to Impax’ operations and to limit or prohibit access by AstraZeneca to meetings or information relating to Impax’ other products and business operations other than Commercialization of the Licensed Products. AstraZeneca may only attend those portions of meetings specific to the Licensed Products. AstraZeneca shall not disclose (either internally within AstraZeneca or to any Affiliate or Third Party) or use any information obtained or based on the above activities other than for the purposes of this Agreement. All such information and any reports and other information obtained or based on the above activities shall be subject to Article 11.

3.14. Samples of Licensed Products.

3.14.1. Impax shall distribute samples of Existing Products and shall have discretion regarding the number of samples to distribute for each of the Existing Products, provided that [***]. Impax shall commence distribution of samples of Existing Products beginning upon the Promotion Commencement Date and shall continue sampling with respect to each Existing Product through the Commitment Date for such Existing Product. At the time of commencement of sampling activities, Impax shall ensure that it has appropriate systems in place with respect to the Existing Products and sampling to ensure compliance with Applicable Law, the requirements of Section 3.7 and appropriate reporting. Impax may distribute Existing Product samples directly to its Representatives or ship samples of the Existing Products directly to prescribers who have submitted a product sample request form to its Representatives.

3.14.2. During the Supply Term with respect to each Supplied Product, AstraZeneca shall supply to Impax its requirements of samples of such Supplied Product in accordance with the terms and conditions of Article 8 and the Transition Plan and Impax shall pay to AstraZeneca the applicable Supply Price with respect thereto. Subject to the other terms and conditions of this Agreement, including the Transition Plan, Impax may utilize any samples bearing the AstraZeneca Corporate Names and NDC until they are exhausted or expire.

3.14.3. Impax shall (i) comply with all requirements of the Product Labels and Inserts, the PDMA and any other Applicable Law in connection with the storage, handling, transport and distribution of Licensed Product samples; (ii) maintain its own investigation, corrective and preventive action program for the handling of samples of the Licensed Products in accordance with its internal policies and procedures; (iii) maintain its own monitoring and auditing programs capable of detecting losses, potential diversion and falsification of records related to samples of the Licensed Product; (iv) implement its own processes for the inventory, distribution reconciliation and storage of samples of the Licensed Products; and (v) review with AstraZeneca its practices with respect to its contacts and communications with Regulatory Authorities with respect to matters relating to compliance with Applicable Law with respect to Licensed Product sampling activities.

3.14.4. Impax shall notify the FDA of falsification of drug sample records, diversion, significant loss and theft of drug samples according to its standard operating procedures and in compliance with Applicable Laws. If the falsification, diversion, significant loss or theft involves samples of the Existing Products, Impax shall notify AstraZeneca by providing copies of all correspondence with the FDA regarding the event within forty-eight (48) hours after delivery of the notification to the FDA.

3.14.5. Upon reasonable advance notice to Impax and not more than once during any Calendar Year, AstraZeneca shall be entitled, at AstraZeneca’s expense, to conduct an inspection and audit of Impax’ inventory of Existing Product samples (including samples held by Impax’ Representatives), documents, records, and policies and procedures, to ensure compliance with the provisions of this Agreement.

3.15. Marketing Materials

3.15.1. Impax shall create and develop, at its sole expense, appropriate Marketing Materials for use in Commercializing the Licensed Products in the Field in the Territory. All such Marketing Materials shall comply with the requirements set forth in this Section 3.15 and all Applicable Law, including the FFDCA and FDA regulations and requirements applicable to drug advertising and promotion, and shall be consistent with the applicable Regulatory Approvals for the Licensed Products.

3.15.2. AstraZeneca shall provide to Impax for its use, at its option, samples of or source files for the most current marketing materials maintained and previously approved for use as of the Effective Date by AstraZeneca with respect to the Existing Products, provided that Impax shall be responsible for updating such materials as appropriate after the Effective Date, [***] in accordance with Section 3.15.3. AstraZeneca shall have the right to use such materials and any updated materials developed by or on behalf of Impax in developing marketing materials for use in Commercializing the Licensed Products outside the Territory.

3.15.3. Impax shall not use any Marketing Materials for the Licensed Products in the Territory unless and until [***] All such Marketing Materials [***] shall comply with the requirements set forth in this Section 3.15 and all Applicable Law, including the FFDCA and FDA regulations and requirements applicable to drug advertising and promotion, and shall be consistent with the applicable Regulatory Approvals for the Licensed Products. Impax acknowledges and agrees that, notwithstanding [***], or AstraZeneca’s having provided materials to Impax for use pursuant to Section 3.15.2 or otherwise in connection with this

Agreement, AstraZeneca shall have no liability whatsoever to Impax or any of its Affiliates or Sublicensees in connection with Marketing Materials created or used by Impax or any of its Affiliates or Sublicensees, and Impax shall indemnify AstraZeneca Indemnified Parties with respect to such Marketing Materials pursuant to Section 13.1.4.

3.15.4. With respect to any Marketing Materials that are in use by Impax, AstraZeneca may, at any time when it has reasonably determined that any such Marketing Materials are not in compliance with the Regulatory Approvals for the Licensed Products in the Territory, the most recent prescribing information for the Licensed Products as approved by the Regulatory Authorities, any Applicable Law or the AstraZeneca CIA, as required pursuant to Section 3.7, provide notice to Impax of such determination and [***]. Any such notice shall provide an explanation for any such determination that AstraZeneca may have reached. Promptly upon its receipt of any such notice from AstraZeneca (but in no event more than [***] after receipt of such notice from AstraZeneca or such lesser period as may be required by the FDA or pursuant to Applicable Law), Impax shall [***]. Any replacement Marketing Materials that Impax may prepare to replace the withdrawn Marketing Materials shall [***] as provided in Section 3.15.3. In the event of any discontinuation of [***] Marketing Materials requested by AstraZeneca pursuant to the provisions of this Section 3.15.4 other than as a result of (i) any change in requirements of a Regulatory Approval with respect to any Licensed Product, (ii) any change in Applicable Law or (iii) any change in the prescribing information for any Licensed Product as approved by a Regulatory Authority, Impax shall be entitled to submit to AstraZeneca a statement of the reasonable out-of-pocket costs incurred by Impax in connection with the withdrawal of the Marketing Materials in question and the development of replacement Marketing Materials (any such statement to be accompanied by reasonable documentary support for the costs reflected thereon). AstraZeneca shall reimburse Impax for such costs within [***] of receipt of such statement.

3.15.5. Prior to the Election Date, following [***] in accordance with Section 3.15.3 and prior to first use thereof in the Territory, AstraZeneca shall be responsible for timely submission to the FDA and OPDP, pursuant to 21 C.F.R. 314.81(b)(3)(i), of such Marketing Materials with respect to the Licensed Products for use in the Field in the Territory, in each case to the extent required by Applicable Law. Impax shall provide to AstraZeneca, not later than [***] prior to such first use, five (5) copies of all Marketing Materials. At either Party’s election, beginning on the first anniversary of the Effective Date or any time thereafter (such date of election, if any, the “Election Date”), [***] in accordance with Section 3.15.3 and prior to first use thereof in the Territory, Impax shall be responsible for timely submission to the FDA and OPDP, pursuant to 21 C.F.R. 314.81(b)(3)(i), of such Marketing Materials with respect to the Licensed Products for use in the Field in the Territory, in each case to the extent required by Applicable Law; provided that neither Party shall be entitled to make such election unless and until Impax has reasonably demonstrated to AstraZeneca that it is capable of making such submissions in an appropriate and timely manner. AstraZeneca shall have no further responsibility for submissions of Marketing Materials pursuant to this Section 3.15.5 from and after the Election Date, but, for clarity, AstraZeneca shall [***] pursuant to Section 3.15.3.

3.15.6. Copyrights on all Marketing Materials developed by or on behalf of Impax shall be owned by Impax.

3.15.7. Any Marketing Materials for the Licensed Products in the Field in the Territory shall identify Impax as the distributor of the Licensed Products in the Territory and may contain the Impax Corporate Name. Except as may be required by Applicable Law, Impax shall not make any reference to AstraZeneca or its Affiliates in any Marketing Materials or otherwise in connection with Commercializing the Licensed Product except to include the AstraZeneca Corporate Names in the Product Labels and Inserts as approved by AstraZeneca, such approval not to be unreasonably withheld, conditioned or delayed, or as otherwise permitted herein or approved by AstraZeneca in writing.

3.16. Product Trademarks.

3.16.1. Except as provided in Section 6.5 with respect to Impax Generic Versions, Impax shall use the Product Trademarks on all Licensed Products Commercialized by Impax in the Territory. No other Trademark, other than Impax’ Corporate Names, shall be used by Impax or any of its Affiliates or Sublicensees or distributors in connection with the Commercialization of the Licensed Products in the Territory unless and until AstraZeneca approves such Trademark for use in connection with the Commercialization of the Licensed Products in writing. Any such approval shall not be unreasonably withheld, conditioned or delayed. All goodwill from the use of the Product Trademarks shall inure to the sole benefit of AstraZeneca. Except as granted under this Agreement (including under Sections 6.1.8 and 6.1.9), to the extent that Impax acquires any right, title or interest in or to any Product Trademarks used by Impax in connection with the Exploitation of the Licensed Products, Impax hereby assigns such rights to AstraZeneca.

3.16.2. Each Party shall not during the Term or thereafter adopt or seek to register any Trademark confusingly similar to the Product Trademarks or the other Party’s Corporate Names. Each Party shall not, and shall not permit its Affiliates to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Corporate Names of the other Party or the Product Trademarks, or (ii) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to such other Party’s Corporate Names or the Product Trademarks. Each Party agrees, and shall cause its Affiliates and, in the case of Impax, Sublicensees to conform (a) to the customary industry standards for the protection of the other Party’s Corporate Names and the Product Trademarks, and (b) to maintain the quality standards of the other Party with respect to the goods sold and services provided in connection with such other Party’s Corporate Names and the Product Trademarks and any guidelines with respect to such other Party’s Corporate Names provided by such other Party and the Product Trademarks provided by AstraZeneca from time to time. Each Party shall not, and shall cause its Affiliates and, in the case of Impax, shall use Commercially Reasonable Efforts to cause its Sublicensees not to, do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to such other Party’s Corporate Names or the Product Trademarks. Each Party shall not, and shall cause its Affiliates and, in the case of Impax, shall use Commercially Reasonable Efforts to cause its Sublicensees and distributors not to, attack, dispute, or contest the validity of or ownership of the other Party’s Corporate Names or the Product Trademarks or any registrations issued or issuing with respect thereto. Each Party agrees to promptly cease and to cause its Affiliates and, in the case of Impax, use Commercially Reasonable Efforts to cause its Sublicensees and distributors to cease, any use of the Product

Trademarks or the other Party’s Corporate Names in the event such other Party determines that such use of the Product Trademarks or such other Party’s Corporate Names by such first Party or its Affiliates or Sublicensees is in breach of this Section 3.16. At the request of the other Party, each Party shall provide to the other Party an opportunity to review samples of the use of Trademarks owned by the requesting Party. If Impax or an Impax Sublicensee or distributor engages in conduct that violates this Section 3.16.2 or otherwise fails to comply with the provisions of this Section 3.16.2, Impax shall promptly notify AstraZeneca in writing upon becoming aware of any such non-compliance. Whether or not Impax has fulfilled its notice obligations, AstraZeneca shall have the right (x) in the case of any such non-compliance by a distributor, to require that Impax terminate such distributor’s right to distribute Licensed Products, and (y) in the case of any such non-compliance by a Sublicensee, to terminate such Sublicensee’s sublicense or right of reference, as applicable, and [***], in each case ((x) and (y)) effective automatically upon AstraZeneca’s providing notice thereof to Impax.

3.17. Product Online Assets. During a reasonable transition period following the Effective Date and in any event no longer than [***], AstraZeneca at its cost shall continue to host, on Impax’ behalf, the Product Online Assets and shall use in connection with such hosting content that AstraZeneca determines in its reasonable discretion to be appropriate for the Existing Products, it being understood that AstraZeneca shall have the right but not the obligation to use content used in connection with the Product Online Assets in the Territory as of the Effective Date and expressly reserves the right to (i) remove content that is not specific to Existing Products or (ii) modify content as may be appropriate to include information regarding Impax’ Commercialization of Existing Products in the Territory. Impax shall pay to AstraZeneca [***] for each month that AstraZeneca agrees to host the Product Online Assets after such transition period; provided that AstraZeneca shall not be obligated to host the Product Online Assets after such transition period. Included in such monthly fee are the web site hosting, updates, maintenance and ongoing technical support [***]. Fees for technical support hours (as requested by Impax in writing) in excess of [***] shall be billed at [***] per hour. All invoices for web site support and hosting shall be submitted to Impax on a Calendar Quarter basis. Impax shall pay in full each invoice within [***] of the invoice date. Impax shall provide AstraZeneca with [***] advance written notice prior to the date that Impax intends to move the web site hosting for the www.Zomig.com domain name in the Territory from AstraZeneca, and in the event that AstraZeneca has agreed to extend its hosting beyond the initial [***] period, AstraZeneca shall provide Impax with [***] advance written notice prior to the date that AstraZeneca intends to cease web site hosting on behalf of Impax. Once AstraZeneca ceases hosting in accordance with this Section 3.17, Impax shall be solely responsible for hosting the Product Online Assets and, subject to the terms and conditions of this Agreement, for providing content therefor. The Parties shall coordinate in good faith to carry out the transition in an orderly manner. There shall be no refunds or credits for partial month hosting or technical support hours not used. All domain names which are registered for the Licensed Products shall be the sole property of AstraZeneca. Impax is permitted to use the www.Zomig.com domain name in accordance with this Section 3.17 and for the Commercialization of the Licensed Products in accordance with this Agreement. The Licensed Products website for the Territory shall be operated and maintained by the applicable Party in accordance with Applicable Law. Notwithstanding the foregoing, except with respect to the rights of use provided to Impax, AstraZeneca shall continue to own all right, title and interest in and to Product Online Assets and content utilized by AstraZeneca during any period in which AstraZeneca has hosted the Product Online Assets, and shall retain the right to use Product Online Assets and such content.

3.18. AstraZeneca Patient Assistance Program. AstraZeneca shall have the right for [***] after the Effective Date to supply Licensed Product through its patient assistance program, at its own cost. After such [***] period, Impax shall have the right but not the obligation to establish a patient assistance program to supply Licensed Product, at its own cost, and AstraZeneca shall at Impax’ request reasonably cooperate with Impax in Impax’ efforts to establish a patient assistance program for the Existing Products with the Third Party that AstraZeneca is currently utilizing to manage AstraZeneca’s patient assistance program for the Existing Products in the Territory.

3.19. Commercialization Subcontracting. Subject to the terms and conditions of this Section 3.19 and Section 6.3, Impax may subcontract with one or more Third Parties to perform certain Commercialization obligations of Impax hereunder in its reasonable discretion, including to engage a contract sales force organization to provide Representatives on Impax’ Sales Force, provided that (i) Impax shall continue to control and direct such Subcontractor and shall ensure compliance by such Subcontractor with this Agreement, (ii) no such permitted Subcontracting shall relieve Impax of any liability or obligation hereunder except to the extent satisfactorily performed by such Subcontractor and (iii) the agreement pursuant to which Impax engages any Third Party Subcontractor must (a) be consistent in all material respects with this Agreement, (b) contain terms obligating such Subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement, including Section 3.7 to the extent applicable to the activities to be performed by such Subcontractor and (c) contain terms obligating such Subcontractor to permit AstraZeneca rights of inspection, access, and audit substantially similar to those provided by Impax to AstraZeneca in this Agreement. Notwithstanding the foregoing, Impax shall not have the right, without obtaining AstraZeneca’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) to subcontract with any Third Party (w) in any circumstance involving the grant of a sublicense or similar rights under the licenses or rights of cross-reference or reference granted to Impax in Section 6.1, (x) in any circumstance involving [***], (y) in circumstances involving [***], or (z) for services with respect to [***]; provided that no consent shall be necessary for Impax to subcontract with [***] for the services described in clause (z). Further, notwithstanding clause (x) or (y), Impax shall have the right, without obtaining AstraZeneca’s consent, to subcontract with [***] to [***], provided that the grant of a sublicense or similar rights as provided in clause (w) shall require AstraZeneca’s consent.

Article 4

DEVELOPMENT ACTIVITIES

4.1. Licensed Product Studies.

4.1.1. AstraZeneca Obligations. AstraZeneca shall conduct, at its expense, the current PREA commitment studies in the U.S. evaluating Zomig Nasal Spray in adolescents as required pursuant to that certain [***] (the “Ongoing Adolescent Trial”), and any currently outstanding and deferred post-marketing commitments required by the FDA in connection therewith that are contained on Schedule 4.1.1 (excluding any safety studies), and any current or future PREA commitment studies that the FDA requires with respect to Existing Products as a result of the Ongoing Adolescent Trial (excluding any safety studies) (together with the Ongoing Adolescent Trial, the “Selected Mandated Studies”). Except with respect to the Selected Mandated Studies, AstraZeneca shall not have any further obligation to conduct, fund or otherwise support any Studies (including any investigator sponsored studies) or other Development activities with respect to the Licensed Products or the Licensed Compound in the Territory (or outside the Territory as a result of this Agreement), including any Development activities which may be required to obtain Regulatory Approval for any Licensed Product or New Indications.

4.1.2. Impax Rights and Obligations.

(i) Impax shall not, and shall cause its Affiliates not to, (a) conduct any Study or (b) authorize, support or assist any Third Party to conduct any Study, including by providing funding or supplies of any Licensed Product, in each case ((a) and (b)) unless [***]. If [***], Impax shall conduct such Study, or shall cause such Study to be conducted in accordance with [***] and otherwise in accordance with Section 4.1.4.

(ii) Subject to Section 4.1.2(i) and 4.1.3, Impax shall have the right, but not the obligation, to conduct (or, in the case of an ISS, support), at its expense, one or more Studies (each such Study conducted, or in the case of an ISS, supported by Impax, a “Impax Study”), including (a) Studies to support Regulatory Approval for (1) one or more New Indications for any Existing Product, or (2) any Additional Product, (b) Phase IV Studies, or (c) an ISS for the Licensed Products, in each case ((a), (b) and (c)) in the Field in the Territory. For the avoidance of doubt, only an ISS which Impax provides support to in the form of financial or technical support, supplies of Licensed Products obtained directly from Impax or its Affiliates, or other support or enablement, shall be considered an Impax Study. For the avoidance of doubt, any Impax Study shall be subject to termination in accordance with Section 4.1.4(iii).

4.1.3. AstraZeneca [***].

(i) If Impax wishes to conduct any Impax Study, or to provide support of any kind to any Third Party to conduct an Impax Study (including an ISS), Impax shall [***] the proposed protocol for such Impax Study. Impax also shall provide to AstraZeneca any other clinical, safety, toxicology and other data and information controlled by Impax or its Affiliates that AstraZeneca reasonably requests and that is reasonably necessary to determine [***].

(ii) If Impax (or the applicable Third Party) wishes to amend a protocol for an Impax Study [***] in accordance with Section 4.1.3(i), Impax shall [***]. Impax also shall provide to AstraZeneca any other clinical, safety, toxicology and other data and information controlled by Impax or its Affiliates that AstraZeneca reasonably requests and that is reasonably necessary to determine [***].

(iii) [***] the (a) proposed protocol for any Impax Study or (b) any proposed amendment to a protocol for an Impax Study [***]. In no event shall [***].

(iv) Any protocol for an Impax Study, including any amendment thereto, in each case that [***] is herein referred to as [***].

4.1.4. Impax Study Conduct; Reporting; Cessation.

(i) Impax shall, and shall cause its Affiliates and shall require each applicable Third Party (including any investigator for an ISS) to, conduct each Impax Study strictly in accordance with the [***] therefor and Applicable Law, except for those deviations from [***] necessitated by the care and treatment of a subject following an adverse reaction.

(ii) Impax shall keep AstraZeneca reasonably informed on at least a semi-annual basis, and more frequently if reasonably requested by AstraZeneca, concerning the progress and results of any Impax Study. At AstraZeneca’s request, Impax promptly shall provide to AstraZeneca all Impax Study Data then available in such form as AstraZeneca may reasonably request, including WORD or ..pdf format.

(iii) AstraZeneca shall have the right to require Impax to terminate, or to cause its Affiliate or the applicable Third Party to terminate, any Impax Study by giving written notice that AstraZeneca in good faith believes that the continued conduct of such Impax Study would present a substantial safety risk, and any such termination shall be at Impax’ cost except that, in the event Impax gives written notice to AstraZeneca that Impax in good faith believes that such a safety risk is not presented that would warrant termination of an Impax Study, termination of the Impax Study shall be at AstraZeneca’s reasonable cost.

4.1.5. Ownership and Limitations on Use of Impax Study Data. With respect to any Study Data resulting from any Impax Study (the “Impax Study Data”), (i) Impax shall own all rights with respect to such Impax Study Data, subject to the license grants set forth in Sections 6.2 and 14.7.7, and (ii) Impax covenants to AstraZeneca that none of Impax or any of its Affiliates or Sublicensees shall use (a) any Impax Study Data (including any such study conducted at any sites outside the United States), or (b) any other data generated during the Term in connection with any Development activities, in any filing or submission to a Regulatory Authority outside the United States [***].

4.2. Development Costs. Impax shall be responsible for all costs and expenses in connection with all Impax Studies. For the avoidance of doubt, AstraZeneca shall bear, and shall not be entitled to reimbursement for, any costs and expenses incurred in connection with the performance of the Selected Mandated Studies.

4.3. Records. Impax shall maintain, or cause to be maintained, records of its Impax Study activities in sufficient detail and in good scientific and regulatory manner, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all work done and results achieved in the performance of the Impax Studies. Such records shall be retained by Impax for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law. AstraZeneca shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

4.4. Disclosure of AstraZeneca Regulatory Documentation. No later than [***] following the end of each Calendar Year during the first [***] Calendar Years of the Term, AstraZeneca shall provide to Impax a high level overview of Development activities planned by AstraZeneca or any of its Affiliates for the applicable Calendar Year in support of obtaining or maintaining Regulatory Approvals in any Major Market. Upon the reasonable request of Impax, solely for use in connection with the exercise of its rights under this Agreement, (i) AstraZeneca shall make available to Impax (a) the Existing Regulatory Documentation, and (b) any Material AstraZeneca Regulatory Documentation relating to the Selected Mandated Studies, and (ii) AstraZeneca shall consider in good faith making available to Impax additional Material AstraZeneca Regulatory Documentation, in each case related to the Exploitation of Licensed Products in the Field in the Territory, including in the case of clause (ii) any such Material AstraZeneca Regulatory Documentation with regard to any AstraZeneca Improvements, in each case ((i) and (ii)) in such form as such Regulatory Documentation is maintained by AstraZeneca; provided that AstraZeneca shall not be required to provide any such Regulatory Documentation to Impax to the extent such Regulatory Documentation cannot be located, collected, organized or provided by AstraZeneca without undue burden, as determined by AstraZeneca in its reasonable discretion. In the event Impax requests AstraZeneca provide Regulatory Documentation as described in the preceding sentence, AstraZeneca and Impax shall discuss Impax’ desired need for and use of such information and AstraZeneca shall consider each such request in good faith, taking into account Impax’ need for such information, the utility of such information for Impax’ intended activities and AstraZeneca’s internal ability and resources to locate, collect, organize and provide such information to Impax. In the event that AstraZeneca undertakes to provide any such Regulatory Documentation to Impax at Impax’ request, AstraZeneca shall provide Impax with a cost and expense estimate for AstraZeneca’s activities and Impax promptly shall reimburse AstraZeneca for its reasonable costs and expenses (both internal and out-of-pocket) incurred as a result of providing such Regulatory Documentation; provided that AstraZeneca, at Impax’ request, shall provide Impax with an estimate of such costs and expenses prior to the time when they are incurred and with sufficient notice so that Impax can withdraw its request for such Regulatory Documentation. Notwithstanding anything contained in this Section 4.4, AstraZeneca shall be under no obligation to disclose or make available pursuant to this Section 4.4 (1) [***], (2) [***], (3) [***], or (4) any Information or materials not permitted to be disclosed pursuant to Applicable Law and consistent with AstraZeneca’s and its Affiliates’ obligations to Third Parties.

4.5. New AstraZeneca Studies.

4.5.1. AstraZeneca shall use Commercially Reasonable Efforts to provide Impax with reasonable advance notice of any Study it or its Affiliates plans to conduct in the Territory or a Major Market with respect to the Licensed Compound and products containing the Licensed Compound that are commenced on or after the Effective Date (each, an “AstraZeneca Study”). AstraZeneca shall use Commercially Reasonable Efforts to provide Impax with a copy of the protocol pursuant to which it will conduct any AstraZeneca Study. AstraZeneca shall consider in good faith any comments Impax provides on any AstraZeneca Study protocol but shall not be obligated to accept or implement any such comments. Notwithstanding the foregoing, this Section 4.5.1 shall not apply with respect to (and, for purposes of this Section 4.5, an AstraZeneca Study shall not include) any ISS or any protocol outside the Territory.

4.5.2. Through the JOC, AstraZeneca shall keep Impax reasonably informed on at least a quarterly basis with regard to the progress and status of the Selected Mandated Studies and any AstraZeneca Study.

Article 5

REGULATORY MATTERS

5.1. Ownership of Regulatory Documentation

5.1.1. All Regulatory Documentation (including NDAs and Product Labeling and Inserts) relating to the Existing Products and Impax Generic Versions (whether for the Approved Indications or any New Indication) other than INDs filed by Impax or its Affiliates for Impax Studies relating to Existing Products, shall be retained and owned by, and shall be the sole property and held in the name of, AstraZeneca or its designated Affiliate (the “AstraZeneca Regulatory Documentation”).

5.1.2. All Regulatory Documentation (including NDAs and Product Labeling and Inserts) relating to Additional Products, and all INDs filed by Impax or its Affiliates for Impax Studies relating to Existing Products, shall be retained and owned by, and shall be the sole property and held in the name of, Impax or its designated Affiliate (or the applicable Third Party in the case of an ISS) (the “Impax Regulatory Documentation”). For clarity, notwithstanding the ownership thereof by Impax or its designated Affiliate (or the applicable Third Party, the case of an ISS), the content of all Material Impax Regulatory Documentation shall be subject to approval by AstraZeneca pursuant to Section 5.2.2.

5.2. Regulatory Responsibilities.

5.2.1. AstraZeneca Regulatory Responsibilities.

(i) Except as otherwise agreed by the Parties, AstraZeneca or its designated Affiliate shall have the sole right and responsibility (subject to Impax’ rights under Section 5.2.1(iii)) for (a) preparing, submitting and maintaining all Regulatory Documentation and Regulatory Approvals in accordance with Applicable Law and (b) conducting all written and oral communication and discussions with, and preparing and responding to all correspondence with, Regulatory Authorities in the Territory in accordance with Applicable Law, in each case ((a) and (b)), with respect to (1) (A) the Existing Products in the dosage strengths approved by the FDA in the Territory as of the Effective Date and (B) [***] , in each case ((A) and (B)) in the Approved Indications (except as set forth in Section 5.2.2(ii) with respect to changes in Product Labeling and Inserts proposed by Impax), (2) the Selected Mandated Studies, (3) any AstraZeneca Studies, and (4) the Manufacture of the Supplied Products (collectively, the “AstraZeneca Regulatory Responsibilities”).

(ii) AstraZeneca shall perform the AstraZeneca Regulatory Responsibilities at its sole cost; provided, however, that AstraZeneca shall not be obligated to reimburse Impax for any costs Impax incurs in providing materials for, attending, and assisting with any AstraZeneca Regulatory Responsibilities.

(iii) AstraZeneca shall provide to Impax, reasonably in advance of the submission date therefor, each item of Material AstraZeneca Regulatory Documentation for the Territory proposed by AstraZeneca (other than Material AstraZeneca Regulatory Documentation prepared by Impax pursuant to Section 5.2.2(ii)), and AstraZeneca shall consider in good faith any comments thereon made by Impax in a timely manner.

(iv) Impax, at its sole cost, shall provide AstraZeneca with such information as AstraZeneca reasonably requests (in writing, and no less than [***] in advance, unless a shorter time period is required to satisfy the requirements or requests of the Regulatory Authorities) to enable AstraZeneca to maintain the AstraZeneca Regulatory Documentation and related Regulatory Approvals for the Existing Products and the Impax Generic Versions in the Territory or as may be requested or required by Regulatory Authorities from time to time and which is in the possession of Impax, including details of the Existing Products and the Impax Generic Versions sold by Impax by NDC number. In addition, Impax at its sole cost shall make its employees, consultants and other staff available upon reasonable notice during normal business hours to attend AstraZeneca’s meetings with Regulatory Authorities in the Territory concerning the Existing Products, including Impax Generic Versions.

5.2.2. Impax Regulatory Responsibilities.

(i) Subject to Section 5.1.1, except as otherwise agreed by the Parties, Impax shall have the sole right and responsibility [***] for (a) preparing, submitting and maintaining all Regulatory Documentation and Regulatory Approvals in accordance with Applicable Law and (b) and conducting all written and oral communication and discussions with, and preparing and responding to all correspondence with, Regulatory Authorities in the Field in the Territory in accordance with Applicable Law, in each case ((a) and (b)) with respect to (1) any Additional Products, (2) any Impax Studies (including the INDs filed by Impax or its Affiliates therefor), and (3) the Manufacture of Licensed Products other than Supplied Products (collectively, the “Impax Primary Regulatory Responsibilities”).

(ii) Except as otherwise agreed by the Parties, Impax shall have primary operational responsibility for preparing (a) all Regulatory Documentation and Regulatory Approvals and (b) all correspondence with, Regulatory Authorities in the Field in the Territory, in each case ((a) and (b)) with respect to (1) the Existing Products in any dosage strength other than (A) the dosage strengths approved by the FDA in the Territory as of the Effective Date and (B) [***], (2) the Existing Products in any New Indication, and (3) any changes to the Product Labels and Inserts proposed by Impax for Existing Products in the Approved Indications (collectively, the “Impax Supporting Regulatory Responsibilities”). All Regulatory Documentation and correspondence prepared by Impax pursuant to this Section 5.2.2(ii) shall be submitted to the FDA by and in the name of, and [***]. Any such [***], and AstraZeneca shall [***] such Regulatory Documentation within [***].

(iii) Impax shall perform the Impax Primary Regulatory Responsibilities and the Impax Supporting Regulatory Responsibilities at its sole cost; provided, however, that Impax shall not be obligated to reimburse AstraZeneca for any costs AstraZeneca incurs in providing materials for, attending, and assisting with any Impax Primary Regulatory Responsibilities or Impax Supporting Regulatory Responsibilities.

(iv) Prior to submission to any Regulatory Authority, Impax shall submit to AstraZeneca [***] the form and content of, and strategy for, each item of Material Impax Regulatory Documentation proposed by Impax. AstraZeneca’s [***] pursuant to this Section 5.2.2(iv) shall [***]. AstraZeneca shall use Commercially Reasonable Efforts to [***] within (i) [***] of receipt by AstraZeneca of such proposed Material Impax Regulatory Documentation that relates to the Additional Products and (ii) [***] of receipt by AstraZeneca of such proposed Material Impax Regulatory Documentation that relates to the Existing Products, in each case, except as otherwise set forth in Section 4.1.3(i) with respect to proposed protocols and amendments thereto for Impax Studies.

(v) Except as provided in Section 5.2.2(i), 3.14.4 or 3.15.5, or as required by Applicable Law, Impax shall not communicate directly with any Regulatory Authorities regarding the Licensed Compound or the Licensed Products or otherwise take any action concerning any Regulatory Approval, and in no event shall Impax communicate with any Regulatory Authority, regarding the AstraZeneca Regulatory Documentation or any Existing Product without [***].

(vi) From time to time Impax may propose changes to the Product Labels and Inserts for Existing Products in the Approved Indications; provided that [***].

5.2.3. General Regulatory Responsibilities.

(i) Each Party shall promptly provide the other Party with copies of all Material Regulatory Documentation received by such Party from the Regulatory Authorities in the Territory with respect to the Licensed Products. The Parties shall use good faith efforts to agree in advance on the scheduling of all meetings, conferences, and discussions scheduled with the FDA with respect to any Licensed Products in the Territory (including FDA advisory committee meetings and any other meeting of experts convened by the FDA concerning any topic relevant to Licensed Products, as well as labeling discussions) and on the objectives to be accomplished at, and the agendas for, such meetings, conferences, and discussions; provided that in the event that the Parties cannot agree [***]. To the extent permitted by the FDA, each Party shall use good faith efforts to ensure that the other Party shall be entitled to have a representative present at, and to participate in, all such meetings, conferences or discussions. Each Party shall use good faith efforts to provide the other Party with an opportunity to be present at and participate in, to the extent practical, any unscheduled or ad-hoc meetings, conferences and discussions with the FDA concerning the Licensed Products. For clarity, in no event shall the failure of AstraZeneca to attend any meeting, conference or discussion (whether scheduled, unscheduled or ad-hoc) [***] with respect to any Material Regulatory Documentation.

(ii) The Product Labels and Inserts for the Licensed Products, excluding any Impax Generic Versions, for use in the Field in the Territory shall identify in equal prominence the Corporate Names of both AstraZeneca (or the applicable manufacturer) and Impax (except as required by Applicable Law).

5.3. Violation of Law. In the event that Impax receives notice of or otherwise becomes aware of the same, it shall promptly report to AstraZeneca all notices (or threatened notices) of violation of Applicable Law related to Impax’ Exploitation of the Licensed Products in the Territory received from Regulatory Authorities or any competitor company or other Person and shall provide to AstraZeneca copies of all such notices and related communications. In the event that AstraZeneca receives notice of or otherwise becomes aware of the same, it shall immediately report to Impax all notices (or threatened notices) of violation of Applicable Law related to Impax’ Exploitation of the Licensed Products in the Territory received from Regulatory Authorities or any competitor company or other Person and shall provide to Impax copies of all such notices and related communications.

5.4. Pharmacovigilance. Each Party shall duly and punctually perform all of its obligations under and pursuant to the Safety Agreement.

5.5. Medical Affairs Activities. AstraZeneca shall use Commercially Reasonable Efforts to provide without charge to Impax during the Term medical affairs professional information request (PIR) support for the Existing Products on a support level consistent with the Tier 2 PIR Support Level. If at any time beginning on the first anniversary of the Effective Date Impax wishes to assume responsibility for medical affairs PIR support for the Existing Products (other than with respect to ISS) on a support level consistent with the Tier 2 PIR Support Level, Impax shall so notify AstraZeneca and, if Impax can demonstrate to AstraZeneca’s reasonable satisfaction that Impax is reasonably capable of providing such support at such support level, thereafter shall be responsible for doing so, following a reasonable transition period.

Article 6

GRANT OF RIGHTS

6.1. Grants to Impax. Subject to Sections 6.6 and 6.7 and the other terms and conditions of this Agreement, AstraZeneca, on behalf of itself and its Affiliates, hereby grants to Impax:

6.1.1. an exclusive (even as to AstraZeneca and its Affiliates) royalty-bearing right and license, with the right to sublicense solely as provided in Section 6.3, under the AstraZeneca Patents to Commercialize Existing Products in the Field in the Territory, including, subject to Sections 4.1.2 and 4.1.3, New Indications for Existing Products in the Field in the Territory and subject to Section 6.5, Generic Versions of Existing Products in the Field in the Territory.

6.1.2. a non-exclusive royalty-bearing right and license, with the right to sublicense solely as provided in Section 6.3, under the AstraZeneca Patents (i) subject to Sections 4.1.2 and 4.1.3, to Develop anywhere in the world New Indications for Existing Products for Commercialization in the Field in the Territory, and (ii) following the termination by AstraZeneca of the Supply Term with respect to each Existing Product, to Manufacture such Existing Product anywhere in the world solely for use in the exercise of the license rights granted in Section 6.1.1 and clause (i) of this Section 6.1.2.

6.1.3. subject to Sections 4.1.2 and 4.1.3, an exclusive (even as to AstraZeneca and its Affiliates) royalty-bearing right and license, with the right to sublicense solely as provided in Section 6.3, under the AstraZeneca Patents to Commercialize Additional Products in the Field in the Territory.

6.1.4. subject to Sections 4.1.2 and 4.1.3, a non-exclusive royalty-bearing right and license, with the right to sublicense solely as provided in Section 6.3, under the AstraZeneca Patents (i) to Develop anywhere in the world one or more Additional Products for Commercialization in the Field in the Territory, and (ii) to Manufacture Additional Products anywhere in the world solely for use in the exercise of the license rights granted in Section 6.1.3 and clause (i) of this Section 6.1.4.

6.1.5. a royalty-bearing exclusive (even as to AstraZeneca and its Affiliates) sublicense, without the right to further sublicense, under the license granted to AstraZeneca by [***] pursuant to Section 2.1 of the [***] License Agreement solely for Impax to Commercialize in the Field in the Territory Zomig-ZMT [***]. The sublicense granted by AstraZeneca to Impax pursuant to this Section 6.1.5 shall be subject and subordinate to the terms and conditions of the [***] License Agreement, including the confidentiality obligations set forth therein, and shall be effective solely to the extent permitted under the terms of such agreement. Except as provided in this Section 6.1.5, AstraZeneca grants no sublicense rights under any license agreement entered into by AstraZeneca and any Third Party(ies). Without limitation of the foregoing, in the event and to the extent that the [***] License Agreement (i) contains terms and conditions that provide AstraZeneca a license or the right to grant (sub)licenses for a field of use, territory, compound or product that is narrower or more limited than the corresponding provisions of this Agreement, the sublicenses granted by AstraZeneca to Impax under such license shall be deemed to permit Impax to exercise such sublicense only with respect to such more limited field, territory, compound or product, as applicable, each as defined in the [***] License Agreement (and, for clarity, in no event shall the scope of any definition or terms under the [***] License Agreement expand the sublicense granted herein), or (ii) requires that particular terms or conditions of such agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein under the [***] License Agreement. Except for any sublicense granted pursuant to a settlement agreement under Section 10.3.2, AstraZeneca covenants to Impax that AstraZeneca shall not, and shall cause its Affiliates not to, grant to any Third Party any sublicense under the license granted to AstraZeneca by [***] pursuant to Section 2.1 of the [***] License Agreement to Commercialize Zomig-ZMT in the Field in the Territory during the Term.

6.1.6. a royalty-bearing, non-exclusive right of cross-reference or right of reference under the Regulatory Approvals (including the NDAs with respect to the Existing Products listed in Schedule 12.2.1(ii)) and the INDs that AstraZeneca or its Affiliates Control with respect to the Existing Products, and a non-exclusive license under any AstraZeneca Regulatory Documentation that is provided by AstraZeneca to Impax pursuant to Section 4.4, as necessary for use by Impax in the activities contemplated by Sections 6.1.1 through 6.1.5 and subject to the requirements set forth in Sections 4.1.2, 4.1.3 and 6.5. Such license, other than with respect to Impax Generic Versions, shall be sublicensable to Third Parties to which Impax grants a sublicense under the license granted to it in Section 6.1.1 or 6.1.3. In connection with the foregoing, in the event the FFDCA or its applicable implementing regulations, or equivalent Applicable Laws in foreign jurisdictions, require AstraZeneca to provide Impax or its Sublicensees with a signed statement to effectuate the intent of this Section 6.1.6, AstraZeneca shall provide any such signed statement if requested by Impax in accordance with the FFDCA or other Applicable Law, or will otherwise communicate as necessary with the FDA or other Regulatory Authority to ensure that Impax and its Sublicensees may conduct the activities contemplated by Sections 6.1.1 and 6.1.3, which in the case of Commercialization of Licensed Products shall be conducted solely in the Territory. For clarity, reference in the foregoing sentence to foreign jurisdictions and Regulatory Authorities other than the FDA are not intended and shall not be construed to require AstraZeneca to grant any right of cross reference or right of reference outside the Territory to enable, or in support of, Impax’ Commercialization of any Licensed Product outside the Territory, and any right or cross reference or right of reference outside the Territory shall be granted solely in connection with Impax’ conduct of any Impax Study outside the Territory for the purpose of Commercializing Licensed Products in the Territory, subject to the requirements set forth in Section 4.1.2 and 4.1.3 and the other terms and conditions of this Agreement.

6.1.7. a non-exclusive right and license, with the right to sublicense solely as provided in Section 6.3, under the AstraZeneca Improvement Patents for Impax to engage in the activities provided in clauses 6.1.1 through 6.1.5; provided, however, that for the avoidance of doubt, AstraZeneca shall have no obligation to disclose any AstraZeneca Improvements or AstraZeneca Improvement Patents to Impax or transfer any of the foregoing in connection with this Section 6.1.7 or the other terms or conditions of this Agreement, except to the extent that disclosure is required in connection with activities conducted pursuant to Section 8.19.

6.1.8. subject to Section 10.1.4, a non-exclusive license to use AstraZeneca’s Corporate Names solely for the Commercialization of the Licensed Products in the Field in the Territory in accordance with the terms and conditions of this Agreement, including Sections 3.15.7 and 5.2.3(ii), and for no other purpose. Such license shall be sublicensable to Third Parties to which Impax grants a sublicense under the licenses granted to it in Section 6.1.1 or 6.1.3.

6.1.9. an exclusive (even as to AstraZeneca and its Affiliates) royalty-bearing right and license, to use the Product Trademarks solely for Commercialization of the Licensed Products in the Field in the Territory in accordance with the terms and conditions of this Agreement. Such license shall be sublicensable to Third Parties to which Impax grants a sublicense under the license granted to it in Section 6.1.1 and 6.1.3; provided, however, that Impax obtains AstraZeneca’s prior written consent to any such sublicense, not to be unreasonably withheld, conditioned or delayed, and AstraZeneca shall respond to a request for consent pursuant to this Section 6.1.9 within [***]. This license shall not permit Impax to use the Product Trademarks on or in connection with any Impax Generic Version or any product other than the Licensed Products.

For clarification, all royalty-bearing licenses shall bear royalties solely in accordance with Article 7.

6.2. Grants to AstraZeneca. Subject to 6.6.1 and the other terms and conditions of this Agreement, Impax hereby grants to AstraZeneca:

6.2.1. a non-exclusive, royalty-free right and license, without the right to grant sublicenses, under the Impax Patents, Impax Improvement Patents and Impax Know-How, solely for the purposes of performing its obligations under this Agreement.

6.2.2. an irrevocable, royalty-free, perpetual, non-exclusive license and right of cross-reference or right of reference under the Impax Study Data, Impax Regulatory Documentation and Regulatory Approvals that Impax or its Affiliates Control with respect to the Licensed Compound or Licensed Products solely as reasonably necessary for (i) AstraZeneca and its Affiliates or (sub)licensees (a) to comply with any requirement to report worldwide clinical studies or safety information with respect to a product containing the Licensed Compound to Regulatory Authorities or (b) to make filings seeking or maintaining Regulatory Approval of such product containing the Licensed Compound and (ii) AstraZeneca and its Affiliates to perform AstraZeneca’s obligations under this Agreement. In connection with the foregoing, in the event the FFDCA or its applicable implementing regulations, or equivalent Applicable Laws in foreign jurisdictions, require Impax to provide AstraZeneca or any of its Affiliates or (sub)licensees with a signed statement to effectuate the intent of this Section 6.2.2, Impax shall provide any such signed statement if requested by AstraZeneca in accordance with the FFDCA or other Applicable Law, or will otherwise communicate as necessary with the FDA or other Regulatory Authority to ensure that AstraZeneca or any of its Affiliates or sublicensees may conduct the activities contemplated by this Section 6.2.2.

6.2.3. an irrevocable, royalty-free, perpetual, non-exclusive right and license, with the right to sublicense through multiple tiers, under the Impax Improvement Patents to (i) Exploit the Licensed Compound and products containing the Licensed Compound outside the Territory or in the Territory in support of Exploitation outside the Territory (including to conduct Development activities in the Field in the Territory in furtherance of the right to Exploit the Licensed Compound or products containing the Licensed Compound outside the Territory), and (ii) to Manufacture or have Manufactured anywhere in the world the Licensed Compound or products containing the Licensed Compound for use in the activities provided in clause (i); provided, however, that for the avoidance of doubt, Impax shall have no obligation to disclose any Impax Improvements or Impax Improvement Patents to AstraZeneca in connection with this Section 6.2.3 or the other terms or conditions of this Agreement, except to the extent that disclosure is required in connection with activities conducted pursuant to Article 4 or Article 5.

6.2.4. a royalty-free, non-exclusive license to use Impax’ Corporate Names solely as required to Manufacture the Supplied Products in accordance with this Agreement and as required for any actions in connection with any submissions to Regulatory Authorities as contemplated hereunder or as required by Applicable Law.

6.3. Impax Sublicenses.

6.3.1. Obligations with respect to Sublicensees. Any sublicenses that Impax is permitted to grant pursuant to Section 6.1 or Section 10.3.2 shall be subject to (i) the prior written consent of [***] if required under the [***] License Agreement, and (ii) AstraZeneca’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; [***] and provided further that in the case of any sublicense under clause (ii) of Section 6.1.2, such consent shall be subject to the applicable Third Party qualifying as a Third Party contract manufacturer as contemplated in Section 8.19.2, and in each case AstraZeneca shall respond to a request for consent pursuant to this clause (ii) within [***]. Impax shall include in each sublicense agreement (except for those sublicenses granted pursuant to a settlement agreement under Section 10.3.2) terms and conditions that require the Sublicensee to comply with the applicable terms and conditions of this Agreement and, as applicable, the [***] License Agreement, and shall use Commercially Reasonable Efforts to cause each Sublicensee to comply with the applicable terms and conditions of this Agreement and, as applicable, the [***] License Agreement, provided, however, that if any Sublicensee fails to comply with the terms and conditions of this Agreement (including Section 3.9, 3.16.2 or this Section 6.3.1) or the sublicense agreement, Impax shall promptly notify AstraZeneca in writing upon becoming aware of any such non-compliance and, whether or not Impax has fulfilled its notice obligations, in the event of any such non-compliance by any of its Sublicensees, AstraZeneca shall have the right to terminate such Sublicensee’s sublicense or right of reference, as applicable, and [***], effective automatically upon AstraZeneca’s providing notice thereof to Impax. [***] Any such permitted sublicenses shall be consistent with and expressly made subject to the terms and conditions of this Agreement and, as applicable, the [***] License Agreement. A copy of any sublicense agreement executed by Impax shall be provided to AstraZeneca within [***] after its execution; provided that the financial terms and other terms of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement.

6.3.2. Termination of Sublicenses. In the event of termination of this Agreement, any sublicense granted by Impax shall automatically be deemed to terminate to the same extent as the license or other rights granted by AstraZeneca to Impax in Section 6.1, and the other terms and conditions of this Agreement, terminate.

6.4. [***] Compliance.

6.4.1. AstraZeneca shall, and cause its Affiliates to, [***] of the [***] License Agreement and [***] Supply Agreement, including by making all payments required thereunder to [***] (provided that nothing contained in this Section 6.4.1 shall apply with respect to terms that depend for compliance on the acts or omissions of Impax or any of its Affiliates or Sublicensees or any Third Party to which a sublicense is granted pursuant to a settlement agreement under Section 10.3.2). For clarity, (i) any costs, payments and fees due from or payable by AstraZeneca or its Affiliates under the terms of the [***] License Agreement or [***] Supply Agreement shall be paid by [***], and (ii) the [***] from [***] for supply to Impax as Supplied Products.

6.4.2. AstraZeneca shall not, and shall cause its Affiliates not to, exercise any right of AstraZeneca or its Affiliates to [***]; provided, however, that AstraZeneca shall be permitted to [***].

6.4.3. AstraZeneca shall provide to Impax reasonable notice of (i) AstraZeneca’s or its Affiliate’s receipt of [***] and (ii) AstraZeneca’s or its Affiliate’s receipt of [***]. AstraZeneca shall provide to Impax prompt written notice [***].

6.4.4. In the event of termination of the [***] License Agreement, in whole or in part with respect to the Territory, any sublicense granted by Impax under such [***] License Agreement shall automatically terminate to the same extent as the license or other rights granted to AstraZeneca in such [***] License Agreement.

6.5. Authorized Generics.

6.5.1. The license granted by AstraZeneca to Impax pursuant to Section 6.1.1 shall include the exclusive (even as to AstraZeneca and its Affiliates) right to Commercialize in the Field in the Territory an Impax Generic Version of each Existing Product mode of administration and dosage strength in reliance on AstraZeneca’s NDA with respect to such Existing Product, subject to the terms and conditions of this Section 6.5 and the other terms and conditions of this Agreement. Any such Impax Generic Version shall be identical to the corresponding branded Existing Product, except that the Impax Generic Version shall not be sold under the Product Trademarks (and Product Labels and Inserts with respect to any Impax Generic Versions shall be modified accordingly).

6.5.2. Impax covenants to AstraZeneca that [***]:

(i) in the case of all Impax Generic Versions, Impax may, [***] (a) notify potential customers that it will have the right to sell such Impax Generic Version as of the applicable Generic Launch Date, (b) engage in discussions with or enter into arrangements with customers relating to such Impax Generic Version [***] in accordance with Applicable Law and in accordance with other procedures approved in advance by AstraZeneca, such approval with respect to procedures not to be unreasonably conditioned, withheld or delayed;

(ii) in the case of all Impax Generic Versions, Impax may, [***], [***] Product of such Impax Generic Version [***] owned by Impax or any of its Affiliates or by one or more [***] pursuant to the terms of a [***] Agreement to be entered into between AstraZeneca and Impax, and a further Third Party [***] Agreement to be entered into between Impax and one or more [***] for such Impax Generic Version, in each case in the form of agreement to be agreed upon by the Parties in good faith pursuant to Section 6.5.3;

(iii) in the case of any Impax Generic Version with respect to a Licensed Product consisting of any [***], in addition to the Impax rights pursuant to clauses (i) and (ii), Impax shall have the right, [***] (a) to [***] pursuant to the terms of a [***] Agreement to be entered into between AstraZeneca and Impax, and a further Third Party [***] Agreement to be entered into between Impax and [***] for such Impax Generic Version, in each case in the form of agreement to be agreed upon by the Parties in good faith pursuant to Section 6.5.3; and (b) to take such other reasonable [***] as are consistent with the terms of this Agreement and Applicable Law, including [***]. Further, in the event a [***], then Impax and AstraZeneca shall in good faith discuss whether [***] activities for the corresponding Impax Generic Version of such Existing Product as provided under this Section 6.5.2(iii) for Impax Generic Versions of [***].

(iv) Except as expressly permitted pursuant to the preceding clauses (i) through (iii), Impax shall not advertise, market, sell, accept orders for sale, ship, or Commercialize any Impax Generic Version to Third Parties prior to [***].

6.5.3. With respect to each Existing Product, upon (i) [***] of an Existing Product in the Territory or (ii) reasonably in advance of the Anticipated Generic Date, at the request of either Party, (a) the Parties shall coordinate in good faith with respect to the [***] activities with respect to the Impax Generic Version as set forth in Section 6.5.2; and (b) the Parties shall negotiate in good faith to agree upon the form of [***] Agreement that will apply with respect to the applicable Impax Generic Version, and the form of any Third Party [***] Agreement that must be used by Impax in entering into any such [***] agreement with Third Parties, including, as applicable[***] as permitted pursuant to this Section 6.5. Any such [***] Agreement or Third Party [***] Agreement shall provide, among other terms, that (x) [***], and (y) notwithstanding clause (x), subject to Section 8.17.3 and 8.17.4, [***].

6.5.4. In the event that, following the launch by Impax of such Impax Generic Version, there [***], Impax shall immediately [***] in the Field in the Territory (and [***]).

6.5.5. Impax shall [***] by this Agreement.

6.5.6. Except as provided in this Section 6.5, no Party shall have the right to, and each Party covenants to the other Party that it shall not, and shall cause its Affiliates and Sublicensees not to, directly or indirectly, [***] in the Field in the Territory during the Term, or, [***]. Except with respect to the Exploitation of an Impax Generic Version in accordance with this Section 6.5, Impax covenants to AstraZeneca that neither Impax nor any of its Affiliates or Sublicensees will [***].

6.6. Reservation of Rights.

6.6.1. Any rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party. In addition, AstraZeneca and its Affiliates expressly retain the rights under the AstraZeneca Patents, AstraZeneca Improvement Patents, AstraZeneca Corporate Names, Product Trademarks, the AstraZeneca Regulatory Documentation Regulatory Approvals or Controlled by AstraZeneca, the Manufacturing Know-How, and any other Patent or intellectual property rights, to perform all its obligations pursuant to this Agreement.

6.6.2. Except as expressly provided herein, AstraZeneca grants no other right or license, including any rights or licenses to the AstraZeneca Patents, AstraZeneca Improvement Patents, AstraZeneca Corporate Names, Product Trademarks, the Regulatory Approvals or Regulatory Documentation Controlled by AstraZeneca, the Manufacturing Know-How, or any other Patent or intellectual property rights not otherwise expressly granted herein. Except as expressly provided herein, Impax grants no other right or license, including any rights or licenses to the Impax Patents, Impax Improvement Patents, Impax Corporate Names, the Regulatory Approvals or Regulatory Documentation Controlled by Impax (including Impax Regulatory Documentation), or any other Patent or intellectual property rights not otherwise expressly granted herein.

6.7. Non-Compete Covenants. Subject to Section 6.8, neither Party shall (and each Party shall cause its Affiliates and, with respect to Section 6.7.2 only, Impax shall cause its Sublicensees, not to) directly or indirectly:

6.7.1. market, distribute or sell or otherwise Commercialize any Competing Product for use in the Field in the Territory during the Term;

6.7.2. market, distribute or sell or otherwise Commercialize any Restricted Product inside or outside of the Territory during the Term; provided, however, that the covenant set forth in this Section 6.7.2 shall automatically be null and void beginning on the first date on which [***].

6.7.3. develop or seek regulatory approval for any Competing Product in the Field for Commercialization in the Territory [***]; or

6.7.4. [***] (in the case of Section 6.7.2, for so long as such Section remains in effect).

The Parties acknowledge that all restrictions contained in this Section 6.7 and in Section 6.9 are reasonable, valid and necessary for each party to get the full benefits contemplated by this Agreement and that the Parties would not have entered into this Agreement without the protection afforded to them by this Section 6.7 and Section 6.9.

6.8. [***]. Notwithstanding Section 6.7, if a [***] of any Party or any of its Affiliates (collectively, the “Subject Party”) occurs or the Subject Party [***] and the Third Party to such transaction was engaged in an activity that would have otherwise constituted a breach of Section 6.7, then [***]. Within [***] of the consummation of such a [***], the Subject Party (or its successor) shall provide the other Party with written notice thereof.

6.9. [***].

6.10. [***] Products.

6.10.1. Except as provided herein in connection with AstraZeneca’s performance of its obligations under this Agreement, including under the Transition Plan, AstraZeneca covenants to Impax that it shall not, and shall cause its Affiliates not to, directly or indirectly, launch or Commercialize any product that [***], or, except for any license granted in a settlement agreement under Section 10.3.2, license or assist any Third Party to [***].

6.10.2. Impax covenants to AstraZeneca that it shall not, and shall cause its Affiliates and Sublicensees not to, directly or indirectly, [***] except under this Agreement, or, except for any (sub)license granted in a settlement agreement under Section 10.3.2, license or assist any Third Party to [***].

6.11. Certain Licenses to Impax Study Data and Impax Regulatory Documentation.

6.11.1. Notwithstanding Section 6.2.2, in the event AstraZeneca desires to obtain a license to utilize or otherwise file with a Regulatory Authority the Impax Study Data or Impax Regulatory Documentation, in each case to obtain or maintain Regulatory Approval outside the Territory for a product containing the Licensed Compound other than an Existing Product or for an indication other than an Approved Indication, AstraZeneca and Impax shall negotiate in good faith a separate license agreement pursuant to which Impax would license such Impax Study Data or Impax Regulatory Documentation to AstraZeneca for purposes of obtaining or maintaining such Regulatory Approval outside the Territory on commercially reasonable terms. For clarity, nothing contained in this Section 6.11.1 is intended or shall be construed to be in derogation of AstraZeneca’s rights and licenses under clause (i)(a) of Section 6.2.2 or to obligate any Party to enter into a license under this Section 6.11.1.

6.11.2. In the event AstraZeneca desires to obtain an exclusive license under any Impax Improvement Patent to Commercialize the Licensed Compound and products containing the Licensed Compound outside the Territory, AstraZeneca and Impax shall negotiate in good faith a separate license agreement pursuant to which Impax would license such Impax Improvement Patent on commercially reasonable terms. Nothing contained in this Section 6.11.2 is intended or shall be construed to be in derogation of the non-exclusive license provided to AstraZeneca in Section 6.2.3 or to obligate any Party to enter into a license under this Section 6.11.2.

Article 7

PAYMENTS AND RECORDS

7.1. Lump Sum Payments. Subject to the other provisions of this Section 7.1, Impax shall pay AstraZeneca an amount equal to (i) [***]; (ii) [***]; (iii) [***]; and (iv) [***] (each such payment is referred to herein as a “Fixed Payment” and collectively as the “Fixed Payments”). Each Fixed Payment shall be nonrefundable and non-creditable against any other payments due hereunder. In the event that any [***] occurs during the period between any two (2) successive Fixed Payments or, in the case of the first Fixed Payment, the period between the Effective Date and the first Fixed Payment (each such period, a “Payment Period”), then Impax can elect (in its sole discretion by written notice to AstraZeneca) at any time during such Payment Period to reduce the amount of the Fixed Payment to be made at the end of such Payment Period by an amount equal to [***] (each such affirmative election to reduce, a “Proration Election”), and upon such Proration Election, such Fixed Payment will be reduced accordingly. In the event that Impax makes a Proration Election, then [***]. For clarity, (x) Impax’ right to make a Proration Election is available for [***] solely to the extent occurring [***] except as described in this Section 7.1, and (y) Impax shall [***].

7.2. Royalties.

7.2.1. Royalty Payments for Licensed Products other than Impax Generic Versions.

(i) As further consideration for the rights granted to Impax hereunder, Impax shall pay to AstraZeneca a royalty on Net Sales of each Existing Product (for clarity excluding any Impax Generic Version) in the Territory during each applicable period at the following rates:

September 30,
Net Sales in the Territory of the applicable Existing Products (for clarity excluding any Impax Generic Version)	Royalty Rate
For aggregate Net Sales of all Existing Products (for clarity excluding any Impax Generic Version) in the Territory during [***]	[	***]
For aggregate Net Sales of all Existing Products (for clarity excluding any Impax Generic Version), [***] in the Territory during [***]	[	***]
For aggregate Net Sales of [***] (for clarity excluding any Impax Generic Version) in the Territory during [***]	[	***]

(ii) As further consideration for the rights granted to Impax hereunder, Impax shall pay to AstraZeneca a royalty on Net Sales of each Additional Product in the Territory during each Calendar Year (or portion thereof) during the Royalty Term at a rate of [***] of the aggregate Net Sales of all Additional Products in the Territory during such Calendar Year (or portion thereof) during the Royalty Term.

(iii) In the event that, at any time during the Royalty Term on or after [***], with respect to any Existing Product mode of administration and dosage strength, a Third Party Generic Version is sold commercially in the Field in the Territory, beginning with the first day of the Calendar Quarter following the Calendar Quarter in which the first commercial sale of such Third Party Generic Version occurs (or if the first commercial sale occurs prior to [***], beginning on [***]), the royalty on aggregate Net Sales set forth in this Section 7.2 for the Existing Product (for clarity excluding any Impax Generic Version) with the same mode of administration and dosage strength shall be reduced to [***]. For clarity, in the event that the first commercial sale of any such Third Party Generic Version occurs prior to [***], and all such Third Party Generic Versions cease to be sold prior to [***], the full royalty rate shall remain unchanged until such time that a [***].

7.2.2. Royalty Payments for Impax Generic Versions. As further consideration for the rights granted to Impax hereunder[***], Impax shall pay AstraZeneca royalties on Gross Profit from Impax Generic Versions in the Territory during each Calendar Year (or portion thereof) during the Royalty Term at a rate of [***] of the aggregate Gross Profit of such Impax Generic Versions during such Calendar Year (or portion thereof) during the Royalty Term (such payments, “Impax Generic Version Payments”).

7.2.3. Royalty Reduction for Licensed Products. Subject to Section 7.2.4 and 7.2.5:

(i) If, during the Term, Impax enters into a license with a Third Party pursuant to Section 10.6 with respect to Patents necessary to Commercialize Existing Products in the Territory for Approved Indications, then, as of the effective date of any such license and thereafter during the remainder of the period during which Impax owes royalties to AstraZeneca hereunder on Net Sales of any Licensed Product in the Territory, the amounts payable under Sections 7.2.1 and 7.2.2 in a Calendar Quarter on sales of such Existing Products in the Territory shall be reduced by an amount equal to the sum of [***] of all license fees (including royalties, milestones and upfront payments, but solely to the extent reasonably allocable to the Commercialization of Existing Products for Approved Indications in the Territory) paid under such license by or on behalf of Impax to such Third Party in such Calendar Quarter on sales of such Existing Product in the Territory.

(ii) If during the Term, in accordance with Section 10.4, Impax pays to a Third Party(ies) [***] with respect to an Existing Product for an Approved Indication, or pays to a Third Party(ies) [***] with the prior written approval of AstraZeneca, not to be unreasonably withheld, conditioned or delayed, then to the extent such amounts are not subject to an indemnification obligation of AstraZeneca pursuant to Section 13.2, the amounts payable under Sections 7.2.1 and 7.2.2 in a Calendar Quarter on sales of such Existing Products in the Territory shall be reduced by an amount equal to the sum of [***] of all such amounts [***] in the applicable Calendar Quarter. In the event that Impax [***] with respect to this Section 7.2.3(ii), and either Party is [***].

7.2.4. Maximum Amount of Royalty Reduction. Notwithstanding any term or condition of this Agreement to the contrary, in no event shall the royalties payable to AstraZeneca pursuant to Sections 7.2.1 and 7.2.2 be reduced by more than [***] in any Calendar Quarter as a result of any reductions, offsets or setoffs permitted pursuant to this Agreement, whether taken in a Calendar Quarter alone or in the aggregate with other permitted reductions or offsets, including pursuant to Section 7.2.3 and Section 8.15. Reductions not applied or exhausted in any Calendar Quarter as a result of this Section 7.2.4 may be carried into future Calendar Quarters until fully applied or exhausted, subject to the foregoing sentence, and [***] and with respect to which a reduction in royalties is available pursuant to Section 7.2.3, may be carried into [***] or subsequent Calendar Quarters, as the case may be, until fully used in accordance with this Section 7.2.4.

7.2.5. Other Limitation on Royalty Reductions. Notwithstanding any right of offset or reduction of royalties provided in this Agreement, in no event shall any offset or reduction in royalties payable by Impax, including pursuant to Sections 7.2.3, 8.15, 10.4.2, and 10.6 whether such reduction is calculated alone or as aggregated with other permitted reductions or offsets, cause the royalty amount payable by Impax to AstraZeneca in any Calendar Quarter to fall below [***] with respect to such Calendar Quarter [***] in the Territory. The Parties will coordinate to ensure that Impax has information sufficient to [***], taking account of this Section 7.2.5, in sufficient time for Impax to make timely payments to AstraZeneca under this Agreement. Reductions not applied or exhausted in any Calendar Quarter as a result of this Section 7.2.5 may be carried into future Calendar Quarters until fully applied or exhausted, subject to the foregoing sentence. For clarity, nothing in this Section 7.2.5 shall apply with respect to [***].

7.2.6. Reasonableness of Royalty Payments and Impax Generic Version Payments. The Parties acknowledge and agree that the Royalty Payments and Impax Generic Version Payments are fair and reasonable in that they represent blended rates and a blended percentage, respectively, as consideration for the various rights and licenses granted by AstraZeneca to Impax hereunder, including AstraZeneca’s grants to Impax of the licenses and rights of reference provided in Section 6.1 with respect to AstraZeneca Patents, AstraZeneca Improvement Patents, Product Trademarks, Regulatory Approvals and Regulatory Documentation, as well as consideration to AstraZeneca for various activities to be performed by AstraZeneca hereunder and under the Safety Agreement, including in regard to regulatory activities, medical affairs, pharmacovigilance and maintenance of the global safety database.

7.2.7. Royalty Term. With respect to each Licensed Product or Impax Generic Version, Impax’ obligation to make Royalty Payments and Impax Generic Version Payments shall commence on the date of the First Commercial Sale of such Licensed Product or Impax Generic Version, as applicable, and shall continue for as long as such product is sold in the Territory by or on behalf of Impax (such period, the “Royalty Term”).

7.3. Payments and Reports. Impax shall calculate all amounts payable to AstraZeneca pursuant to Sections 7.2.1 and 7.2.2 at the end of each Calendar Quarter. Impax shall pay to AstraZeneca the Royalty Payments and Impax Generic Version Payments due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each payment due to AstraZeneca shall be accompanied by a statement of the amount of gross sales, Net Sales and Gross Profit, as applicable, of each Licensed Product in the Territory during the applicable Calendar Quarter and a calculation of the amount due on such Net Sales and Gross Profit for such Calendar Quarter. Without limiting the generality of the foregoing, Impax shall require its Affiliates and Sublicensees to account for its Net Sales and Gross Profit to provide such reports with respect thereto as if such sales were made by Impax.

7.4. Mode of Payment. All payments to either Party under this Agreement shall be made by electronic transfer of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.

7.5. Taxes.

7.5.1. The amounts payable by one Party to the other Party pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 7.5, the Party receiving any Payment hereunder shall be solely responsible for paying any income and other taxes arising with respect to such Payment. If any Payment is subject to withholding tax, the Parties shall use Commercially Reasonable Efforts to perform all acts (including by executing all appropriate documents) so as to enable the Party receiving such Payment to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the Party making such Payment to the other Party shall pay the applicable withholding or similar tax to the appropriate government authority, shall deduct the amount paid from the amount due to the other Party, and shall provide to the other Party evidence of such payment within [***] following such payment.

7.5.2. All Payments pursuant to this Agreement are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, the payer shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the recipient in respect of those Payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

7.6. Interest on Late Payments. If any Payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

7.7. Financial Records.

7.7.1. Impax shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales and Gross Profits, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement, including the Transition Plan. Such books and records shall be retained by Impax and its Affiliates until the later of (i) [***] after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

7.7.2. AstraZeneca shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to each Supply Price and, in connection with its obligations pursuant to the Transition Plan, AstraZeneca Net Sales of Transition Product, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by AstraZeneca and its Affiliates until the later of (i) [***] after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

7.8. Payment Audit.

7.8.1. At the request of either Party, the other Party being audited shall, and shall cause its Affiliates to, permit an independent auditor designated by the auditing Party and reasonably acceptable to the audited Party (the “Independent Auditor”), at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.7 to ensure the accuracy of all reports and payments made hereunder. The Party being audited shall cooperate with the Independent Auditor’s investigation, and the results of any audit under this Section 7.8.1 shall (i) disclose only whether any report or payment made under this Agreement is correct or incorrect and the amount of any discrepancy and (ii) be made available to both Parties. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [***] from the reported amounts and such variance benefitted the audited Party, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 7.8.2, if such audit concludes that (a) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, or (b) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((a) or (b)), with interest from the date originally due as provided in Section 7.6 and within [***] after the date on which such audit is completed by the auditing Party.

7.8.2. In the event of a dispute with respect to any audit under Section 7.8.1, AstraZeneca and Impax shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Arbitrator”). The decision of the Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Arbitrator shall determine. Not later than [***] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts that were not paid, with interest from the date originally due as provided in Section 7.6, or the auditing Party shall reimburse the excess payments that were paid, as applicable.

7.8.3. Each Party shall treat all information subject to review under this Section 7.8 in accordance with the confidentiality provisions of Article 11 and the Parties shall cause the Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

7.9. No Setoff; Offset. Except as expressly provided in this Agreement, neither Party shall have a right of offset or setoff of any amounts due and payable to the other Party pursuant to this Agreement, or any Losses arising under this Agreement against any amounts due and payable from the other Party, or any other Losses arising under this Agreement. The payment obligations and Losses arising under this Agreement shall remain independent obligations of each Party, irrespective of any amounts owed or Losses attributable to the other Party under this Agreement.

Article 8

SUPPLY

8.1. Supply Obligations. Subject to the terms and conditions of this Agreement, during the applicable Supply Term, AstraZeneca agrees to use [***] to supply to Impax, and Impax agrees to purchase from AstraZeneca, all of Impax’ clinical and commercial requirements of the Supplied Products. Subject to Section 8.23, AstraZeneca, in its sole discretion, shall determine from time-to-time whether to Manufacture the Supplied Products or to have an Affiliate of AstraZeneca or Third Party Manufacturer Manufacture the Supplied Products and there shall be no limitation on AstraZeneca’s use of an Affiliate or Third Party Manufacturer to Manufacture the Supplied Products.

8.2. Supply Term.

8.2.1. The applicable supply and purchase obligations on AstraZeneca and Impax set forth pursuant to this Article 8 with respect to each Supplied Product shall begin on the Effective Date (or such later time as specified in the Transition Plan) and shall continue until the earlier of (i) the date on which this Agreement is terminated in accordance with the terms hereof and (ii), the date on which AstraZeneca terminates its obligation to supply with respect to the applicable Supplied Product in accordance with this Section 8.2.1 (each such period with respect to each Supplied Product, the “Supply Term”). AstraZeneca shall have the right to terminate the Supply Term on a Supplied Product-by-Supplied Product basis on at least [***] prior written notice (provided that, in the case of [***] and the corresponding Impax Generic Version, AstraZeneca shall [***]), provided that the Supply Term with respect to: (a) Zomig Tablets and the corresponding Impax Generic Version shall end no earlier than [***], (b) Zomig-ZMT and the corresponding Impax Generic Version shall end no earlier than the earlier of [***] or, subject to Section 8.2.2, such earlier date as results from the [***] and (c) the Zomig Nasal Spray and the corresponding Impax Generic Version shall end no earlier than [***], provided, further, that in the case of Zomig Nasal Spray and the corresponding Impax Generic Version, AstraZeneca shall have the right to terminate the Supply Term prior to [***], on at least [***] prior written notice in the event that (1) [***], (2) [***] or (3) [***].

8.2.2. In the event that [***], AstraZeneca shall continue to provide Zomig-ZMT as a Supplied Product to Impax during the Supply Term with respect to Zomig-ZMT. AstraZeneca shall not, and shall cause its Affiliates not to, exercise any right of AstraZeneca or its Affiliates to [***]. For clarity, there shall be no restriction on AstraZeneca’s right to [***].

8.2.3. Notwithstanding Section 8.2.1, in the event that during the Supply Term for Zomig Nasal Spray and the corresponding Impax Generic Version, the demand for Zomig Nasal Spray or the corresponding Impax Generic Version declines to a level such that either Party determines it is no longer commercially reasonable for such Party to continue supplying or purchasing, as applicable, Zomig Nasal Spray or the corresponding Impax Generic Version during the Supply Term, the Parties shall discuss in good faith alternative supply arrangements.

8.3. Supplied Products Packaging.

8.3.1. As soon as practicable and in any event within [***] following the Effective Date, the Parties shall meet to discuss in good faith the appropriate arrangements and timing for the supply of Supplied Products by AstraZeneca to Impax in the packaging and trade dress of Impax, to be agreed upon by the Parties in writing. Each Party shall use Commercially Reasonable Efforts to effect the transition to the Impax packaging and trade dress. Subject to Section 8.5, AstraZeneca shall supply Supplied Products to Impax in the packaging and trade dress agreed to pursuant to this Section 8.3.1, as the same may be changed in accordance with the terms of this Agreement.

8.3.2. AstraZeneca shall bear the cost of initial conversion of the Product Labels and Inserts for the Existing Products in order to reflect that Impax will be the distributing Party in the Territory. In the event that, thereafter during the Supply Term for a Supplied Product, Impax requests modifications to the Product Labels and Inserts for any such Supplied Product (including changes to the packaging presentation), Impax shall bear the costs of such modifications, including the amount of any write-off associated with materials bearing Impax’ previous trade dress or conforming to the previous packaging and labeling. AstraZeneca shall use Commercially Reasonable Efforts to coordinate with Impax to minimize such write-offs.

8.4. Additional Product Supply. For the avoidance of doubt, AstraZeneca shall have no supply or Manufacturing obligations pursuant to this Article 8 with respect to (i) any Additional Products or (ii) the Existing Products in any dosage strength other than (A) the dosage strengths approved by the FDA in the Territory as of the Effective Date and (B) the [***], in either case ((i) and (ii)), unless AstraZeneca otherwise agrees in its sole discretion.

8.5. Impax Generic Version. Subject to Sections 6.5, 8.6, and 8.7 and the terms and conditions of any [***], in the event that Impax Commercializes an Impax Generic Version in accordance with this Agreement with a dosage strength and mode of administration corresponding to an Existing Product that is a Supplied Product that is then being supplied pursuant to Section 8.1 and Section 8.2, AstraZeneca shall use [***] to supply Impax’ requirements of such Impax Generic Version prior to the Anticipated Generic Date and during the applicable Supply Term in packaging and trade dress of Impax to be reasonably agreed by the Parties.

8.6. Forecasts and Orders.

8.6.1. Initial Purchase Orders. Except with respect to samples of each Existing Product, the initial draft Purchase Orders for the Supplied Products (broken out by packaging configuration for each dosage strength of each Supplied Product and by NDC) for the month in which the Impax Commercialization Date occurs with respect to the applicable Supplied Product and each of the first [***] following the Impax Commercialization Date for each such Supplied Product are attached hereto as Schedule 8.6.1 Part A and the delivery schedule for the Supplied Products ordered pursuant to such Purchase Orders is attached hereto as Schedule 8.6.1 Part B; such drafts to be updated or confirmed as final by Impax within [***] following the Effective Date. The initial Purchase Orders for the Supplied Products consisting of samples (broken out by packaging configuration for each dosage strength of each Supplied Product and by NDC) for each month beginning with the month in which the Promotion Commencement Date will occur and with respect to each of the [***] following such month are attached hereto as Schedule 8.6.1 Part C and the delivery schedule for the Supplied Products ordered pursuant to such Purchase Orders is attached hereto as Schedule 8.6.1 Part D. For clarity, AstraZeneca shall have the right to fulfill any or all such Purchase Orders for the Supplied Products consisting of samples in whole or in part with Supplied Product bearing the AstraZeneca Corporate Names and NDC.

8.6.2. Subsequent Forecasts and Purchase Orders. On or before the first day of each month after the Impax Commercialization Date for any Supplied Product other than samples, and on or before the first day of each month after the Promotion Commencement Date for any Supplied Products consisting of samples, Impax shall provide to AstraZeneca a good faith forecast for such Supplied Products by unit (broken out by packaging configuration for each dosage strength of each such Supplied Product and by NDC) by month for the following [***] (each, a “Planning Forecast”). Except as set forth in Section 8.8, each Planning Forecast shall be non-binding and shall be used for planning purposes only. On or before the first day of each full Calendar Quarter (the “Current Quarter”) after the Impax Commercialization Date for any Supplied Product, and after the Promotion Commencement Date for any Supplied Products consisting of samples, Impax shall provide to AstraZeneca (except to the extent already covered by the Purchase Orders described in this Section 8.6) a separate Purchase Order for each month for such Supplied Products (broken out by packaging configuration for each dosage strength of each such Supplied Product and by NDC) required by Impax in each month for the Calendar Quarter following the Current Quarter.

8.6.3. Good Faith Forecast by Impax. In addition to the forecasts described above in this Section 8.6, Impax shall also provide to AstraZeneca, within [***] following the Effective Date, a non-binding, [***], good faith forecast for its requirements of the Supplied Products by unit on a Calendar Quarter basis (broken out by packaging configuration for each dosage strength of each such Supplied Product and by NDC). Subsequently throughout the Term, Impax shall supply AstraZeneca by [***], a non-binding, [***], good faith forecast for its requirements for the Supplied Products by unit on a Calendar Quarter basis (broken out by packaging configuration for each dosage strength of each such Supplied Product and by NDC).

8.6.4. Safety Stock. Except during any period in which AstraZeneca is in breach of its supply obligations hereunder in circumstances that adversely impact Impax’ ability to comply with this Section 8.6.4, Impax shall use [***] to at all times maintain a level of stock of each Supplied Product NDC approximating at least [***] of anticipated demand from wholesalers, retailers and other customers for such Supplied Product, provided that this obligation shall not commence until (i) immediately prior to the Impax Commercialization Date with respect to each Existing Product NDC, and (ii) immediately prior to First Commercial Sale of any Impax Generic Version or other Supplied Product (if any) hereunder. Impax shall submit forecasts and Purchase Orders in accordance with this Article 8 that enable Impax to satisfy its obligations under this Section 8.6.4.

8.6.5. Monthly Supply Chain Meetings. During the Supply Term with respect to any Supplied Product, AstraZeneca and Impax shall conduct telephonic monthly supply chain meetings in order for the Parties to coordinate on supply chain matters, and shall discuss at such meetings, for each such Supplied Product, on an NDC-by-NDC basis, the following: (i) the quantity of such Supplied Product that each Party is holding, (ii) anticipated market changes reasonably expected to impact the demand for such Supplied Product in the Territory, (iii) anticipated supply and demand of such Supplied Product in the Territory, (iv) Purchase Orders that Impax anticipates submitting, and (v) anticipated delivery schedules.

8.7. Purchase Orders. All Purchase Orders for the purchase of Supplied Products shall be made in accordance with the then-current minimum order quantities and order multiples with respect to each Supplied Product. The minimum order quantities and order multiples in effect as of the Effective Date are set forth on Schedule 8.7. Impax acknowledges and agrees that the minimum order quantities and order multiples for each Supplied Product may be changed by AstraZeneca from time to time, provided that AstraZeneca provides to Impax reasonable prior notice of any such change. Delivery by AstraZeneca of a quantity at least equal to

[***], and not greater than [***], of the actual quantity ordered by Impax in a Purchase Order shall constitute fulfillment of such Purchase Order and Impax shall pay for the amount so delivered in accordance with the terms hereof. All Purchase Orders shall constitute a binding obligation on Impax to purchase the indicated quantities of Supplied Products, subject to Article 14. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail. Impax acknowledges and agrees that AstraZeneca shall be obligated to supply Supplied Products only in the packaging configurations set forth on Schedule 8.7. Notwithstanding the foregoing or any term or condition of this Agreement to the contrary, the Parties acknowledge and agree [***], and AstraZeneca shall not have any obligation to accept (and may reject) any Purchase Order with respect to [***] for initial Purchase Orders with respect thereto.

8.8. Conformity to Planning Forecasts. Each Purchase Order for Supplied Products submitted by Impax to AstraZeneca for a month shall not be more than [***] above the amount forecasted by Impax in the Planning Forecast for such month most recently provided prior to the submission of such Purchase Order, as the case may be. In addition, each Purchase Order submitted by Impax to AstraZeneca for a month shall not be more than [***] below the amount forecasted by Impax in the Planning Forecast for such month most recently provided prior to submission of such Purchase Order.

8.9. Limit on Obligation to Supply. AstraZeneca shall consider in good faith but be under no obligation to supply additional quantities of the Supplied Products in the event that a Purchase Order submitted to AstraZeneca by Impax is more than [***] above the amount of Supplied Products specified in the applicable Planning Forecast, as the case may be, for the applicable period, provided that AstraZeneca shall use [***] (subject to constraints imposed by Third Party Manufacturers to AstraZeneca and the terms and conditions of applicable agreements with any such Third Party Manufacturers, including the [***] Supply Agreement) to supply reasonable additional quantities of the Supplied Products as specified in the applicable Purchase Order in the event of a product recall in order to replace the Supplied Products so recalled, subject to Section 8.17.2. Any Purchase Order submitted to AstraZeneca by Impax that is more than [***] above the amount of Supplied Products specified in the Planning Forecast with respect to such Supplied Products, as the case may be, for the applicable period shall be reasonably necessary to satisfy increased customer demand for Supplied Products projected in good faith to arise during the relevant forecast period for such Purchase Order or to replace recalled Supplied Product and shall not be for the purpose of stockpiling Supplied Products beyond any Safety Stock deemed necessary by Impax.

8.10. Shortfall. In the event that a Purchase Order for Supplied Products submitted to AstraZeneca by Impax is less than [***] of the amount of Supplied Products specified in the applicable Planning Forecast, AstraZeneca shall have no obligation to accept such Purchase Order. If it does accept such Purchase Order, AstraZeneca shall have the right, in its sole discretion, to invoice Impax within [***] for the direct cost of all Supplied Product components, raw materials, work in process, finished Supplied Products on hand that was obtained or Manufactured by AstraZeneca to meet the unit quantities set forth in Impax’ applicable Planning Forecast for Supplied Products, as the case may be, along with any related destruction costs associated therewith, for the relevant period, and for which, despite AstraZeneca’s Commercially Reasonable Efforts, AstraZeneca is not able to incorporate, integrate or otherwise use in any other products, including Supplied Products. Impax shall pay any such invoice within [***] of such invoice date.

8.11. Monthly Deliveries by AstraZeneca. Except as otherwise agreed in writing by the Parties, AstraZeneca shall use [***] to supply the Supplied Products ordered under a Purchase Order by way of monthly delivery, pursuant to Section 8.13 or, in the case of the Supplied Products ordered pursuant to the Purchase Orders attached hereto as Schedule 8.6.1 Part A, based on the delivery schedules set forth in Schedule 8.6.1 Part B. AstraZeneca shall [***] deliver all quantities of the Supplied Products ordered by Impax for a month by the last day of such month. Notwithstanding the foregoing, AstraZeneca may, in its sole discretion, satisfy its delivery obligations by making multiple deliveries during a month that, in total, supply all quantities of the Supplied Products ordered by Impax for such month.

8.12. Expiration Dating. Unless otherwise agreed by the Parties, all supplies of Supplied Products supplied to Impax hereunder shall have upon delivery to Impax at least [***] remaining expiration dating, except [***] therefor specified in the applicable NDA as approved by the FDA.

8.13. Delivery Terms; Title Passage.

8.13.1. Except with respect to [***] Product, with respect to which the [***], AstraZeneca shall deliver all Supplied Products to Impax, FCA (Incoterms 2010) AstraZeneca’s or its designee’s shipping point in the Territory. For clarity, Impax shall be responsible for the freight and insurance costs of delivery of supplies of the Supplied Products to Impax’ warehouse.

8.13.2. Except with respect to [***] Product, with respect to which [***], title and risk of loss for the supplies of Supplied Products shall pass to Impax on delivery to Impax in accordance with Section 8.13.1.

8.14. Suspension of Shipment; Payments in Event of Default. In addition to AstraZeneca’s rights under Section 2-702 of the Uniform Commercial Code, AstraZeneca shall have the right to suspend shipments of Supplied Products during any period in which Impax is in payment default under this Agreement (including pursuant to Article 7), whether or not such payment default is subject to cure.

8.15. Supply Price.

8.15.1. AstraZeneca shall charge Impax on a per unit basis a supply price for each Supplied Product mode of administration and dosage strength (the “Supply Price”), which Supply Price initially shall be the applicable amount set forth in Schedule 8.15.1. [***]. During the Supply Term, AstraZeneca shall use reasonable efforts, consistent with the timing of its internal budget cycle, (i) to notify Impax on or before [***] of each Calendar Year for budget planning purposes of a preliminary Supply Price (including the Selected Manufacturing Costs contained in such Supply Price) for each Supplied Product mode of administration and dosage strength for the following Calendar Year, and (ii) to promptly notify Impax (in no event later than [***] of each Calendar Year) of the Supply Price (including the Selected Manufacturing Costs contained in such Supply Price) for each Supplied Product mode of administration and dosage strength for the following Calendar Year. Concurrently with the notice of each Supply Price increase or decrease (whether preliminary or final), AstraZeneca shall provide reasonable evidence to Impax of [***]in the Selected Manufacturing Costs for each Supplied Product mode of administration and dosage strength.

(i) If the Selected Manufacturing Costs for any dosage strength of Zomig Tablets increase on a per unit basis by more than [***] in any Calendar Year compared to the immediately preceding Calendar Year (the amount of such excess Selected Manufacturing Cost increase above [***], the “Royalty Tablet Offset Amount”), then beginning on the date of such increase, the royalties payable by Impax pursuant to Section 7.2 on Zomig Tablets for each Calendar Quarter in the applicable Calendar Year shall be reduced by the Royalty Tablet Offset Amount attributable to those units of Zomig Tablets purchased by Impax at the applicable Supply Price during such Calendar Quarter; provided that the Royalty Tablet Offset Amount shall not exceed [***] on a per unit basis of the immediately preceding Calendar Year’s Selected Manufacturing Costs for such Zomig Tablets. If the Selected Manufacturing Costs for any formulation or dosage of Zomig Tablets increases by more than [***] on a per unit basis in any Calendar Year compared to the immediately preceding Calendar Year, then Impax shall have the right to terminate this Agreement as provided in Section 14.3.3.

(ii) If the Selected Manufacturing Costs for any dosage strength of Zomig-ZMT increase on a per unit basis by more than [***] in any Calendar Year compared to the immediately preceding Calendar Year (the amount of such excess Selected Manufacturing Cost increase above [***], the “Royalty ZMT Offset Amount”), then beginning on the date of such increase, the royalties payable by Impax pursuant to Section 7.2 on Zomig-ZMT for each Calendar Quarter in the applicable Calendar Year shall be reduced by the Royalty ZMT Offset Amount attributable to those units of Zomig-ZMT purchased by Impax at the applicable Supply Price during such Calendar Quarter; provided that the Royalty ZMT Offset Amount shall not exceed more than [***] on a per unit basis of the immediately preceding Calendar Year’s Selected Manufacturing Costs for such Zomig-ZMT. If the Selected Manufacturing Costs for any formulation or dosage of Zomig-ZMT increases by more than [***] on a per unit basis in any Calendar Year compared to the immediately preceding Calendar Year, then Impax shall have the right to terminate this Agreement as provided in Section 14.3.3.

(iii) If the Selected Manufacturing Costs for any dosage strength of Zomig Nasal Spray increase on a per unit basis by more than [***] in any Calendar Year compared to the immediately preceding Calendar Year (the amount of such excess Selected Manufacturing Cost increase above [***], the “Royalty Nasal Offset Amount”), then beginning on the date of such increase, the royalties payable by Impax pursuant to Section 7.2 on Zomig Nasal Spray for each Calendar Quarter in the applicable Calendar Year shall be reduced by the Royalty Nasal Offset Amount attributable to those units of Zomig Nasal Spray purchased by Impax at the applicable Supply Price during such Calendar Quarter; provided that the Royalty Nasal Offset Amount shall not exceed more than [***] on a per unit basis of the immediately preceding Calendar Year’s Selected Manufacturing Costs for such Zomig Nasal Spray. If the Selected Manufacturing Costs for any formulation or dosage of Zomig Nasal Spray increases by more than [***] on a per unit basis in any Calendar Year compared to the immediately preceding Calendar Year, then Impax shall have the right to terminate this Agreement as provided in Section 14.3.3.

(iv) For clarity, (a) clauses (i) through (iii) also apply with respect to Impax Generic Versions of the applicable Existing Products, and (b) the calculation of any Royalty Tablet Offset Amount, Royalty ZMT Offset Amount and Royalty Nasal Offset Amount shall apply on a Calendar Year-by-Calendar Year basis with the amount of any increase (or decrease) calculated solely on the basis of the immediately preceding Calendar Year.

(v) This Section 8.15 shall be subject to Section 7.2.4 and 7.2.5.

(vi) An example calculation with respect to clauses (i), (ii) and (iii) is set forth in Schedule 8.15.1(vi), which example is provided solely by way of example and without limitation. In the event of any conflict between the terms of Schedule 8.15.1(vi) and this Agreement, this Agreement shall control.

8.15.2. AstraZeneca shall invoice Impax for the applicable Supply Price together with, or promptly after, each delivery to Impax of conforming supplies of the Supplied Products ordered by Impax. Impax shall pay in full each such invoice in accordance with Section 7.4 within [***] of the invoice date.

8.15.3. AstraZeneca has provided Impax with AstraZeneca’s Supply Prices for each Supplied Product for [***] for each Supplied Product for [***] and those Supply Prices shall remain in effect until [***]. AstraZeneca shall provide to Impax AstraZeneca’s Supply Prices for the following Calendar Years based upon [***] as provided in Section 8.15.1. Impax [***] may retain an Independent Auditor that is approved by AstraZeneca to conduct an audit of the basis for any Supply Price increase or decrease for a given Calendar Year, which audit shall occur no more than [***] with respect to each Calendar Year and shall be conducted prior to [***] of the Calendar Year in which such increase or decrease will be in effect. Any such approval with respect to the selection of an independent auditor shall not be unreasonably withheld, conditioned or delayed, and AstraZeneca shall respond to such request for approval pursuant to this Section 8.15.3 within [***]. AstraZeneca shall cooperate with such Independent Auditor’s investigation, and the results of any audit under this Section 8.15.3 shall (i) disclose only whether any increase or decrease in [***] under this Agreement is correct or incorrect and the amount of any discrepancy and (ii) be made available to both Parties. Prior to and as a condition to the Independent Auditor conducting any audit, Impax shall ensure that the Independent Auditor has entered into a confidentiality agreement with obligations no less restrictive than those obligations set forth in Article 11. In no event may the Independent Auditor disclose to Impax any documentation, calculations or information provided to the Independent Auditor by AstraZeneca that has not been approved by AstraZeneca, such approval not to be unreasonably withheld, conditioned or delayed, and AstraZeneca shall respond to such request for approval pursuant to this Section 8.15.3 within [***]. Except as provided below, the cost of this audit shall be borne by Impax, unless the audit reveals a variance in the aggregate (taking account of all Supplied Products) of more than [***] from the reported Supply Price increase(s) or decrease(s) and the variance benefitted AstraZeneca, in which case AstraZeneca shall bear the cost of the audit. Unless disputed pursuant to Section 8.15.4, if such audit concludes for the period of time following the enactment of the applicable Supply Price increase or decrease that excess payments were made by Impax, AstraZeneca shall reimburse such excess payments with interest from the date originally due as provided in Section 7.6 within [***] after the date on which such audit is completed by Impax.

8.15.4. In the event of a dispute with respect to any audit under Section 8.15.3, AstraZeneca and Impax shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to an Arbitrator. The decision of the Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Arbitrator shall determine. Not later than [***] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts that were not paid, with interest from the date originally due as provided in Section 7.6, or the auditing Party shall reimburse the excess payments that were paid, as applicable.

8.16. Change to Specifications. In its sole discretion, AstraZeneca shall have the right, at its cost and expense, to make modifications to the specifications or Manufacturing processes employed with regard to the Manufacture of the Supplied Products from time to time, subject to such modifications being approved by the FDA to the extent required by Applicable Law. For clarity, Impax shall have no right to change specifications or Manufacturing process for any Supplied Product that is supplied by AstraZeneca, its Affiliates or a Third Party Manufacturer.

8.17. Failure or Inability to Supply.

8.17.1. Notification of Inability to Supply. In the event that AstraZeneca, at any time during the Supply Term, shall have determined that it shall be unable to supply Impax with the full quantity of Supplied Product forecasted to be ordered or actually ordered by Impax in a timely manner and in conformity with the warranty set forth in Section 8.24, AstraZeneca shall promptly notify Impax thereof. Promptly thereafter, the Parties shall meet to discuss how Impax shall obtain such full quantity of conforming Supplied Product.

8.17.2. Allocation in Event of Supply Shortfall. In the event that at any time during the Supply Term sufficient quantities of a Supplied Product are not available to satisfy Impax’ Purchase Orders, unless otherwise agreed by the Parties, the available quantities of Supplied Product shall be allocated between Impax for the Territory and AstraZeneca and its Affiliates and licensees outside of the Territory [***] during the [***] months immediately preceding such shortfall.

8.17.3. Failure to Supply Conforming Supplied Product. Impax shall perform a reasonable and customary inspection of the Supplied Products upon delivery of each shipment of Supplied Products hereunder. In the event that Impax determines, within [***] after delivery thereof by AstraZeneca (or within [***] after discovery of any nonconformity that could not reasonably have been detected by Impax’ reasonable and customary acceptance inspection procedures), that any Supplied Products supplied hereunder does not conform to the warranty set forth in Section 8.24, Impax shall give AstraZeneca notice thereof within the applicable [***] period (including a sample of each such Supplied Product, if applicable). AstraZeneca shall undertake appropriate evaluation of such sample and shall notify Impax whether it has confirmed such nonconformity within [***] after receipt of such notice from Impax. If AstraZeneca notifies Impax that it has not confirmed such nonconformity, the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by AstraZeneca if the testing confirms the nonconformity and otherwise by Impax.

8.17.4. Credit Note; Replacement Supplied Products; Defective Supplied Products. If AstraZeneca or the Testing Laboratory confirms that a batch of Supplied Products does not conform to the warranty set forth in Section 8.24, AstraZeneca shall, at Impax’ option, (i) as expeditiously as commercially practicable, supply Impax with a conforming quantity of Supplied Products at AstraZeneca’s expense or (ii) promptly issue Impax a Credit Note in an amount equal to the Supply Price paid by Impax with respect to such nonconforming Supplied Products if already paid. Any Supplied Product that is agreed or determined to be defective shall be destroyed by Impax at AstraZeneca’s expense and Impax shall, at AstraZeneca’s option, either (a) allow an AstraZeneca representative to be present during such destruction or (b) provide a certificate of such destruction. Except for AstraZeneca’s obligations under Section 9.1 and Section 13.2, AstraZeneca shall [***].

8.17.5. No Liability After Delivery. Notwithstanding anything herein to the contrary, AstraZeneca shall have no liability for damage or other defects to Supplied Products to the extent such damage or other defects occur after delivery pursuant to this Agreement.

8.18. Right of Impax to Visit Premises. Subject to the terms and conditions of this Section 8.18, AstraZeneca shall permit Impax or its authorized representatives to visit (upon reasonable prior notice) the sites operated by AstraZeneca or any of its Affiliates listed in Schedule 1.188 [***] during any [***] period to review the conduct of Selected Manufacturing Activities at the sites; provided, however, that Impax shall be entitled to conduct additional visits as reasonably agreed upon by the Parties during such period in the event AstraZeneca receives any notice of violation of Applicable Law from any Regulatory Authority with respect to the Supplied Products. During any such visit, Impax shall be permitted to review only that Manufacturing-related documentation listed in Schedule 8.18 to the extent relevant to the Selected Manufacturing Activities being conducted at the applicable site and any other documents with respect to which the Parties mutually agree. AstraZeneca shall have the right to redact such documentation and otherwise require that the inspection be conducted in a manner that permits AstraZeneca to avoid disclosure of (i) [***], and (ii) other information with respect to products other than Supplied Products (including products that contain the Licensed Compound that are Manufactured for use outside the Territory). Following any such visit and review of documentation, AstraZeneca shall [***]. Such visits shall be conducted during normal business hours. In the event that, consistent with Section 8.23, AstraZeneca engages any Third Party Manufacturing to perform any Selected Manufacturing Activities with respect to any Supplied Product, AstraZeneca shall use Commercially Reasonable Efforts to secure the Third Party Manufacturer’s consent to allow Impax to visit the applicable facility and review documentation in a manner consistent with the rights provided to Impax under this Section 8.18 with respect to the designated AstraZeneca facilities.

8.19. Manufacturing Technology Transfer and Manufacturing License.

8.19.1. In the event that AstraZeneca notifies Impax that AstraZeneca is terminating the Supply Term with respect to any Supplied Product (other than in connection with Zomig-ZMT or in circumstances involving a termination of this Agreement), at Impax’ request, AstraZeneca and Impax shall enter into a Manufacturing technology transfer agreement pursuant to the terms of this Section 8.19 to be negotiated in good faith between the Parties. If the Parties are unable to agree upon the terms of the Manufacturing technology transfer agreement, then the terms of that agreement will be on terms determined by a neutral third party arbitrator to be reasonably necessary to effectuate such Manufacturing technology transfer in accordance with this Section 8.19.1. To carry out such Manufacturing technology transfer, AstraZeneca shall, and shall cause its Affiliates to, transfer to Impax Manufacturing-related documentation with respect to Zomig Tablets or Zomig Nasal Spray (but not, for clarity, Zomig-ZMT) which information is reasonably necessary for Manufacturing Zomig Tablets or Zomig Nasal Spray (and excludes facility-related documentation), solely to the extent such documentation is Controlled by AstraZeneca or its Affiliates and is being utilized at such time by or on behalf of AstraZeneca or its Affiliates for the Manufacture of Zomig Tablets or Zomig Nasal Spray, as applicable (the Manufacturing Know-How embodied in such documentation, “Manufacturing Know-How”) in order to assist Impax in establishing the capability to supply, or to engage a Third Party to supply, Zomig Tablets or Zomig Nasal Spray, as applicable, solely for Development or Commercialization by Impax in the Field in the Territory in accordance with the terms and conditions of this Agreement. In addition, AstraZeneca shall grant to Impax a non-exclusive license, without the right to sublicense without AstraZeneca’s consent, to use such transferred Manufacturing Know-How to Manufacture or have Manufactured Zomig Tablets or Zomig Nasal Spray, as applicable, solely for Development or Commercialization in the Field in the Territory during the Term in accordance with the terms and conditions of this Agreement.

8.19.2. Notwithstanding anything contained in Section 8.19.1, prior to AstraZeneca providing the transfer of Manufacturing-related documentation (or Manufacturing Know-How) or granting to Impax the license contemplated in Section 8.19.1, [***]. In addition, [***]. Following such [***], Impax shall, and shall cause any approved Third Party contract manufacturer to, enter into such agreements as are reasonably required to establish the manufacturing arrangements, including with respect to quality, safety and other Third Party manufacturing terms.

8.19.3. Each Party shall bear its own costs, internal and external, with respect to carrying out, (i) in the case of AstraZeneca, its obligations pursuant to this Section 8.19, provided that AstraZeneca shall not be required to dedicate more than [***] hours to the performance of its obligations pursuant to Section 8.19.1 unless Impax agrees to reimburse AstraZeneca for its internal costs with respect thereto on an hourly basis in an amount to be agreed in advance by the Parties, and (ii) in the case of Impax, establishing, whether directly or through a Third Party, the capability and capacity to Manufacture or have Manufactured the applicable Supplied Product(s).

8.19.4. Solely in the event AstraZeneca notifies Impax that AstraZeneca is terminating the Supply Term with respect to Zomig-ZMT in accordance with Section 8.2, then [***] for sale in the Field in the Territory during the Term or pursuant to which [***]. If Impax desires to Manufacture or to [***]Third Party contract manufacturer to Manufacture Zomig-ZMT (i) Impax shall [***], and (ii) [***]. Following such qualification, Impax shall, and shall cause [***] or such Third Party to, enter into such agreements as are reasonably required to establish the manufacturing arrangements, including with respect to quality, safety and other Third Party manufacturing terms.

8.20. Supplied Product Storage and Distribution.

8.20.1. Generally. AstraZeneca shall supply the Supplied Products to Impax in finished and packaged form in accordance with the terms of this Agreement. Impax shall not repackage or in any way alter the Product Labels and Inserts of the Supplied Products without the prior written consent of AstraZeneca. Impax shall store, handle, transport and dispose of the Supplied Products in compliance with the requirements set out in the Quality Assurance Agreement, the Regulatory Approvals and Applicable Law and under conditions that maintain the quality, stability and integrity of the Supplied Products.

8.20.2. Notice of Inspections by Regulatory Authorities. Except as otherwise provided in the Quality Assurance Agreement, in the event of any inspections or audits by any Regulatory Authority of Impax’ premises or, if applicable, any of its Affiliates’ premises (to the extent related to the Supplied Products), Impax promptly shall notify AstraZeneca and shall ensure that AstraZeneca receives any reports by such Regulatory Authorities to the extent applicable to the Supplied Product as promptly as practicable following receipt thereof by Impax. Impax shall provide AstraZeneca with a reasonable opportunity to review and comment on any and all submissions to any Regulatory Authority to the extent related to the Supplied Products prior to the submission thereof; provided that AstraZeneca shall provide its comments, if any, on any draft submission within [***] after receipt thereof or within such shorter period as may be required under the circumstances.

8.20.3. Right of AstraZeneca to Inspect Premises. Impax shall permit AstraZeneca or its authorized representatives to inspect, verify and audit (upon reasonable prior notice) Impax’ compliance with Applicable Law applicable to this Agreement, including Impax’ premises used for the storage of the Supplied Products and to audit Impax’ working methods and procedures with respect to the Supplied Products [***] during any [***] period; provided, however, that AstraZeneca shall be entitled to conduct additional inspections and audits in the event (i) Impax receives any notice of inspection or violation of Applicable Law from any Regulatory Authority to the extent related to the Supplied Products or (ii) if any audit under this Section 8.20.3 reveals that Impax is or was not in material compliance with this Agreement or with Applicable Law to the extent related to the Supplied Products, in either case ((i) or (ii)), as may be reasonably required by AstraZeneca to determine whether Impax has appropriately remedied any such violation or non-compliance. Such inspections and audits shall be conducted during normal business hours. In the event such inspections identify premises, working methods or procedures are not in material conformity with such Applicable Law or the provisions of this Agreement, AstraZeneca shall give written notice of such non-conformity to Impax and, if such non-conformity rises to the level of a material default hereunder, the provisions of Section 14.2.1 shall apply; provided, however, that if Impax provides written notice to AstraZeneca that it disputes the results of such inspection, and such dispute cannot be resolved within [***] after such notice by Impax, then the matter shall be referred to an Independent Expert for a non-

binding recommendation. If the Parties are not able to resolve such dispute after receiving the non-binding recommendation of the Independent Expert (which shall be delivered as soon as reasonably practicable, but no later than [***] after the matter is referred to the Independent Expert), each Party may pursue all legal and contractual remedies available to it. If the result of the audit is not disputed, AstraZeneca shall discuss its observations and conclusions with Impax and Impax shall implement such corrective actions as may be reasonably determined by AstraZeneca within [***] after notification thereof by AstraZeneca.

8.21. Quality Assurance Agreement. Each Party shall duly and punctually perform all of its obligations under and pursuant to the Quality Assurance Agreement.

8.22. Number of Facilities and Suppliers. Impax acknowledges and agrees that AstraZeneca shall have no obligation pursuant to this Agreement to qualify or maintain more than one facility or supplier for the Manufacture or supply of the Licensed Compound or any Supplied Product pursuant to this Agreement.

8.23. Third Party Contract Manufacturers.

8.23.1. The Parties acknowledge and agree that, as of the Effective Date, AstraZeneca has entered into arrangements with various Third Party contract manufacturers with respect to the Manufacture of Existing Product for use or Commercialization in the Territory. Except as otherwise provided in this Section 8.23 or in Sections 6.4, 8.2, or 12.2.3 during the Term, AstraZeneca shall have the right, in its sole discretion to modify or terminate any such arrangement, or to enter into one or more additional arrangements with Third Party contract manufacturers, in order to perform AstraZeneca’s obligations hereunder with respect to Supplied Products for use or Commercialization by Impax or its Affiliates and Sublicensees in the Territory or to carry out activities with respect to products containing the Licensed Compound consistent with AstraZeneca’s retained rights with respect to such products, provided that AstraZeneca shall provide Impax with [***] advance notice of any such new subcontracting agreement with a Third Party Manufacturer with respect to Supplied Product for use or Commercialization by Impax or its Affiliates and Sublicensees in the Territory if such arrangement involves Selected Manufacturing Activities. A copy of any such subcontract executed by AstraZeneca that provides for the performance by the Third Party Manufacturer of Selected Manufacturing Activities shall be provided to Impax within [***] after its execution, provided that AstraZeneca shall have the right to redact financial provisions and other commercially sensitive terms.

8.23.2. Notwithstanding the foregoing, and except as otherwise provided in this Section 8.23.2, after the Effective Date and during the Supply Term with respect to any Supplied Product, AstraZeneca shall obtain Impax’ written consent, not to be unreasonably withheld, conditioned or delayed, prior to entering into an agreement that would result in a Manufacturing Split with respect to the applicable Supplied Product. For purposes of this Agreement, and subject to this Section 8.23.2, a “Manufacturing Split” shall occur with respect to any Supplied Product delivered to Impax pursuant to this Agreement in the event that:

(i) AstraZeneca or any of its Affiliates (a) enters into a subcontract agreement with a Third Party Manufacturer pursuant to which the Third Party Manufacturer is engaged to perform Selected Manufacturing Activities with respect to such Supplied Product for use or Commercialization by Impax or its Affiliates and Sublicensees in the Territory, or (b) enters into any other contractual agreement with a Third Party Manufacturer pursuant to which the Third Party Manufacturer is engaged by AstraZeneca to perform Selected Manufacturing Activities with respect to any product containing the Licensed Compound which is being sold by AstraZeneca or any of its Affiliates or sublicenses under the Product Trademarks outside of the Territory and which product constitutes the equivalent of such Supplied Product in the jurisdiction(s) in which such product is sold (each an “Equivalent Product”), and

(ii) entering into an agreement described in clause (i)(a) or (i)(b) would result in the Selected Manufacturing Activities for the applicable Supplied Product delivered to Impax pursuant to this Agreement to be conducted at a different location or by a different Person than for the applicable Equivalent Product(s);

provided, however, that notwithstanding anything contained in this Section 8.23 or any other term or condition of this Agreement to the contrary, it shall be deemed to not constitute a “Manufacturing Split” if AstraZeneca or any of its Affiliates enters into a subcontract agreement as described in clause (i)(a) or an agreement with a Third Party Manufacturer as described in clause (i)(b) in any of the following circumstances: (1) in order to ensure AstraZeneca’s or any of its Affiliate’s compliance with Applicable Law; (2) (A) for AstraZeneca or any of its Affiliates to avail itself of benefits, efficiencies or incentives (whether legal, business, financial or otherwise) that are offered by local or regional officials or agencies or to conduct its business as AstraZeneca or such Affiliate deems necessary and appropriate anywhere in the world or (B) in connection with or as a result of a divestiture (including by sale or lease) by AstraZeneca or any of its Affiliates of any facility or site where Selected Manufacturing Activities or any other manufacturing activities are conducted; (3) for the production of any generic product (including a Generic Version) or any product in the OTC Field, in each case contained in this clause (3) for use outside of the Territory; (4) in connection with or that results from a divestiture by AstraZeneca or any of its Affiliates with respect to rights with respect to one or more products containing the Licensed Compound in any jurisdiction outside the Territory or the grant by AstraZeneca or any of its Affiliates to one or more Third Parties of a license or other similar rights to commercialize such product(s) outside the Territory; or (5) in connection with or that results from AstraZeneca’s or any of its Affiliate’s good faith business or manufacturing needs, initiatives, processes or decisions, whether local, regional or global in nature. With respect to the occurrence of any of the circumstances contemplated in clause (1), (2), (3), (4) or (5), AstraZeneca shall not have an obligation to obtain Impax’ consent, but shall be required to provide Impax notice of the applicable event within [***] after AstraZeneca or its Affiliate closes the transaction contemplated by such applicable agreement or, if later, within [***] of AstraZeneca determining to have Selected Manufacturing Activities for the Supplied Product be conducted at a different location or by a different Person than the location or Person used for the conduct of such activities for the Equivalent Product as a result of having entered into such applicable agreement.

8.24. Product Representations and Warranties. AstraZeneca represents and warrants to Impax that at the time of shipment of each Supplied Product to Impax, such Supplied Product shall (i) have been Manufactured in accordance with applicable GMP, (ii) have been Manufactured in accordance with the specifications set forth in the applicable NDA, (iii) not be adulterated or misbranded under the FFDCA or any other Applicable Law, (iv) may be introduced into interstate commerce under the FFDCA, and (v) have an expiration date in accordance with Section 8.12. Upon transfer by AstraZeneca of title and risk of loss of each Supplied Product, as provided in Section 8.13.2 or pursuant to the [***], good and valid title to such Supplied Product sold hereunder will be conveyed by AstraZeneca to Impax free and clear of any encumbrances.

Article 9

RECALLS

9.1. Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Licensed Product in the Field in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of the Licensed Product in the Field, the Party notified of or desiring such recall or market withdrawal shall, within [***], advise the other Party thereof by telephone or facsimile. Following such notice, either Party may decide whether a recall or withdrawal shall be conducted in a Class I Situation with respect to any Licensed Product (except in the case of a government-mandated recall), and in the event of a disagreement between the Parties with respect to whether a recall or withdrawal shall be conducted, either Party may require such recall or withdrawal. The Party that holds the NDA shall decide the manner in which any such recall or withdrawal shall be conducted. Following such notice, the Party that holds the NDA with respect to the applicable Licensed Product may decide whether to conduct a recall or withdrawal in any situation which is not a Class I Situation (except in the case of a government-mandated recall) and the manner in which any such recall or withdrawal shall be conducted. For clarity, nothing contained in this Section 9.1 is intended or shall be construed to permit the Party other than the Party that holds the NDA to determine whether to cause a permanent recall or withdrawal of a Product from the market.

9.2. Recall Expenses. AstraZeneca shall bear the expenses of any recall or market withdrawal of any Supplied Product in the Territory; provided, however, that Impax shall bear the reasonable, out-of-pocket expenses of a recall or market withdrawal incurred by AstraZeneca to the extent that such recall resulted from Impax’ material breach of this Agreement or Impax’ or any of its Affiliate’s gross negligence or willful or intentional misconduct (which expenses, for clarity, shall be borne by Impax). Impax shall bear the expenses of any recall or market withdrawal of any Licensed Product that is not a Supplied Product in the Territory; provided, however, that AstraZeneca shall bear the reasonable, out-of-pocket expenses of a recall or market withdrawal incurred by Impax to the extent any such recall resulted from AstraZeneca’s material breach of this Agreement or AstraZeneca’s or any of its Affiliate’s gross negligence or willful or intentional misconduct (which expenses, for clarity, shall be borne by AstraZeneca).

9.3. Commercialization Records. Impax shall keep complete and accurate records of the distribution of the Licensed Products in the Territory in accordance with Applicable Law to enable appropriate procedures to be implemented in the event that a voluntary or mandatory recall or market withdrawal of the Licensed Products is required. AstraZeneca shall be entitled to inspect and audit (upon reasonable notice, during normal business hours and subject to Article 11) Impax’ recall or withdrawal procedures and such records to ensure that Impax is complying with all Applicable Law and this Agreement.

Article 10

INTELLECTUAL PROPERTY

10.1. Ownership of Intellectual Property.

10.1.1. Ownership of Technology. Subject to Sections 5.1 and 5.2, as between the Parties, each Party shall own and retain all right, title, and interest in and to any and all: (i) Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, and (ii) other Information, inventions, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Sections 6.1 and 6.2) by such Party, its Affiliates or (sub)licensees.

10.1.2. United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

10.1.3. Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

10.1.4. Ownership of Corporate Names. As between the Parties, each Party shall retain all right, title and interest in and to its respective Corporate Names.

10.2. Maintenance and Prosecution of Patents.

10.2.1. Patent Prosecution and Maintenance of AstraZeneca Patents and [***] Patents. Subject to Section 10.2.2, AstraZeneca, through patent attorneys or agents of its choice and at its sole cost and expense, shall have the first right, but not the obligation, to maintain in the Territory the AstraZeneca Patents. AstraZeneca shall not abandon any application for any AstraZeneca U.S. Patents or permit any Patent issuing therefrom to lapse without first notifying Impax and permitting Impax to continue the prosecution of such applications or pay any required fees in the name of AstraZeneca, at Impax’ sole cost and expense and through patent attorneys or agents reasonably acceptable to AstraZeneca. Impax shall not become an assignee of any application for any AstraZeneca U.S. Patents as a result of its continuing the prosecution of an application for such Patent or paying any fees according to this Section 10.2.1. If AstraZeneca receives notice [***], and AstraZeneca has the right to [***] and AstraZeneca [***], then AstraZeneca will so notify Impax and, upon Impax’ request and at Impax’ expense, AstraZeneca will [***] in a manner consistent with, and subject to, the terms and conditions of, the [***].

10.2.2. Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution, and maintenance of the AstraZeneca U.S. Patents in the Territory under this Agreement. The Party controlling Patent prosecution shall provide the other Party with copies of all office actions and other material documents received or submitted to a patent office and shall confer with the other Party on all material issues and keep the other Party reasonably informed of any and all material developments and consider reasonable opinions, input, and advice from the other Party during the course of the prosecution.

10.2.3. Patent Term Extension. AstraZeneca shall have the right to make decisions regarding patent term extensions, including any extensions that are now or become available in the future, wherever applicable, for the AstraZeneca U.S. Patents in the Territory. AstraZeneca shall have the primary responsibility of applying for any extension with respect to such AstraZeneca U.S. Patents in the Territory. In the event AstraZeneca elects not to extend any applicable patent term in circumstances where an extension becomes available it shall so notify Impax and permit Impax to file for such patent term extension and pay any required fees in the name of AstraZeneca, at Impax’ sole cost and expense.

10.2.4. Patent Listings. AstraZeneca shall have the sole right and obligation to make all filings with Regulatory Authorities in the Territory with respect to AstraZeneca U.S. Patents, including as required or allowed in the United States, in the FDA’s Orange Book with respect to Existing Products; provided that AstraZeneca shall consult with Impax to determine the course of action with respect to such filings in the United States. Impax shall have the right and obligation to make all filings with Regulatory Authorities in the Territory with respect to AstraZeneca Patents, including as required or allowed in the United States, in the FDA’s Orange Book with respect to Additional Products in the Field; provided that Impax shall consult with AstraZeneca to determine the course of action with respect to such filings in the United States.

10.3. Enforcement of Patents.

10.3.1. Enforcement of AstraZeneca Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the AstraZeneca U.S. Patents or any [***] Patents by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing the Licensed Compound or any Licensed Product in the Field in the Territory (the “Product Infringement”)). As between the Parties, AstraZeneca shall have the first right, but not the obligation, to respond to any such Product Infringement in the Territory, including by filing an infringement suit, asserting a counterclaim or entering into a contractual arrangement or settlement with respect to such infringement (the “AstraZeneca Controlled Infringement”) at its sole expense. If AstraZeneca (i) notifies Impax that it does not intend to respond to any AstraZeneca Controlled Infringement or (ii) does not take commercially reasonable steps to eliminate any AstraZeneca Controlled

Infringement with respect to any AstraZeneca U.S. Patent (a) within [***] following the first notice provided above with respect to the AstraZeneca Controlled Infringement, or (b) [***] before [***], then Impax may then prosecute the Product Infringement in the Field solely with respect to any AstraZeneca U.S. Patent at its own cost and expense; provided, however, (except in the case of [***]) that if AstraZeneca has commenced negotiations with an alleged infringer for discontinuance of such Product Infringement within such [***] period set forth in clause (a) of this sentence, AstraZeneca shall have an additional [***] to conclude its negotiations before Impax may bring suit for such Product Infringement with respect to any AstraZeneca U.S. Patent. For clarity, no rights are granted to Impax hereunder with respect to the prosecution of Product Infringement in the Field with respect to any [***] Patents.

10.3.2. Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 10.3. Where a Party brings such an action, the other Party shall, where necessary or desirable for the prosecution of such action, at its option (except when required) either furnish a power of attorney solely for such purpose or shall join in, or be named as a party to, such action. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 10.3, including by providing reasonable access to relevant documents and other evidence, and making its employees available at reasonable business hours. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 10.3 [***]. Subject to the restrictions of Applicable Law and any orders or rules of any tribunal, the Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall confer with the other Party on all material issues and keep the other Party reasonably informed of any and all material developments and consider reasonable opinions, input, and advice from the other Party during the course of the proceedings.

10.3.3. Costs and Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 10.3.1 or 10.3.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be [***]; provided, however, that [***] with respect to the applicable Licensed Product(s), taking into account the applicable adjustments set forth in Article 7.

10.4. Infringement Claims by Third Parties.

10.4.1. Subject to each Party’s indemnification obligations set forth in Sections 13.1 and 13.2, if the manufacture, sale, offer for sale, importation or use of a Licensed Product in the Field in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by either Party (or its Affiliates or, in the case of Impax, Sublicensees), such Party shall promptly notify the other Party thereof in writing. Each Party who is sued may conduct and control the defense of any such claim, suit, or proceeding brought against such Party (or its Affiliates or, in the case of Impax, Sublicensees). Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Following execution of a mutually agreeable common interest agreement, and subject to any restrictions imposed by Applicable Law or the orders or rules of any tribunal, each Party agrees to provide the other Party with copies of all pleadings filed in such action. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 10.4, including by providing reasonable access to relevant documents and other evidence, and making its employees available at reasonable business hours.

10.4.2. Subject to each Party’s indemnification rights and obligations, each Party shall conduct and control the defense of any claim, suit, or proceeding brought against such Party (or its Affiliates or, in the case of Impax, Sublicensees) at such Party’s own expense, provided that in the case of Impax, Impax shall have the rights set forth in Section 7.2.3 with respect to certain royalty deductions. Any recoveries by either Party of any sanctions or other recoveries awarded to such Party and against a party asserting a claim being defended under this Section 10.4 shall be applied first to reimburse the defending Party for its reasonable out-of-pocket costs of defending such claim, suit, or proceedings. The balance of any such recoveries shall be allocated between the Parties as provided in manner consistent with Section 10.3.3. For clarity, nothing contained in this Section 10.4 is intended or shall be construed to confer on a Party a right to assert claims or counterclaims in connection with any action brought against such Party (or its Affiliates or, in the case of Impax, Sublicensees) and covered by this Section 10.4 in a manner inconsistent with Section 10.3 (which allocates to AstraZeneca the first right to enforce the AstraZeneca U.S. Patents in the Territory).

10.5. Invalidity or Unenforceability Defenses or Actions.

10.5.1. Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AstraZeneca U.S. Patents or [***] Patents by a Third Party, in each case in the Territory and of which such Party becomes aware, except that any invalidity or unenforceability defense or action that arises in connection with enforcement proceedings shall be governed by the provisions of Section 10.3 instead of this Section 10.5.

10.5.2. AstraZeneca U.S. Patents. Subject to Section 10.3, [***] shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the AstraZeneca U.S. Patents at its own expense in the Territory. If [***] (i) notifies [***] that it does not intend to respond to any claim against the validity and enforceability of the AstraZeneca U.S. Patents or (ii) does not take commercially reasonable steps to eliminate any claim against the validity and enforceability of the AstraZeneca U.S. Patents, then [***] may conduct and control the defense of any such claim, suit, or proceeding at its own expense; provided, however, that if [***] has commenced negotiations with the parties contesting the validity or enforceability of the AstraZeneca U.S. Patents, then [***] may not conduct or control the defense of any such defense claim, suit or proceeding until [***] has notified [***] that is has discontinued such negotiations. For clarity, no rights are granted to Impax hereunder with respect to the defense of any [***] Patents.

10.5.3. Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 10.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any opinions, comments, advice, and input from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall, subject to the restrictions of Applicable Law or any order or rules of any tribunal, provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 10.5, each Party shall consult with and reasonably consider all advice, input, and opinions of the other as to the strategy for the defense of the AstraZeneca U.S. Patents.

10.6. Third Party Licenses. If in the reasonable opinion of Impax or AstraZeneca, the Development, Manufacture, or Commercialization of any Existing Product by Impax, any of its Affiliates, or any of its or their Sublicensees infringes or misappropriates any Patent, trade secret, or other intellectual property right of a Third Party in the Territory, such that Impax, any of its Affiliates or any of its or their Sublicensees cannot Develop, Manufacture, or Commercialize any Existing Product in the Field in the Territory without infringing or misappropriating such Patent, trade secret, or other intellectual property right of such Third Party, then [***] shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for [***], and its and their [***] to Develop, Manufacture, and Commercialize Existing Products in the Field in the Territory (a “Third Party License”), provided that, in the event [***] does not obtain a Third Party License within [***] with respect to a given infringement or misappropriation, [***] shall have the second right, but not the obligation, to commence negotiations and to enter into such a Third Party License with respect to the Territory. In the event that AstraZeneca obtains a Third Party License, AstraZeneca shall grant to Impax a sublicense with respect to Existing Products under any such Patent, trade secret, or other intellectual property right Controlled by AstraZeneca pursuant to such license, which sublicense shall be granted with a scope and on terms consistent with the grants provided to Impax in Section 6.1 and subject to the applicable terms and conditions of the Third Party License. Impax shall be responsible for all payments to the applicable Third Party to the extent reasonably allocable to Impax’ exercise of its rights with respect to the Existing Products in the Field in the Territory (and to the extent allocable to Impax’ exercise of any other rights as may be granted to Impax pursuant to such sublicense with respect to Additional Products), provided that, for purposes of Section 7.2.3, such payments shall be deemed to have been made by Impax directly to such Third Party and shall be subject to Section 7.2.3 to the extent applicable. Subject to Section 7.2.3, Impax shall be responsible for all payments made by Impax or any of its Affiliates to any Third Parties for any license or other rights granted to Impax with respect to Licensed Products, including any Third Party License entered into by Impax consistent with this Section 10.6. Except as provided in this Section 10.6, Impax shall not be restricted from entering into any license agreement with any Third Party pursuant to which Impax obtains any license or similar rights to permit the full and unhindered exercise of its rights under this Agreement with respect to Licensed Products.

10.7. Product Trademarks.

10.7.1. Ownership and Prosecution of Product Trademarks. AstraZeneca shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, and maintenance thereof during the Term. All costs and expenses of registering, prosecuting, maintaining and renewing the Product Trademarks shall be borne solely by AstraZeneca. Impax shall provide all assistance and documents reasonably requested by AstraZeneca in support of its prosecution, registration, and maintenance of the Product Trademarks. AstraZeneca shall not abandon or elect not to renew any Product Trademark in the Territory without first notifying Impax and permitting Impax to continue the prosecution, maintenance or renewal of such Product Trademark in the Territory and pay any required fees in the name of AstraZeneca, at Impax’ sole cost and expense and through attorneys or agents reasonably acceptable to AstraZeneca. Impax shall not become an assignee of any Product Trademark as a result of its continuing the prosecution, maintenance or renewal for such Product Trademark or paying any fees according to this Section 10.7.1.

10.7.2. Enforcement of Product Trademarks. AstraZeneca shall have the first right (but not the obligation) for taking such action as AstraZeneca deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. AstraZeneca shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 10.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith. In the event that AstraZeneca elects not to assume responsibility for such enforcement, Impax shall have the right, but not the obligation, for such action using counsel reasonably acceptable to AstraZeneca, in which case Impax shall bear all costs and expenses and shall retain any damages or other amounts collected in connection therewith; provided, however, that Impax shall reasonably consult with AstraZeneca regarding strategy and settlement of any such action.

10.7.3. Third Party Claims. AstraZeneca shall have the first right, but not the obligation, for defending against any alleged, threatened, or actual claim by a Third Party against AstraZeneca or Impax that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Products in the Territory (including the right to settle such claims in its sole discretion). AstraZeneca shall bear the costs and expenses relating to any defense commenced pursuant to this Section 10.7.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith. In the event that AstraZeneca elects not to assume responsibility for such defense, Impax shall have the right, but not the obligation, for such action using counsel reasonably acceptable to AstraZeneca, in which case Impax shall bear all costs and expenses and shall retain any damages or other amounts collected in connection therewith; provided, however, that Impax shall reasonably consult with AstraZeneca regarding strategy and settlement of any such action.

10.7.4. Third Party Licenses. Nothing in this Section 10.7 shall prevent either Party, at its own expense, from obtaining any trademark license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

10.7.5. Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 10.7.

Article 11

CONFIDENTIALITY, NON-DISCLOSURE, SECURITIES MATTERS

11.1. Confidentiality Obligations. At all times during the Term and (i) for a period of [***] years following termination of this Agreement in its entirety or (ii) such longer period as required by the [***] License Agreement or [***] Supply Agreement, each Party shall, and shall cause its officers, directors, employees, agents and sublicensees to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business, or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including any such information relating to the terms of this Agreement, the Quality Assurance Agreement, the Licensed Compound or any product that contains the Licensed Compound (including the Regulatory Documentation), any Development or Commercialization of the Licensed Compound or any product that contains the Licensed Compound, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Impax Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) all Regulatory Documentation owned by AstraZeneca pursuant to Section 5.1.1 shall be deemed to be the Confidential Information of AstraZeneca, and AstraZeneca shall be deemed to be the disclosing Party and Impax shall be deemed to be the receiving Party with respect thereto, and (b) all Regulatory Documentation owned by Impax pursuant to Section 5.1.2 shall be deemed to be the Confidential Information of Impax, and Impax shall be deemed to be the disclosing Party and AstraZeneca shall be deemed to be the receiving Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 11.1 with respect to any Confidential Information shall not include any information that:

11.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

11.1.2. can be demonstrated by documentation or other competent proof to have been in the receiving Party’s or its Affiliates’ possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation;

11.1.3. is subsequently received by the receiving Party or its Affiliates from a Third Party or a sublicensee who is not bound by any obligation of confidentiality with respect to such information;

11.1.4. has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

11.1.5. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party or its Affiliates without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

11.2. Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

11.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

11.2.2. made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

11.2.3. made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

11.2.4. made by the receiving Party or its Affiliates to an acquirer or potential acquirer of all or substantially all of the assets of such receiving Party or its Affiliates to which this Agreement relates; provided, however, that such persons (other than the disclosing Party’s attorneys) shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 11; or

11.2.5. made by the receiving Party or its Affiliates or sublicensees to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, or (sub)licensees as may be necessary or useful in connection with the Exploitation or Manufacture of the Licensed Compound, the Licensed Products, or, in the case of AstraZeneca as the receiving Party, other products that contain the Licensed Compound, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such persons (other than the disclosing Party’s attorneys) shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 11 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure).

11.3. Third Party Confidentiality Obligations. Notwithstanding the foregoing in this Article 11, in the event that any agreement between AstraZeneca and a Third Party that contains terms and conditions with respect to the use or disclosure of any Confidential Information provided by AstraZeneca to Impax, including the [***] Supply Agreement or the [***] License Agreement, if such agreement contains one or more confidentiality or non-disclosure provisions applicable to the information provided to Impax that are more restrictive than those contained herein, then the confidentiality or non-disclosure obligations of such agreement shall prevail and Impax shall be obligated to comply with such obligations with respect to the applicable information, provided, however, that such requirement shall only apply to Impax to the extent AstraZeneca has disclosed to Impax in writing such obligations.

11.4. Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 11.4 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 11. Further, the restrictions imposed on each Party under this Section 11.4 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 11.

11.5. Public Announcements. The Parties have agreed upon the content of a press release which shall be issued by Impax substantially in the form attached hereto as Schedule 11.5, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or the Exploitation of any Licensed Product in the Field in the Territory without the other Party’s prior written consent, except for any such disclosure that is a republication (while still current and accurate) of a prior disclosure or in the opinion of the disclosing Party’s counsel, required by

Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

11.6. Publications. Each Party recognizes that the publication of papers regarding results of, and other information regarding, activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any invention disclosures or draft Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains clinical data from, or pertains to results of, any Impax Study or AstraZeneca Study in the Field, or that includes Confidential Information of the other Party. Any such approval shall not be unreasonably withheld, conditioned or delayed. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a then-current copy of the paper or materials for oral presentation to the other Party at least [***] prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within [***] of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than [***] from the date of delivery to the other Party. Failure to respond within such [***] shall be deemed approval to publish or present. If approval is not given or deemed given, either Party may refer the matter to the Senior Officers for resolution together with the reasons for withholding approval. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and shall withhold publication of any such paper or any presentation of same for an additional [***] in order to permit the Parties to obtain Patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use Commercially Reasonable Efforts to cause investigators and institutions with which it contracts for the conduct of clinical studies covered by this Section 11.6, to agree to terms substantially similar to those set forth in this Section 11.6, which efforts shall satisfy such Party’s obligations under this Section 11.6 with respect to such investigators and institutions. Notwithstanding the foregoing, in the case of AstraZeneca with respect to AstraZeneca Studies outside the Territory, AstraZeneca shall be deemed to satisfy its obligations under this Section 11.6 if it uses Commercially Reasonable Efforts to comply with this Section 11.6.

11.7. Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party except to the extent retention is required by Applicable Law; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 11.1.

11.8. Disclosure Required by Applicable Law. Notwithstanding this Article 11, each Party may disclose the terms of this Agreement, including the identity of the Parties and the payment terms, to any governmental authority if the Party wishing to make such disclosure determines, upon advice of counsel, that such disclosure is reasonably necessary. The Party wishing to make such disclosure shall consult with the other Party prior thereto, unless the Party wishing to make such disclosure determines in its reasonable judgment that such consultation would be inappropriate in the circumstances.

11.9. Securities Laws. Each Party acknowledges that the securities of Affiliates of the other Party are publicly traded and that as a result of the information shared under this Agreement, such first Party may be in possession of material non-public information about the other Party, and that as a result of the receipt of such information, the first Party may be precluded under applicable securities laws from trading in the securities of the other Party. Upon reasonable request of either Party made within [***] of the Effective Date, the other Party shall, and shall use reasonable efforts to cause its Affiliates and representatives to, provide any information reasonably required by the requesting Party to comply with its obligations under Regulation S-X and Form 8-K of the U.S. Securities Exchange Act of 1934, including information reasonably necessary to prepare any applicable pro forma financial information required to be filed by the requesting Party with the Securities and Exchange Commission. The requesting Party shall promptly reimburse the other Party for all costs and expenses (internal and external) reasonably incurred by the other Party, its Affiliates or its representatives in connection with the prior sentence.

Article 12

REPRESENTATIONS AND WARRANTIES

12.1. Mutual Representations and Warranties. AstraZeneca and Impax each represents and warrants to the other, as of the Effective Date, and, to the extent applicable, covenants, as follows:

12.1.1. Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

12.1.2. Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

12.1.3. Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

12.1.4. No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

12.2. Additional Representations and Warranties of AstraZeneca. AstraZeneca further represents and warrants to Impax and, to the extent applicable, covenants, as follows:

12.2.1. Regulatory Matters.

(i) As of the Effective Date, AstraZeneca and its Affiliates have complied in all material respects with all Applicable Law and applicable Regulatory Approvals with respect to the Exploitation of the Existing Products in the Territory.

(ii) AstraZeneca or one more of its Affiliates or any successor or permitted assignee is the sole and exclusive owner of all Regulatory Approvals relied upon by AstraZeneca and its Affiliates or such successor or permitted assignee to commercially distribute, sell or market the Existing Products for use for the Approved Indications in the Territory. As of the Effective Date, such Regulatory Approvals are in full force and effect and have been duly and validly issued. The NDAs with respect to the Existing Products in the Territory are listed on Schedule 12.2.1(ii).

(iii) Except as disclosed on Schedule 12.2.1(iii), no Existing Product has been recalled, suspended, or withdrawn from the market in the [***] year period prior to the Effective Date, and as of the Effective Date, no Existing Product is currently involved in any ongoing, or to the Knowledge of AstraZeneca, threatened or potential recall, withdrawal, or suspension from the market.

(iv) AstraZeneca or one of more of its Affiliates have all material approvals, licenses, and registrations required from any Regulatory Authority as of the Effective Date for AstraZeneca to Commercialize and Manufacture the Existing Products for Approved Indications in the Territory and to fulfill its obligations under this Agreement.

12.2.2. Intellectual Property.

(i) To AstraZeneca’s Knowledge, other than the AstraZeneca U.S. Patents and the [***] Patents, there are no Patents Controlled by AstraZeneca or its Affiliates as of the Effective Date that would, but for the rights granted to Impax pursuant to this Agreement, be infringed by the Exploitation by Impax of Existing Products in the Territory under this Agreement.

(ii) As of the Effective Date, AstraZeneca or one or more of its Affiliates is the sole and exclusive owner of the entire right, title and interest in the AstraZeneca U.S. Patents and is entitled to grant the licenses specified herein. As of the Effective Date, such rights are not subject to any encumbrance, lien or, to AstraZeneca’s Knowledge, claim of ownership by any Third Party.

(iii) To AstraZeneca’s Knowledge, as of the Effective Date, there is no actual infringement or threatened infringement of the AstraZeneca U.S. Patents or Product Trademarks utilized by AstraZeneca as of the Effective Date by any Third Party in the Field in the Territory. As of the Effective Date, neither AstraZeneca nor its Affiliates has received notice of a certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §335(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (a “Paragraph IV Notice”) with respect to an Existing Product claiming that any AstraZeneca U.S. Patent is invalid or unenforceable or claiming that any AstraZeneca U.S. Patent will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under such act is filed.

(iv) As of the Effective Date, to AstraZeneca’s Knowledge, (a) Impax’ Commercialization of the Existing Products for the Approved Indications in the Territory will not infringe any Patent of any Third Party, and (b) Impax’ use of the Product Trademarks utilized by AstraZeneca as of the Effective Date in connection with such Commercialization will not infringe any Trademark of any Third Party in the Territory.

(v) As of the Effective Date, to AstraZeneca’s Knowledge, no claim or litigation has been brought or threatened by any Third Party alleging that (a) any AstraZeneca U.S. Patent is invalid or unenforceable, (b) the Commercialization of the Existing Products for the Approved Indications in the Territory infringes any Patent of any Third Party or (c) such Third Party owns any interest in AstraZeneca U.S. Patents.

(vi) Neither AstraZeneca nor any of its Affiliates (a) has previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the AstraZeneca U.S. Patents, the Product Trademarks utilized by AstraZeneca as of the Effective Date or any Regulatory Documentation Controlled by AstraZeneca in the Territory in the Field as of the Effective Date, and (b) shall enter into any such agreements or grant any such right, title or interest to any Person, in each case ((a) and (b)) that is inconsistent with the rights and licenses granted to Impax under this Agreement.

12.2.3. [***] Agreements. AstraZeneca and its Affiliates are the licensees of certain rights, title and interest in and to the [***] Patents pursuant to the terms of that certain [***] License Agreement. A true, complete and correct copy of the [***] License Agreement and the [***] Supply Agreement, each as amended as of the Effective Date, have been provided to Impax prior to the date first above written. To AstraZeneca’s Knowledge, as of the Effective Date, (i) [***], (ii) AstraZeneca, its Affiliates and [***] are [***], (iii) neither AstraZeneca nor any of its Affiliates have [***]. AstraZeneca shall not take or omit to take any actions that would [***]. AstraZeneca has received [***].

12.2.4. Litigation. Except as set forth on Schedule 12.2.4, to AstraZeneca’s Knowledge there are no other lawsuits, government investigations, judicial or arbitral actions, or legal proceedings (public or private) in the Territory against AstraZeneca or any of its Affiliates involving the Licensed Compound (i) threatened or pending as of the Effective Date, or (ii) that have been pending at any time in the [***] years prior to the Effective Date.

12.2.5. No Debarment. As of the Effective Date, neither AstraZeneca nor any of its Affiliates has been debarred or is subject to debarment and neither AstraZeneca nor any of its Affiliates shall use in any capacity, in connection with the activities to be performed under this Agreement, any Person (including any Third Party Manufacturer) who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. AstraZeneca agrees to inform Impax in writing promptly if it or any such Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of AstraZeneca’s or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of AstraZeneca or any such Person performing activities hereunder.

12.2.6. Third Party Rights. AstraZeneca shall obtain from each of its Affiliates, employees and agents, and from the employees and agents of its Affiliates and agents, who are performing activities under this Agreement, rights to any and all Regulatory Documentation that relates to the Licensed Compound or any Licensed Products for use for the Approved Indications in the Territory and all AstraZeneca Improvements, such that Impax shall, by virtue of this Agreement, receive from AstraZeneca, without payments beyond those required by Article 7, the licenses and other rights with respect thereto granted to Impax hereunder.

12.2.7. No Channel Stuffing. Since [***] and until the Effective Date, to the Knowledge of AstraZeneca, AstraZeneca and its Affiliates (i) have sold Existing Products in the Territory to wholesalers or distributors only in the ordinary course of business and in amounts that are generally consistent with past sales by AstraZeneca and its Affiliates to their wholesale and distributor customers during comparable periods (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions), and (ii) have donated Existing Product to non-profit or charitable organizations in the Territory only in amounts (if any) that are generally consistent with past Existing Product donations by

AstraZeneca and its Affiliates to non-profit or charitable organizations in the Territory during comparable periods, or otherwise to avoid obsolescence of inventory of Existing Product, and (iii) have not engaged in any practice in the Territory with the intent of increasing the levels of inventory of the Existing Products in the distributor or wholesaler channels outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transactions with respect to Existing Products.

12.2.8. CIA. As of the Effective Date, other than the CIA, AstraZeneca and its Affiliates are not a party to or bound by any other agreements or contracts with any Regulatory Authority, or bound by any orders, consent decrees, or other similar directives of any Regulatory Authority, that would be reasonably likely to have a material adverse effect on Impax’ ability to Commercialize the Existing Products in the Territory in accordance with Applicable Law; provided that nothing contained herein is intended or shall be construed to include any representation or warranty with respect to any requirement arising under Regulatory Approval or Applicable Law.

12.3. Additional Representations and Warranties of Impax. Impax further represents and warrants to AstraZeneca and, to the extent applicable, covenants, as follows:

12.3.1. As of the Effective Date, except as set forth on Schedule 12.3.1, Impax is not an Affiliate of any other pharmaceutical manufacturer, or distributor, or any Competitor.

12.3.2. As of the Effective Date, neither Impax nor any of its Affiliates manufacture or commercialize any Competing Product or Restricted Product.

12.3.3. From the time of receipt of each Supplied Product from AstraZeneca, such Supplied Product (i) shall be stored and shipped in material accordance with GMP, (ii) shall be stored and shipped in compliance with the specifications provided by AstraZeneca and the applicable NDA, and (iii) shall not be adulterated or misbranded in each case by Impax or its Affiliates under the FFDCA or under any other Applicable Law.

12.3.4. Except as set forth on Schedule 12.3.4, Impax, with respect to the conduct of its business as of the Effective Date, has been and is in compliance in all material respects with Applicable Laws and is not in receipt of notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each such case which could reasonably be expected to have a material adverse effect on the Commercialization of the Licensed Products in the Territory, AstraZeneca’s exercise of its rights hereunder or Impax’ ability to perform its obligations under this Agreement.

12.3.5. Except with respect to the NDAs for the Existing Products, Impax or one of more of its Affiliates have or will have prior to the applicable Impax Commercialization Date all material approvals, licenses, and registrations required from any Regulatory Authority as of the Effective Date for Impax to Commercialize the Existing Products for Approved Indications in the Territory and to fulfill its obligations under this Agreement with respect to which performance is required to commence as of the Effective Date or as of the Impax Commercialization Date with respect to each Existing Product.

12.3.6. As of the Effective Date, neither Impax nor any of its Affiliates has been debarred or is subject to debarment and neither Impax nor any of its Affiliates shall use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. Impax agrees to inform AstraZeneca in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Impax’ or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of Impax or any such Person performing services hereunder.

12.3.7. Impax shall obtain from each of its Affiliates, Sublicensees, employees and agents, and from the employees and agents of its Affiliates, Sublicensees and agents, who are performing activities under this Agreement rights to any and all Impax Study Data, Regulatory Documentation that relates to the Licensed Compound or any Licensed Products and all Impax Improvements and Impax Improvement Patents, such that AstraZeneca shall, by virtue of this Agreement, receive from Impax, without any related payment obligation, the licenses and other rights with respect thereto granted to AstraZeneca hereunder.

12.3.8. Unless contained in reports filed by Impax with the U.S. Securities and Exchange Commission under the Exchange Act, Impax shall deliver to AstraZeneca, within [***] after the end of each Calendar Quarter during the Term, consolidated balance sheets of Impax as of the end of such period, and consolidated statements of income and cash flow for such period and for the current fiscal year to date, prepared in accordance with GAAP (other than for accompanying notes).

12.3.9. As of the Effective Date and the date of each Fixed Payment pursuant to Section 7.1, immediately after giving effect to all of the transactions contemplated by this Agreement, including the Fixed Payments due pursuant to Section 7.1, and payment of all related fees and expenses, Impax shall be Solvent. For purposes of this Section 12.3.9, the term “Solvent” with respect to Impax means that, as of any date of determination, the amount of the fair value of the assets of Impax and its subsidiaries, taken as a whole, exceeds, as of such date, the fair value of all liabilities of Impax and its subsidiaries, taken as a whole, as of such date, as such terms are generally determined in accordance with the Applicable Law of Delaware governing determinations of the solvency of debtors.

12.4. DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12 AND IN SECTIONS 3.7.3 AND 8.24, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 13

INDEMNITY

13.1. Indemnification of AstraZeneca. Subject to Section 13.5.5, Impax shall indemnify AstraZeneca, its Affiliates and its and their respective directors, officers, employees, and agents (collectively, the “AstraZeneca Indemnified Parties”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or occurring as a result of any and all suits, investigations, litigation, arbitrations, claims, or demands of Third Parties (including governmental entities) (collectively, “Third Party Claims”) arising from or occurring as a result of:

13.1.1. the breach by Impax (including through any of its other Party Members) of any representation, warranty, covenant or other term or condition of this Agreement (including any representation, warranty or undertaking set forth in Sections 3.7.2, 3.7.3 or 12.3.3) or any Ancillary Agreements;

13.1.2. the gross negligence or willful or intentional misconduct on the part of Impax or any of its Affiliates, Subcontractors or Sublicensees or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement or any Ancillary Agreement;

13.1.3. any actual or alleged violations of Applicable Law by Impax or any of its Affiliates, Subcontractors or Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees, and agents in connection with the performance of any activity contemplated by this Agreement or the Ancillary Agreements;

13.1.4. the (i) [***] by Impax or any of its Affiliates, Sublicensees or Subcontractors, or (ii) [***] by Impax or any of its Affiliates, Sublicensees or Subcontractors, including any Losses arising from or occurring as a result of the [***] in violation of Applicable Law, except in each case ((i) and (ii)) to the extent that any such Losses arise from or occur as a result of (a) the [***], during any period in which such [***]; or (y) such [***]; or (b) AstraZeneca’s use outside the Territory of any [***].

13.1.5. the Exploitation on or after the Effective Date of the Licensed Compound or any products containing the Licensed Compound (including any and all Existing Products, Additional Products and Impax Generic Versions) by Impax or any of its Affiliates, Sublicensees or Subcontractors or its or their distributors or contractors or its or their respective directors, officers, employees or agents, but excluding in each case Losses to the extent arising from or occurring as a result of (i) the [***], during any period in which [***]; or (b) any [***]; or (ii) AstraZeneca’s use outside the Territory of any [***];

13.1.6. Impax’ [***] with respect to Licensed Products sold under Managed Market Contracts or contracts required to effect any Government Health Care Program;

13.1.7. the content of any Product Labels and Inserts for a Licensed Product to the extent the content thereof is adopted by AstraZeneca at Impax’ request or reflects a change to any Product Label and Insert for a Licensed Product that is implemented by AstraZeneca at Impax’ request;

13.1.8. the conduct of any Impax Study;

13.1.9. the enforcement by AstraZeneca of its rights under this Article 13;

except in each case (Sections 13.1.1 through 13.1.9) for those Losses for which AstraZeneca has an obligation to indemnify the Impax Indemnified Parties pursuant to Section 13.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

13.2. Indemnification of Impax. Subject to Section 13.5.5, AstraZeneca shall indemnify Impax, its Affiliates and its and their respective directors, officers, employees, and agents (collectively, the “Impax Indemnified Parties”), and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of any and all Third Party Claims arising from or occurring as a result of:

13.2.1. the breach by AstraZeneca (including through any of its other Party Members) of any representation, warranty, covenant or other term or condition of this Agreement (including any representation, warranty or undertaking set forth in Sections 3.7.2, 3.7.3 or 8.24) or any Ancillary Agreements;

13.2.2. the gross negligence or willful or intentional misconduct on the part of AstraZeneca or any of its Affiliates or Subcontractors or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement or any Ancillary Agreement;

13.2.3. any actual or alleged violations of Applicable Law by AstraZeneca or any of its Affiliates or Subcontractors or its or their respective directors, officers, employees, and agents in connection with the performance of any activity contemplated by this Agreement or any Ancillary Agreement;

13.2.4. the Exploitation of the Existing Products or the Licensed Compound or any products containing the Licensed Compound by AstraZeneca or any of its Affiliates or its or their distributors or contractors or its or their respective directors, officers, employees, or agents to the extent arising from or occurring as a result of Existing Products or any products containing the Licensed Compound sold or distributed prior to January 1, 2012;

13.2.5. the Exploitation of the Existing Products or the Licensed Compound or any products containing the Licensed Compound by AstraZeneca or any of its Affiliates or its or their distributors or contractors or its or their respective directors, officers, employees, or agents to the extent arising from or occurring specifically as a result of activities conducted after January 1, 2012 in relation to or in furtherance of any interests in such Existing Products, Licensed Compound or products containing the Licensed Compound outside the Territory (which activities are not also being conducted by AstraZeneca or any of its Affiliates in satisfaction of obligations under this Agreement or in support of the Exploitation of products containing the Licensed Compound in the Territory) or outside the Field in the Territory;

13.2.6. any personal injury or death suffered by a Person as a result of the use of an Existing Product (for clarity, excluding Additional Products) to the extent such personal injury or death was caused by (i) [***] sold or distributed during the Term by Impax or any of its Affiliates in the Field in the Territory or by or on behalf of AstraZeneca or any of its Affiliates after January 1, 2012 pursuant to the Transition Plan; or (ii) AstraZeneca’s decision not to implement a change to Product Labels and Inserts for an Existing Product, or a recall of an Existing Product, in each case as proposed by Impax; provided that this Section 13.2.6 is not intended and shall not be construed to require AstraZeneca to indemnify for personal injury or death caused by any Existing Product for a New Indication developed or an approved New Indication commercialized by Impax or any of its Affiliates or Sublicensees.

13.2.7. the conduct of the Selected Mandated Studies or any AstraZeneca Studies;

13.2.8. the enforcement by Impax of its rights under this Article 13.

except in each case (Sections 13.2.1 through 13.2.8) for those Losses for which Impax has an obligation to indemnify any AstraZeneca Indemnified Party pursuant to Section 13.1, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

13.3. Notice of Claim. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.1 or 13.2 (an “Indemnification Claim Notice”). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement.

13.4. Control of Defense.

13.4.1. In General. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying

Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 13.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the Indemnifying Party. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim that they would not otherwise have incurred if no Indemnity Claim Notice was presented.

13.4.2. Right to Participate in Defense. Without limiting Section 13.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.4.1 (in which case the Indemnified Party shall control the defense), or (iii) the interests of the indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

13.4.3. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim, provided that with respect to any Losses for which the Indemnified Party intends to seek indemnification hereunder, the Indemnified Party shall not consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss without providing to the Indemnifying Party reasonable prior notice and an opportunity to discuss the proposed action.

13.4.4. Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

13.4.5. Expenses. Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.5. LIMITATIONS OF LIABILITY.

13.5.1. SPECIAL, INDIRECT AND CERTAIN OTHER DAMAGES. Notwithstanding any term or condition of this Agreement or any Ancillary Agreement to the contrary, neither Party nor any of its Affiliates shall be liable for special, indirect, incidental or consequential damages, or for lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise (i) arising out of the development, manufacture, or commercialization of the Licensed Compound or any product containing the Licensed Compound, or (ii) otherwise arising out of this Agreement or any Ancillary Agreement or the activities that a Party or any of its Affiliates conducts or fails to conduct hereunder, except in each case ((i) and (ii)) to the extent any such damages (a) result from a Party’s breach of its obligations under [***], (b) result from a [***] or a [***] and Impax is expressly permitted to recover such damages pursuant to Section 13.5.2 (and subject to the limitations on AstraZeneca’s liability set forth in Section 13.5.2) or to make a Proration Election pursuant to Section 7.1, or (c) are required to be paid to a Third Party as part of a claim for which a Party provides indemnification under Section 13.1 or Section 13.2.

13.5.2. DAMAGES LIMITATION FOR CERTAIN CLAIMS. Subject to a Proration Election permitted pursuant to Section 7.1 and subject to Section 13.5.3 and except to the extent of any Losses that are required to be paid to a Third Party as part of a claim for indemnification under Section 13.1 or Section 13.2, notwithstanding any other term or condition of this Agreement or any Ancillary Agreement to the contrary, the total aggregate liability of AstraZeneca (and its Affiliates) for claims asserted by Impax based in whole or in part on damages (including direct damages, special, indirect, incidental or consequential damages, or for lost profits) resulting from any [***] or [***] (whether such claims are based on contract, warranty, negligence, tort, strict liability or otherwise, and whether such claims are alleged to arise or arise as a result of breach or failure to perform any of the provisions of this Agreement or any Ancillary Agreement by AstraZeneca or any of its Affiliates or whether such claims are based on any intentional or willful misconduct of AstraZeneca or any of its Affiliates) shall be limited (i) for any and all [***] occurring on or before [***], to [***], and (ii) for any and all [***] occurring after [***], to the amount, if positive, equal to [***] (such limitation as it may apply prior to, on and after December 31, 2015, the “Liability Cap”).

13.5.3. PRORATION ELECTION. Notwithstanding any term or condition of this Agreement (including Section 13.5.2) or any Ancillary Agreement to the contrary, in the event that Impax makes a Proration Election pursuant to Section 7.1 with respect to [***] occurring during the related Payment Period, such Proration Election shall be Impax’ sole and exclusive remedy with respect to such [***] breach of this Agreement or any Ancillary Agreement or intentional or willful misconduct by AstraZeneca or any of its Affiliates, and Impax shall not be entitled to any other amounts, damages or remedies from AstraZeneca in connection therewith.

13.5.4. OTHER SUPPLY FAILURES. Notwithstanding any term or condition of this Agreement (including Section 13.5.2) or any Ancillary Agreement to the contrary, except to the extent of any damages that are required to be paid to a Third Party as part of a claim for which a Party provides indemnification under Section 13.1 or Section 13.2, and except to the extent resulting from one or more [***]), in no event shall AstraZeneca be liable to Impax for any monetary damages or other monetary amounts in connection with any Supply Failure. In the event of any Supply Failure, other than a [***], Impax’ sole and exclusive monetary remedies shall be as set forth in Sections 8.17, as applicable. After the Liability Cap is exhausted, Impax’ sole and exclusive monetary remedies for any [***] shall be as set forth in Sections 8.17, as applicable. For clarity, this Section 13.5.4 is not intended and shall not be construed to limit Impax’ right to make a Proration Election pursuant to Section 7.1 or to recover monetary damages for a [***] in accordance with Section 13.5.2.

13.5.5. PRODUCTS LIABILITY.

(i) Notwithstanding any term or condition of this Agreement or any Ancillary Agreement to the contrary, neither Impax nor any of its Affiliates shall be liable to any AstraZeneca Indemnified Party for any Losses, whether in contract, warranty, negligence, tort, strict liability or otherwise, to the extent arising out of or occurring as a result of any personal injury or death suffered by a Person as a result of the use of any Licensed Product or any product containing the Licensed Compound, except to the extent that Impax has an indemnity obligation under this Article 13 toward an AstraZeneca Indemnified Party for any Losses arising from or occurring as a result of a Third Party Claim during or after the Term as a result of (a) a breach of the obligations under Section 12.3.3 by Impax any of its Affiliates or Sublicensees, (b) an Existing Product sold or distributed by Impax or any of its Affiliates or Sublicensees that is used for (x) development of a New Indication by Impax or any of its Affiliates or Sublicensees or (y) an approved New Indication commercialized by Impax or any of its Affiliates or Sublicensees, (c) an Additional Product developed, manufactured or commercialized by Impax or any of its Affiliates or Sublicensees or (d) any product containing the Licensed Compound developed, manufactured or commercialized by Impax or any of its Affiliates or (sub)licensees after the Term, except that, without limitation to clauses (a), (b) and (c), this clause (d) shall be deemed not to cover any Licensed Product sold or distributed by Impax after the last day of the Term pursuant to the sell off right provided in Section 14.7.4.

(ii) Notwithstanding any term or condition of this Agreement or any Ancillary Agreement to the contrary, neither AstraZeneca nor any of its Affiliates shall be liable to any Impax Indemnified Party for any Losses, whether in contract, warranty, negligence, tort, strict liability or otherwise, to the extent arising out of or occurring as a result of any personal injury or death suffered by a Person as a result of the use of any Impax Generic Version, except to the extent that AstraZeneca has an indemnity obligation under this Article 13 toward an Impax Indemnified Party for any Losses arising from or occurring as a result of a Third Party Claim as a result of a breach of the obligations under Section 8.24 by AstraZeneca or any of its Affiliates.

(iii) Notwithstanding any term or condition of this Agreement or any Ancillary Agreement to the contrary, neither AstraZeneca nor any of its Affiliates shall be liable to any Impax Indemnified Party for any Losses, whether in contract, warranty, negligence, tort, strict liability or otherwise, to the extent` arising out of or occurring as a result of any personal injury or death suffered by a Person as a result of the use of any Additional Product developed, manufactured or commercialized by Impax or any of its Affiliates or Sublicensees during or after the Term, other than any Additional Product developed or commercialized by AstraZeneca or any of its Affiliates or sublicensees outside the Territory or outside the Field inside the Territory.

13.6. Insurance.

13.6.1. Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Licensed Compound and the Licensed Products as is normal and customary in the pharmaceutical industry generally for persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

13.6.2. Notwithstanding the foregoing, at a minimum, each Party shall maintain during the Term, (i) commercial general liability insurance, including contractual liability insurance, with a combined single limit for bodily injury and property damage of not less than [***], (ii) products liability/completed operations coverage with a minimum indemnity limit of [***] per occurrence, and (iii) an all-risks insurance policy covering its facilities with a minimum indemnity limit of [***] per occurrence. The General Liability requirement can be satisfied by the combination of primary and umbrella/excess liability policies. Such policies in the case of policies maintained by Impax shall (a) be provided by reputable insurance carrier(s), and (b) show the other Party as additional insured and loss payee, as its interests may appear. Such policies shall remain in effect throughout the Term and shall not be canceled or subject to a reduction of coverage without the prior written authorization of the other Party. Should a Party who should have been insured at any time or for any reason fail to obtain the insurance required herein, or should such insurance be canceled or the above limits reduced, the other Party shall have the right to procure the same and the cost and expense thereof shall be deducted from any compensation then due or thereafter to become due under this Agreement to the Party which should have been insured. Notwithstanding the foregoing, AstraZeneca shall have the right to satisfy the requirements of this Section 13.6 through a program of self-insurance.

Article 14

TERM, TERMINATION AND OTHER REMEDIES

14.1. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until terminated in accordance with the termination provisions set forth in this Article 14 (such period, the “Term”).

14.2. Mutual Termination Rights.

14.2.1. Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party disputes that it has committed a material breach of one or more of its material obligations under this Agreement, then it may refer the matter to the JOC for dispute resolution in accordance with Section 2.2.3 and, if the JOC is unable to resolve the dispute as contemplated in Section 2.2.3, then to the JSC for dispute resolution in accordance with Sections 2.1.1 and 2.1.3 (except that the provisions of the third sentence of Section 2.1.3(i) (regarding the power to make final resolutions held by the Senior Officer of Impax) shall not apply for purposes of this Section 14.2.1). If the JOC and the JSC are unable to resolve the dispute, and the Breaching Party fails to cure such alleged breach, within [***] after receipt of the Default Notice, or in the case of a Payment default, within [***] after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. Notwithstanding the foregoing, in the event a breach (other than a payment breach or a breach by Impax under Section 3.5) cannot be cured within such [***] period, the period for cure may be extended an additional [***] provided that the Breaching Party has promptly commenced efforts to cure such breach after the Default Notice and thereafter diligently continues such efforts.

14.2.2. Permanent Recall or Withdrawal. Either Party may terminate this Agreement with respect to a Licensed Product in the event that Regulatory Authorities cause the recall or withdrawal (or if the applicable NDA holder (i.e., AstraZeneca in the case of any Existing Product and Impax in the case of any Additional Product) initiates such a recall or withdrawal) of such Licensed Product in the Territory where such recall or withdrawal is (i) reasonably expected to be permanent and (ii) is not limited to particular Licensed Product batches or lots as a result of a correctable Manufacturing process defect.

14.3. Additional Termination by Impax.

14.3.1. Impax may terminate this Agreement any time after December 31, 2015, by giving AstraZeneca [***] prior written notice thereof.

14.3.2. Impax may terminate this Agreement any time after [***] by giving AstraZeneca [***] prior written notice thereof.

14.3.3. Impax may terminate this Agreement in accordance with Section 8.15.1.

14.4. Additional Termination by AstraZeneca. In the event that Impax or any of its Affiliates or Sublicensees, anywhere in the Territory, [***], or (ii) [***], in each case, AstraZeneca shall have the right to immediately terminate this Agreement, including the rights of any Sublicensees, upon written notice to Impax; provided that Section 14.4 as it applies to any [***] shall only apply during the term of [***].

14.5. Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

14.6. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Impax or AstraZeneca are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. The Parties acknowledge and agree that payments made under Section 7.1 and 7.2 shall constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

14.7. Effect of Termination. In the event of any termination of this Agreement, the provisions of this Section 14.7 shall apply; provided that a Recall Termination shall not have any effect on any Licensed Product which is not terminated in such Recall Termination.

14.7.1. Impax Rights Terminate. Except as otherwise provided in Section 14.7.5, all licenses, including rights of reference, granted by AstraZeneca hereunder shall immediately terminate and [***].

14.7.2. Certain Licenses Granted to AstraZeneca Continue. Notwithstanding anything to the contrary contained in this Agreement, (a) the licenses and rights of reference or cross-reference granted by Impax to AstraZeneca pursuant to [***] shall survive any termination of this Agreement with respect to any intellectual property or documentation that Impax Controls at the time of such termination, solely for the purposes set forth in clause (i) of [***]; and (b) the license set forth in [***] shall survive any termination of this Agreement, provided that in the case of the license set forth in [***], such license after the effective date of termination of this Agreement in its entirety shall become subject to a royalty in the case of any Selected Additional Products to the extent provided in Section 14.7.6(iv). For clarity, a Recall Termination shall not have any effect on [***], which shall continue in full force and effect in the case of a Recall Termination.

14.7.3. Pending Orders. If immediately prior to termination, AstraZeneca or its Affiliate was Manufacturing any Terminated Product which was a Supplied Product pursuant to Section 8.1, then the provisions of this Section 14.7.3 shall apply.

(i) Non-Recall or Non-Impax Related Termination. The provisions of this Section 14.7.3(i) shall apply, except in the case of a Recall Termination or an Impax Related Termination.

(a) Finished Inventory. Any finished inventory Manufactured by or on behalf of AstraZeneca for supply to Impax for which title has not passed to Impax and which bears any NDC or Corporate Name of Impax or its Affiliates shall be, at Impax’ option, (y) delivered, transferred and sold by AstraZeneca to Impax in accordance with Article 8, or (z) destroyed by AstraZeneca at Impax’ cost and Impax shall reimburse AstraZeneca for the Supply Price of such destroyed inventory.

(b) Work in Process. Any work-in-process inventory Manufactured by or on behalf of AstraZeneca for supply to Impax for which title has not passed to Impax and which bears any NDC or Corporate Name of Impax or its Affiliates shall be, at Impax’ option, (y) completed, delivered, transferred and sold by AstraZeneca to Impax in accordance with Article 8, or (z) destroyed by AstraZeneca at Impax’ cost and Impax shall reimburse AstraZeneca for the reasonable cost of such destroyed work-in-process inventory.

(c) Outstanding POs. Any outstanding Purchase Orders shall be canceled (other than with respect to the inventory referenced in Section 14.7.3(i)(a) and (b) above).

(d) Certain Components, Raw Materials, Work-in-Process and Finished Inventory. Solely in the case of a termination of this Agreement pursuant to Section 14.3, and except with respect to any finished inventory or work-in-process inventory covered by Section 14.7.3(i)(a) or (i)(b), AstraZeneca shall have the right to invoice Impax for all components, raw materials, work-in-process and finished inventory on hand that were obtained or Manufactured by AstraZeneca in order to supply Supplied Product to Impax in quantities reasonably consistent with Impax’ forecasts and Purchase Orders and that, in the case of any components, raw materials and work-in-process, remain unused by AstraZeneca or any of its Affiliates [***] after the effective date of termination and which are not reasonably expected in AstraZeneca’s determination to be used by AstraZeneca or any of its Affiliates thereafter, in each case together with any related destruction costs associated therewith. The reimbursement amount to be paid by Impax for any finished inventory on hand shall be the Supply Price therefor and the reimbursement amount to be paid by Impax for any such components, raw materials or work-in-process inventory on hand shall be AstraZeneca’s reasonable costs therefor, as reasonably documented by AstraZeneca. For clarity, in no event shall this Section 14.7.3(i)(d) provide AstraZeneca the right to sell to any Third Party any finished inventory that bears any NDC or Corporate Name of Impax or any of its Affiliates.

(ii) Recall or Impax Related Termination. The provisions of this Section 14.7.3(ii) shall apply only in the case of a Recall Termination or any Impax Related Termination:

(a) Outstanding POs. Any outstanding Purchase Orders for the applicable Terminated Products shall be canceled.

(b) Finished Inventory and Work in Process. Any inventory or work-in-process inventory of the applicable Terminated Products Manufactured by AstraZeneca for supply to Impax for which title has not passed to Impax and which does not bear any NDC or Corporate Name of Impax or its Affiliates may be retained by AstraZeneca, subject to clause (c) below.

(c) Certain Components, Raw Materials, Work-in-Process and Finished Inventory. In the case of an Impax Related Termination (but not a Recall Termination), AstraZeneca shall have the right to invoice Impax for all components, raw materials, work-in-process and finished inventory on hand that were obtained or Manufactured by AstraZeneca in order to supply Supplied Product to Impax in quantities reasonably consistent with Impax’ forecasts and Purchase Orders and that, in the case of any components, raw materials and work-in-process, remain unused by AstraZeneca or any of its Affiliates [***] after the effective date of termination and which are not reasonably expected in AstraZeneca’s determination to be used by AstraZeneca or any of its Affiliates thereafter, in each case together with any related destruction costs associated therewith. The reimbursement amount to be paid by Impax for any finished inventory on hand shall be the Supply Price therefor and the reimbursement amount to be paid by Impax for any such components, raw materials or work in process inventory on hand shall be AstraZeneca’s reasonable costs therefor, as reasonably documented by AstraZeneca. For clarity, in no event shall this Section 14.7.3(ii)(c) provide AstraZeneca the right to sell to any Third Party any finished inventory that bears any NDC or Corporate Name of Impax or any of its Affiliates.

14.7.4. Sell Down Right. With respect to any Licensed Product which is not the subject of a Recall Termination and is not the subject of any Impax Related Termination, Impax shall have the non-exclusive right and license for a period of [***] after the effective date of termination of this Agreement to sell down its remaining inventory of the Terminated Products bearing any Corporate Name or NDC of Impax or its Affiliates, and such sales will be subject to the royalties contained in Article 7.

14.7.5. Clinical Studies. Unless expressly prohibited by any Regulatory Authority, at AstraZeneca’s written request, Impax shall and shall cause its Affiliates to transfer control to AstraZeneca of any or all clinical studies for any Terminated Products being conducted by Impax as of the effective date of termination of this Agreement and continue to conduct such clinical studies for up to [***] at AstraZeneca’s cost to enable such transfer to be completed without interruption of any such clinical study; provided, however, that (a) neither Party shall have any obligation to continue any such clinical study unless required by Applicable Law or by the applicable institutional review board or other similar monitoring body responsible for the conduct of such clinical study (the “IRB”), and (b) with respect to each such clinical study for which such transfer is prohibited by the applicable Regulatory Authority or IRB, or any study for which AstraZeneca does not request and receive a transfer of control, Impax shall continue to conduct such clinical study to completion, or at its election if consistent with Applicable Law and the requirements of the IRB, to wind down such clinical study. In the case of any clinical studies for any Terminated Products being conducted by Impax as of the effective date of termination of this Agreement, continuation of such study(ies) or wind down of such study in accordance with this Section 14.7.4 shall be at Impax’ cost, except to the extent of any study for which transfer of control has been requested by AstraZeneca, for which the costs of continuation or wind down after the effective date of termination, as the case may be, shall be at AstraZeneca’s cost with respect to the [***] period referred to above, as applicable, and the period following any such transfer of control. At AstraZeneca’s request, Impax shall and shall cause its Affiliates to assign to AstraZeneca any or all agreements with any Third Party to the extent related to the conduct of such clinical studies for the Terminated Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment, in which case Impax shall reasonably cooperate with AstraZeneca at AstraZeneca’s cost to secure the consent of the applicable Third Party to such assignment.

14.7.6. Non-Recall or Non-AZ Related Terminations. In the event of a termination of this Agreement other than a Recall Termination and other than an AstraZeneca Related Termination, the provisions of this Section 14.7.6 shall apply:

(i) License For Existing Products. Impax, on behalf of itself and its Affiliates, shall, and hereby does effective as of the effective date of termination of this Agreement, grant AstraZeneca (a) a [***], non-exclusive license, with the right to grant sublicenses through multiple tiers, under the Impax Patents and Impax Know-How to Exploit the Existing Products and (b) without limitation to Sections 6.2.3 and 14.7.2, a [***], non-exclusive license, with the right to grant sublicenses through multiple tiers, under the Impax Improvement Patents to Exploit the Existing Products in the Territory; provided, however, that for the avoidance of doubt, Impax shall have no obligation to disclose any Impax Improvements or Impax Improvement Patents to AstraZeneca in connection with this Section 14.7.6 or the other terms or conditions of this Agreement, except to the extent that disclosure is required in connection with activities conducted pursuant to Article 4 or Article 5.

(ii) License For Selected Additional Products. Impax, on behalf of itself and its Affiliates, shall, and hereby does effective as of the effective date of termination of this Agreement, grant AstraZeneca (a) a worldwide, non-exclusive, [***], license, with the right to grant sublicenses through multiple tiers, under the Impax Patents and

Impax Know-How to Exploit the Selected Additional Products, and (b) without limitation to Sections 6.2.3 and 14.7.2, a non-exclusive, [***] license, with the right to grant sublicenses through multiple tiers, under the Impax Improvement Patents to Exploit the Selected Additional Products in the Territory, which license shall be subject to a royalty to the extent provided pursuant to Section 14.7.6(iv); provided, however, that for the avoidance of doubt, Impax shall have no obligation to disclose any Impax Improvements or Impax Improvement Patents to AstraZeneca in connection with this Section 14.7.6 or the other terms or conditions of this Agreement, except to the extent that disclosure is required in connection with activities conducted pursuant to Article 4 or Article 5.

(iii) License for Regulatory Materials. Without limitation to Sections 6.2.2 or 14.7.2, Impax, on behalf of itself and its Affiliates, shall, and hereby does effective as of the effective date of termination, grant to AstraZeneca, and shall cause its Sublicensees to grant to AstraZeneca effective as of the effective date of termination, a worldwide, [***], non-exclusive license and right of reference, with the right to grant sublicenses and further rights of reference through multiple tiers, in and to all Regulatory Approvals, Impax Regulatory Documentation and Impax Study Data owned or Controlled by Impax or its Affiliates or Sublicensees to Exploit the Existing Products and Selected Additional Products, which license and right of reference shall be subject to a royalty with respect to the Selected Additional Products to the extent provided pursuant to Section 14.7.6(iv).

(iv) Royalty. With respect to each Selected Additional Product (but not any Existing Product) that is Commercialized by AstraZeneca, its Affiliates or sublicensees after the effective date of termination of the Agreement in reliance on, or through use of, the license granted to AstraZeneca with respect to any Impax Patent, Impax Improvement Patent, Impax Know-How, Regulatory Approval, Impax Regulatory Documentation or Impax Study Data pursuant to Section 6.2.3 (which survives termination as provided in Section 14.7.2) or Section 14.7.6, AstraZeneca shall pay to Impax a royalty of [***], on net sales of such Selected Additional Product by AstraZeneca, its Affiliates or sublicensees on a quarterly basis for a period of [***] following the effective date of termination of this Agreement. For purposes of this Section 14.7.6(iv), “net sales” shall be calculated in a manner consistent with the definition of Net Sales set forth in Section 1.143, substituting references to Impax with AstraZeneca, as appropriate. Notwithstanding the foregoing or any other term or condition of this Agreement to the contrary, no royalty shall be payable by AstraZeneca to Impax pursuant to this Agreement (a) with respect to any such product Commercialized by AstraZeneca or any of its Affiliates or sublicensees for which the reliance on, or use of, the license granted to AstraZeneca consists solely of the reliance on or use of any such Regulatory Approval, Impax Regulatory Documentation or Impax Study Data to comply with any requirement to report worldwide clinical studies or safety information with respect to a product containing the Licensed Compound to Regulatory Authorities, or (b) based on the Exploitation by AstraZeneca or any of its Affiliates or sublicensees of any product that contains the Licensed Compound in the OTC Field outside the Territory. Except as expressly set forth in Sections 6.2.2, 6.2.3 (which survives termination as provided in Section 14.7.2), and 14.7.6 (x) no license is granted by Impax or its Affiliates to AstraZeneca for the Exploitation, after the termination of this Agreement, by AstraZeneca or its Affiliates or any sublicensees of any product that contains the Licensed Compound and (y) no other royalty shall be payable by AstraZeneca to Impax based on the Exploitation by AstraZeneca or its Affiliates or any sublicensees of any product that contains the Licensed Compound, including any Existing Product.

(v) Marketing Material Copyrights. Impax, on behalf of itself and its Affiliates, shall grant to AstraZeneca a non-exclusive license to use all Marketing Material Copyrights, excluding any Corporate Names belonging to Impax, applicable to the Existing Products and Selected Additional Products, which Marketing Material Copyrights are then owned or Controlled by Impax or any of its Affiliates.

(vi) [***]. Without limitation to any other surviving obligation of Impax pursuant to this Agreement, for a period of [***] following the effective date of termination of this Agreement in its entirety, [***].

(vii) Survival of Covenant. Except in the case of an AstraZeneca Related Termination, the covenant granted by Impax in Section 4.1.5 shall survive for a period of [***] following the effective date of termination of this Agreement.

(viii) Impax Manufacturing and Technology Transfer. At the time of termination of this Agreement in its entirety, if Impax is Manufacturing or having Manufactured by a Third Party any Existing Product(s) (including any Impax Generic Version thereof) or Selected Additional Product(s), at AstraZeneca’s written request, Impax shall use good faith efforts to supply to AstraZeneca such reasonable quantities of such Licensed Products as AstraZeneca indicates in written forecasts and orders therefor from time to time until the earlier of (a) the [***] of the effective date of termination of this Agreement, and (b) such time as AstraZeneca has established an alternate, validated source of supply for such Licensed Products and AstraZeneca is receiving supply from such alternative source sufficient to meet market demand in the Territory. The cost to AstraZeneca for such supply shall be at Impax’ [***] to Manufacture such Licensed Products. For purposes of this Section 14.7.6(viii), “manufacturing costs” shall be calculated in a manner consistent with the definition of Manufacturing Costs set forth in Section 1.128 to the extent applicable, substituting references to AstraZeneca with Impax, as appropriate. In addition, at AstraZeneca’s sole cost and expense, Impax shall provide a technology transfer to AstraZeneca or its designee with respect to Manufacturing technology Controlled by Impax that is being utilized by or on behalf of Impax or any of its Affiliates or Sublicensees to Manufacture such Licensed Products as of the effective date of termination of this Agreement, to the extent such technology is within the scope of the licenses, assignments and other rights granted to AstraZeneca in Section 6.2.2, 6.2.3 (which survives termination as provided in Section 14.7.2) or 14.7.6 and is not then in the possession of AstraZeneca. The technology transfer pursuant to this Section 14.7.6(viii) shall approximate the technology transfer that AstraZeneca may be required to carry out pursuant to Section 8.19 (including resolution of terms by a Third Party arbitrator as provided in Section 8.19.1). In addition, Impax shall grant to AstraZeneca a non-exclusive license, with the right to sublicense through multiple tiers, to use transferred Manufacturing documentation and know-how to Manufacture or have Manufactured anywhere in the world such Licensed Products, which license shall be subject to a royalty with respect to the Selected Additional Products to the extent provided pursuant to Section 14.7.6(iv). Any other supply terms which are not specified in this Section 14.7.6(viii) shall be based upon the terms contained in Section 8.1, 8.3, 8.6.1 through 8.6.3, 8.7 through 8.18 (provided that in the case of Section 8.18 as applied to Existing Products, the site visit permitted thereunder shall be expanded as necessary to permit AstraZeneca to conduct inspections that satisfy its obligations as the NDA holder for such products), 8.20.1, 8.20.2, 8.20.3 (solely in the case of Section 8.20.3 with respect to any Selected Additional Product), 8.22 and 8.24 of this Agreement, which shall apply mutatis mutandis to the supply obligations and technology transfer contained in this Section 14.7.6(viii).

14.7.7. Cooperation and Further Assurances. Notwithstanding anything to the contrary contained in this Section 14.7.7, nothing in this Section 14.7.7 shall apply in the event of a Recall Termination. Impax shall and shall cause its Affiliates to reasonably cooperate with AstraZeneca to facilitate and carry out an orderly transition back to AstraZeneca of the Existing Products (and the Selected Additional Products solely to the extent a license is granted to AstraZeneca for such Selected Additional Products under Sections 6.2.2, 6.2.3 (which survives termination as provided in Section 14.7.2) or 14.7.6). Impax shall and shall cause its Affiliates to notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transition. At AstraZeneca’s written request, Impax and AstraZeneca shall enter into an agreement setting forth the terms and conditions pursuant to which AstraZeneca and Impax will effectuate and coordinate the provisions of this Section 14.7 as reasonably necessary for AstraZeneca to Exploit the Existing Products (and the Selected Additional Products solely to the extent a license is granted to AstraZeneca for such Selected Additional Products in Section 6.2.2, 6.2.3 (which survives termination as provided in Section 14.7.2) or 14.7.6) in the Territory upon and after termination of this Agreement in its entirety (the “Reversion Agreement”). The terms of the Reversion Agreement shall be negotiated by the Parties promptly and in good faith, and the Parties shall endeavor to agree upon such terms and have them become effective prior to the effective date of termination of this Agreement in its entirety, unless the Parties mutually agree to a later date in writing. In the case of (a) any Impax Related Termination, Impax shall bear its own expenses with respect to this Section 14.7.7, and (b) any other termination, AstraZeneca shall reimburse Impax for its reasonable costs and expenses (internal and external) with respect thereto.

14.8. Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof, and the other terms and conditions of this Article 14, shall not limit remedies that may otherwise be available in law or equity.

14.9. Accrued Rights; Surviving Obligations. Termination of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. Without limiting the foregoing, upon the termination of this Agreement, (i) Article 1 shall survive as necessary for reference by any other surviving provisions in the Agreement, (ii) Article 9 shall survive with respect to any Licensed Product sold by Impax or any of its Affiliates or Sublicensees pursuant to this Agreement, (iii) Article 11 shall survive in accordance with its terms, except that Section 11.6 shall survive for [***], provided that AstraZeneca shall not have obligations under Section 11.6 with respect to publications that do not contain data or results from an Impax Study and do not contain any Confidential Information of Impax and (iv) Article 15 and the following Sections shall survive in accordance with their terms, or if no term is specified, indefinitely: 3.8, 3.11 (with respect to Licensed Products sold under Impax NDCs prior to the effective date of termination or as permitted after such date pursuant to Section 14.7.4), 4.1.4 (with respect to any Impax Study initiated prior to the effective date of termination or conducted after such date in accordance with Section 14.7.5), 4.1.5 (to the extent provided in Section 14.7.6(vii)), 4.2, 4.3, 5.1.1, 5.1.2, 5.3, 5.4, 6.2.2, 6.2.3, 7.2 (with respect to sales of Licensed Product prior to the effective date of termination or as permitted after such date pursuant to Section 14.7.4), 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 8.20 (solely with respect to Supplied Product supplied prior to the effective date of termination or supplied pursuant to Section 14.7.3), 8.21, 8.24, 10.1, 10.4, 10.7.1 (solely with respect to the first two sentences thereof), 10.7.3, 13.1 through 13.5, 14.6, 14.7, 14.8 and 14.9.

Article 15

MISCELLANEOUS

15.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform. Without limitation to the foregoing, in the event that either Party is the non-performing Party and the suspension of performance continues for [***] after the date of the occurrence, the other Party shall have the right to terminate this Agreement pursuant to Section 14.2.1 as if the non-performing Party had committed a material breach, except that in such event no cure period shall apply and the other Party shall have the right to effect such termination upon written notice to the non-performing party, in its sole discretion.

15.2. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

15.3. Assignment.

15.3.1. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed beyond [***], neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may make such an assignment without the other Party’s consent to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. Notwithstanding the foregoing, either Party shall have the right, without the other Party’s consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates. Each Party shall remain responsible for the performance of its rights and obligations that are performed or exercised by any of its Affiliates hereunder. Any attempted assignment or delegation in violation of this Section 15.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of AstraZeneca or Impax, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

15.3.2. The rights to Information, materials and intellectual property: (i) controlled by a Third Party permitted assignee of a Party, which Information, materials and intellectual property were controlled by such assignee immediately prior to such assignment; or (ii) controlled by an Affiliate of a Party who becomes an Affiliate through any Change in Control of or Acquisition by such Party, which Information, materials and intellectual property were controlled by such Affiliate immediately prior to such Change in Control or Acquisition, in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

15.4. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

15.5. Governing Law, Jurisdiction and Service.

15.5.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.5.2. Jurisdiction. Subject to any dispute resolution provisions set forth herein, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

15.5.3. Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.5.4. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.6.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

15.6. Notices.

15.6.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.6.1. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 15.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.6.2. Address for Notice.

If to Impax, to:

Impax Pharmaceuticals

31047 Genstar Road

Hayward, CA 94544

Attention: [***], Impax

Pharmaceuticals

Facsimile: [***]

with a copy (which shall not constitute notice) to:

Impax Laboratories, Inc.

31047 Genstar Road

Hayward, CA 94544

Attention: [***]

Facsimile: [***]

If to AstraZeneca, to:

AstraZeneca UK Limited

Mereside

Alderley Park, Macclesfield, Cheshire

SK10 4TF

England

Attention: Deputy General Counsel, Corporate

Facsimile: [***]

with a copy (which shall not constitute notice) to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

Wilmington, DE 19803-2902

U.S.A.

Attention: General Counsel

Fax: [***]

15.7. Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement.

15.8. English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

15.9. Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

15.10. Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 3.9 and Section 6.7 as well as Article 10 and Article 11 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Sections or Articles shall result in irreparable injury to such other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief, and (ii) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 15.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

15.11. Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and, except as expressly provided in Article 14 and elsewhere in this Agreement, do not exclude any other right or remedy provided by law or otherwise available, except as expressly set forth herein.

15.12. No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

15.13. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.14. Amendments. Any amendment, discharge, waiver or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

15.15. Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.16. Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

15.17. References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

15.18. Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

15.19. Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. Whenever this Agreement refers to termination of this Agreement “in its entirety,” it shall be understood to mean a termination of this Agreement as a whole (rather than on a Licensed Product-by-Licensed Product basis as occurs pursuant to Section 14.2.2), provided that a reference to “in its entirety” is not intended and shall not be construed to be in derogation of the survival provisions of Section 14.9. Whenever this Agreement refers to a licensee or sublicensee (or (sub)licensee)) of AstraZeneca or any of its Affiliates, the reference to such licensee or sublicensee (or (sub)licensee)) shall be deemed to exclude Impax and its Affiliates and Sublicensees. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

AstraZeneca UK LIMITED		IMPAX LABORATORIES, INC.

By:	/s/ William (Liam) McIlveen	By:	/s/ Larry Hsu
Name: William (Liam) McIlveen		Name: Larry Hsu
Title: Authorized Signatory		Title: President and Chief Executive Officer

[SIGNATURE PAGE TO DISTRIBUTION, LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT]